Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

by and among

INTERNATIONAL PAPER COMPANY,

INTERNATIONAL PAPER HOLDINGS (LUXEMBOURG) S.À.R.L,

ENGLISH OAK, LLC,

ABSORBENT FIBER BIDCO, INC.,

ABSORBENT FIBER ACQUISITIONS CANADA LTD.,

AND

ABSORBENT FIBER TOPCO, INC.

Dated as of August 20, 2025

Table of Contents
Page
Section 1.1    Sale and Purchase    2
Section 1.2    Closing    2
Section 1.3    Purchase Price Adjustment    3
Section 1.4    Withholding    7
ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS
Section 2.1    Organization and Good Standing    8
Section 2.2    Authorization    8
Section 2.3    Non-Contravention    8
Section 2.4    Capitalization; Title to Securities    9
Section 2.5    Subsidiaries; Ownership Interests    10
Section 2.6    Financial Statements    11
Section 2.7    No Undisclosed Liabilities    11
Section 2.8    Absence of Certain Changes    11
Section 2.9    Material Contracts    12
Section 2.10    Customers and Vendors    14
Section 2.11    Properties    15
Section 2.12    Intellectual Property; IT Systems; Data Security; Privacy    16
Section 2.13    Litigation    18
Section 2.14    Compliance with Laws; Licenses and Permits    19
Section 2.15    Environmental Matters    19
Section 2.16    Employees, Labor Matters, Etc.    20
Section 2.17    Employee Benefit Plans and Related Matters; ERISA    22
Section 2.18    Tax Matters    24
Section 2.19    Insurance    27
Section 2.20    Finders’ Fees    27
Section 2.21    Transactions with Affiliates    27
Section 2.22    Inventories    27
Section 2.23    Receivables    27
Section 2.25    State Aid    27
Section 2.24    No Other Representations and Warranties; Schedules    28
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER
Section 3.1    Organization    28
Section 3.2    Corporate and Governmental Authorization    28
Section 3.3    Non-Contravention    29
Section 3.4    Financing    29
Section 3.5    Solvency    30
Section 3.6    Purchase for Investment    30
Section 3.7    Litigation    31
1

Section 3.8    Finders’ Fees    31
Section 3.9    No Additional Representations; Inspection    31
ARTICLE 4

CERTAIN COVENANTS
Section 4.1    Conduct of the Business    32
Section 4.2    Access to Information; Confidentiality; Books and Records    35
Section 4.3    Governmental Approvals; Third-Party Consents    37
Section 4.4    Further Assurances    40
Section 4.5    Employees and Employee Benefits    40
Section 4.6    Pension and Savings Plan Transfers    46
Section 4.7    Public Announcements    50
Section 4.8    Release of Guarantees; Intercompany Accounts; Affiliate Arrangements    50
Section 4.9    Use of Seller Marks    50
Section 4.10    Director and Officer Indemnification    52
Section 4.11    R&W Policy    53
Section 4.12    Financing    53
Section 4.13    Financing Cooperation    55
Section 4.14    Title Insurance    58
Section 4.15    Non-Competition    58
Section 4.16    Insurance    60
Section 4.17    Exclusivity    62
Section 4.18    Release    62
Section 4.19    Litigation Support    64
Section 4.20    Data Room    64
Section 4.21    Resignation or Removal of Officers and Directors    64
Section 4.22    Preparation of Financial Statements    65
Section 4.23    Separation Steps    65
Section 4.24    Standup Costs    66
Section 4.25    CTO Facility Construction Costs    66
Section 4.26    Privacy    68
Section 4.27    Polish Real Estate Permit.    68
Section 4.28    Order in Council.    68
Section 4.29    SAP Reimbursement.    69
Section 4.30    Preferred Documentation.    69
ARTICLE 5

TAX MATTERS
Section 5.1    Seller Tax Indemnity    69
Section 5.2     Consolidated Tax Returns    69
Section 5.3    Post-Closing Actions    69
Section 5.4    Books and Records; Cooperation    69
Section 5.5    Transfer Taxes    70
Section 5.6    Additional Procedural Matters    70
2

Section 5.7    Purchase Price Allocation    70
Section 5.8    Certain Tax Elections    71
Section 5.9    Tax Matters Pertaining to Canada Holdco    71
Section 5.10    Tax Treatment of the Transaction    73
Section 5.11    Tax Treatment of Indemnity Payments    73
Section 5.12    IRS Form W-9    73
ARTICLE 6

CONDITIONS PRECEDENT
Section 6.1    Conditions to Obligations of Buyer and the Sellers    73
Section 6.2    Conditions to Obligations of Buyer    74
Section 6.3    Conditions to Obligations of the Sellers    75
ARTICLE 7

TERMINATION
Section 7.1    Termination    75
Section 7.2    Effect of Termination    76
Section 7.3    Termination Payment    77
ARTICLE 8 INDEMNIFICATION
Section 8.1    Environmental Indemnification    78
Section 8.2    Indemnification Claim Process    80
Section 8.3    Exclusive Remedy    81
Section 8.4    Mitigation; Insurance    81
Section 8.5    Witnesses, Documents and Cooperation in Proceedings    82
ARTICLE 9

MISCELLANEOUS
Section 9.1    No Survival    82
Section 9.2    Notices    82
Section 9.3    Amendment; Waivers, Etc.    83
Section 9.4    Expenses    83
Section 9.5    Successors and Assigns    83
Section 9.6    Entire Agreement    84
Section 9.7    Disclosure Schedules    84
Section 9.8    Severability    84
Section 9.9    Counterparts; Effectiveness; Third-Party Beneficiaries    84
Section 9.10    Specific Performance    85
Section 9.11    Attorney-Client Privilege and Conflict Waiver    85
Section 9.12    Governing Law, Etc.    86
Section 9.13    Non-Recourse    87
Section 9.14    Debt Financing Sources    88
Section 9.15 No Right of Set-Off    88
3

ARTICLE 10

DEFINITIONS
Section 10.1    Certain Terms    88
Section 10.2    Construction    114

Exhibit A:     Applicable Accounting Principles
Exhibit B:    Employee Transfer Agreement
Exhibit C:     Form of Poland Holdco Share Transfer Agreement
Exhibit D:     Asia Transfer Agreements
Exhibit E:    Separation Plan
Exhibit F:     Contribution Agreement
Exhibit G:    Transition Services Agreement
Exhibit H:    Canada Escrow Agreement
Exhibit I:    Seller Preferred Term Sheet
Exhibit J:    Temporary License Agreement
Exhibit K:    Temporary Occupancy Agreement
Exhibit L:    Pine Chemicals Agreement
Exhibit M:    SBSK Agreement

4

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT, dated as of August 20, 2025 (as may be amended, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is made by and among (a) Absorbent Fiber Topco, Inc., a Delaware corporation (“Parent”), (b) Absorbent Fiber Bidco, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Paper Acquisition US”), (c) Absorbent Fiber Acquisitions Canada Ltd., an Alberta corporation and a direct, wholly owned subsidiary of Paper Acquisition US (“Paper Acquisition Canada” and, together with Paper Acquisition US, collectively, “Buyer”), (d) International Paper Company, a New York corporation (“International Paper”), (e) International Paper Holdings (Luxembourg) S.à.r.l, a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, Rue Gabriel Lippmann, L-5365 Münsbach, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (the RCS – Registre de Commerce et des Sociétés, Luxembourg) under number B153184 (“IP Lux Holdings”), and (f) English Oak, LLC, a Delaware limited liability company (“English Oak” and, together with International Paper and IP Lux Holdings, collectively, the “Sellers”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 10.1.
R E C I T A L S:
WHEREAS, International Paper owns (a) all of the issued and outstanding equity interests (the “US Holdco Interests”) of GCF US Holdings LLC, a Delaware limited liability company (“US Holdco”), and (b) all of the issued and outstanding equity interests (the “HK Holdco Interests”) of GCF (Asia) Limited, a Hong Kong limited company (“HK Holdco”);
WHEREAS, IP Lux Holdings owns all of the issued and outstanding equity interests of International Paper Cellulose Fibers (Poland) sp. z o.o. (the “Poland Holdco Interests”), a limited liability company (spółka z ograniczoną odpowiedzialnością) organized and existing under the laws of the Republic of Poland, with its seat in Gdańsk (address: ul. Maszynowa 20, 80-298 Gdańsk, Poland), registered in the register of entrepreneurs of the National Court Register maintained by the District Court for Gdańsk – Północ in Gdańsk, VII Economic Division of the National Court Register under the KRS number 0000324652 (“Poland Holdco”);
WHEREAS, English Oak owns all of the issued and outstanding shares (the “Canada Holdco Interests” and, together with the US Holdco Interests, the HK Holdco Interests and the Poland Holdco Interests, the “Transferred Interests”) of International Paper Canada Pulp Holdings ULC, an unlimited liability company incorporated under the laws of the Province of Alberta (“Canada Holdco” and, together with US Holdco, HK Holdco and Poland Holdco, the “Transferred Companies”);
WHEREAS, certain Affiliates of International Paper have entered, or will enter at or prior to Closing, into the agreements listed on Exhibit D in substantially the forms provided to Buyer prior to the date hereof (the “Asia Transfer Agreements”), pursuant to which such Affiliates will transfer certain assets and liabilities related to the Business to HK Holdco or one of its Subsidiaries, on the terms and conditions set forth in the Asia Transfer Agreements (the “Asia Transfer”);
WHEREAS, immediately prior to the execution of this Agreement, International Paper and US Holdco entered into that certain Contribution Agreement, in the form attached hereto as Exhibit F (the “Contribution Agreement”), and effected the transactions thereunder in respect of the initial Closing (as defined in the Contribution Agreement), pursuant to which, International Paper has transferred or will

International Paper - Business Use

transfer, as applicable, the assets and liabilities of the Business to US Holdco, on the terms and conditions set forth in the Contribution Agreement (the “Contribution”);
WHEREAS, immediately prior to the Closing, the Transferred Companies and their respective Subsidiaries will collectively own and operate the Business;
WHEREAS, the Sellers wish to sell the Transferred Interests to Buyer, and Buyer wishes to purchase the Transferred Interests from the Sellers, on the terms and conditions set forth in this Agreement; and
WHEREAS, concurrently with the execution of this Agreement, the Sponsor is delivering to the Sellers (a) a limited guaranty, dated as of the date hereof (including all exhibits, schedules and annexes (in each case, if any) thereto, the “Limited Guaranty”), from AIPCF VIII Global Corp Holding LP, a Cayman Islands limited partnership (the “Sponsor”) in favor of International Paper with respect to the payment by Buyer of the Termination Payment in the circumstances in which it is payable hereunder and thereunder and certain other payments as contemplated hereunder and thereunder and (b) an equity commitment letter (including all exhibits, schedules and annexes (in each case, if any) thereto, the “Equity Commitment Letter”), by and between Buyer and the Sponsor, pursuant to which the Sponsor has committed to provide equity financing to Buyer, on the terms and subject to the conditions set forth therein (the “Equity Financing”).
NOW, THEREFORE, the parties agree as set forth herein:
Article 1

SALE AND PURCHASE OF SECURITIES
Section 1.1Sale and Purchase. Subject to the terms and conditions hereof, at the Closing, the applicable Sellers shall sell, assign, transfer, convey and deliver (a) the US Holdco Interests, HK Holdco Interests and the Poland Holdco Interests to Paper Acquisition US, and Paper Acquisition US shall purchase and accept the US Holdco Interests, HK Holdco Interests and Poland Holdco Interests from the applicable Sellers and (b) the Canada Holdco Interests to Paper Acquisition Canada, and Paper Acquisition Canada shall purchase and accept the Canada Holdco Interests from the applicable Sellers, in each case, free and clear of all Liens (other than restrictions on transfer arising under applicable state, provincial or federal securities Laws). For the avoidance of doubt, all payments in respect of the Estimated Aggregate Closing Purchase Price and Closing Purchase Price pursuant to this Article 1, or otherwise under this Agreement allocated to the Canada Holdco Interests, shall be made by or on behalf of Paper Acquisition Canada.
Section 1.2Closing. The closing of the sale and purchase of the Transferred Interests (the “Closing”) shall take place remotely by conference call and electronic exchange and delivery of signatures and documents (i.e., email of pdf documents) at 10:00 a.m., Eastern Time, on the date that is three (3) Business Days after the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by Buyer and International Paper. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”. Notwithstanding the foregoing, the Closing shall not occur (unless otherwise agreed to in writing by Buyer and International Paper) prior to the earlier of (x) a date during the Marketing Period specified by Buyer no fewer than three (3) Business Days’ notice to the Sellers (it being understood that such date may be conditioned upon the simultaneous completion of Buyer’s financing of the transactions contemplated by this Agreement) and (y) the third (3rd) Business Day immediately following the final day of the Marketing Period. On or prior to the Closing Date:
(a)the Sellers shall deliver, or cause to be delivered, to Buyer:

International Paper - Business Use

(i)duly executed counterparts of the Ancillary Agreements to which the Sellers or their Affiliates (including the Transferred Companies) are a party;
(ii)an assignment or such other transfer documentation as is reasonably required to transfer the Transferred Interests to Buyer free and clear of all Liens (other than restrictions on transfer arising under applicable state, provincial or federal securities) (including, to effect the transfer of the Poland Holdco Interests, a Share Transfer Agreement in substantially the form attached hereto as Exhibit C (the “Poland Holdco Share Transfer Agreement”));
(iii)the officer’s certificate required to be delivered pursuant to Section 6.2(e); and
(iv)written resignation letters, in a form and substance reasonably satisfactory to Buyer, duly executed by all directors, managers and officers (and equivalent positions), as applicable, of each Transferred Company and its Subsidiaries as requested by Buyer pursuant to Section 4.21;
(b)(i) Buyer shall pay to the Sellers, or the Sellers’ designee(s) on behalf of the Sellers, by wire transfer of immediately available funds to such account(s) designated by the Sellers at least two (2) Business Days prior to the Closing Date (the “Seller Designated Account(s)”), an amount in cash equal to the Estimated Closing Cash Purchase Price and (ii) Parent shall issue to International Paper, or its designee on behalf of International Paper, a number of duly authorized and validly issued, fully paid and nonassessable shares of Preferred Stock equal to the Stock Consideration.
(c)Buyer shall repay, or cause to be repaid, on behalf of the Transferred Companies and their respective Subsidiaries, by wire transfer of immediately available funds to the account(s) set forth in the applicable Payoff Letters, the amounts set forth on payoff letters delivered by the Sellers, drafts of which will be provided to Buyer no later than three (3) Business Days prior to the Closing Date (the “Payoff Letters”) in respect of the Indebtedness listed in Section 1.2(c) of the Disclosure Schedules (it being agreed that all Indebtedness not repaid pursuant to this Section 1.2(c) shall remain an obligation of the Transferred Companies or their respective Subsidiaries (as applicable) after the Closing).
(d)Buyer shall pay, or cause to be paid, on behalf of the Sellers, the Transferred Companies and any of their respective Subsidiaries (as applicable), the Estimated Closing Transaction Expenses by wire transfer of immediately available funds as directed by the Sellers.
(e)Parent shall file, or cause to be filed, the Certificate of Designation with the Secretary of State of the State of Delaware in accordance with the applicable Laws of the State of Delaware, and the Certificate of Designation shall be effective as of the Closing.
(f)Buyer shall deliver to the Sellers:
(i)duly executed counterparts of the Ancillary Agreements to which Buyer or its Affiliates are a party; and
(ii)the officer’s certificate required to be delivered pursuant to Section 6.3(c).
Section 1.3Purchase Price Adjustment.
(a)Pre-Closing Adjustment. At least three (3) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to Buyer a written statement (the “Estimated Closing Statement”), setting forth, with reasonable supporting detail and documentation with respect to the calculation of such amounts, the Sellers’:
(i)good faith estimate of the Closing Working Capital (“Estimated Closing Working Capital”);

International Paper - Business Use

(ii)good faith estimate of the Closing Indebtedness (“Estimated Closing Indebtedness”);
(iii)good faith estimate of the Closing Cash (“Estimated Closing Cash”);
(iv)good faith estimate of the Closing Transaction Expenses (“Estimated Closing Transaction Expenses”);
(v)good faith estimate of the Closing Environmental Credits (“Estimated Closing Environmental Credits”); and
(vi)calculation of the Estimated Aggregate Closing Purchase Price.
(vii)The Estimated Closing Statement, including each item set forth thereon, shall be prepared, determined and calculated in accordance with the terms of this Agreement and the accounting principles, practices and methodologies set forth in Exhibit A (the “Applicable Accounting Principles”). The Sellers (x) shall provide Buyer with a reasonable opportunity to review and comment on the Estimated Closing Statement, (y) make its Representatives reasonably available to Buyer to discuss the calculation of the Estimated Aggregate Closing Purchase Price (and the components thereof) and provide all supporting documentation reasonably requested by Buyer in connection with Buyer’s review of the Estimated Closing Statement, and (z) shall consider in good faith any such comments provided by Buyer at least one (1) Business Day prior to the Closing Date, provided that (i) no such comment (or failure to comment) shall prejudice or limit Buyer’s or Sellers’ rights pursuant to this Agreement and (ii) Sellers shall make the final determination of the amounts included in the Estimated Closing Statement for the purposes of this Section 1.3.
(b)Closing Statement. As soon as practicable, but no later than ninety (90) days following the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Sellers a written statement (the “Closing Statement”) setting forth, with reasonable supporting detail and documentation with respect to the calculation of such amounts, Buyer’s good faith determination of the:
(i)Closing Working Capital;
(ii)Closing Indebtedness;
(iii)Closing Cash;
(iv)Closing Transaction Expenses;
(v)Closing Environmental Credits; and
(vi)Closing Purchase Price.
(vii)The Closing Statement, including each item set forth thereon, shall be prepared, determined and calculated in accordance with the terms of this Agreement and the Applicable Accounting Principles.
(c)Dispute Notice. The Closing Statement and calculations of the Closing Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses, Closing Environmental Credits and Closing Purchase Price shall become final, binding and conclusive upon the parties hereto on the sixty-first (61st) day following the Sellers’ receipt of the Closing Statement, unless prior to such sixty-first (61st) day the Sellers deliver to Buyer a written notice (a “Dispute Notice”) disputing all or part of the proposed calculations set forth in the Closing Statement (each, a “Disputed Item”). The Dispute Notice shall include the amount in dispute for each Disputed Item and set forth in reasonable detail (to the extent

International Paper - Business Use

practicable) the nature of the Disputed Items and, to the extent known and practical, the reasonable details thereof and Sellers’ proposed resolution of each Disputed Item.
(d)Resolution Period. If the Sellers deliver a Dispute Notice pursuant to Section 1.3(c), then the Sellers and Buyer shall seek in good faith to resolve the Disputed Items during the thirty (30)-day period beginning on the date Buyer receives such Dispute Notice (the “Resolution Period”). If the Sellers and Buyer reach a written agreement with respect to any Disputed Items, such agreed amounts shall become final, binding and conclusive upon the parties hereto.
(e)Examination. Each of Buyer and Sellers shall, and shall cause their respective Affiliates (including with respect to Buyer, the Transferred Companies and their respective Subsidiaries following the Closing) and Representatives to, cooperate and assist, including by reasonably making available (to the extent reasonably requested) books, records, work papers and personnel (including those of Buyer’s and the Transferred Companies’ accountants and auditors, subject to execution of customary access letters as applicable) during normal business hours (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances), in (i) the preparation of the Closing Statement and the calculation and determination of the Closing Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses, Closing Environmental Credits and the Closing Purchase Price, (ii) the conduct of the Sellers’ review of the Closing Statement pursuant to this Section 1.3, including the preparation and review of any Dispute Notice, and (iii) the resolution of any Disputed Items; provided, however, that such cooperation and assistance does not unreasonably disrupt or interfere with the normal business operations of the Sellers, Parent, Buyer, the Transferred Companies, or their respective Subsidiaries.
(f)Independent Accountant. If Buyer and the Sellers are unable to resolve all Disputed Items during the Resolution Period, then within ten (10) days after the end of the Resolution Period, Buyer and the Sellers shall jointly engage and submit the unresolved Disputed Items for resolution to a nationally recognized, independent accounting firm reasonably acceptable to Buyer and the Sellers (the “Independent Accountant”). The parties agree to instruct the Independent Accountant to render a determination of the applicable unresolved Disputed Items within thirty (30) days after referral of the matter to such Independent Accountant (or such other time as the parties hereto shall agree in writing), which determination must be in writing and must set forth, in reasonable detail, the basis therefor. Buyer and the Sellers shall make reasonably available to the Independent Accountant all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable, subject to execution of customary access letters) and supporting documentation relating to the Closing Statement and the Dispute Notice, including the calculations of Closing Working Capital, Closing Cash, Closing Indebtedness, Closing Transaction Expenses, Closing Environmental Credits and the Closing Purchase Price, and any other items reasonably requested by the Independent Accountant; provided that (i) copies of all such materials are concurrently provided to the other party and (ii) the Sellers shall not be required to provide access to any Tax Return filed by any Seller or any of its Affiliates (or any related materials), Tax work papers or supporting documentation that in each case do not relate exclusively to the Transferred Companies or their respective Subsidiaries. The fees and disbursements of the Independent Accountant shall be borne by Buyer and the Sellers in the same proportion as the aggregate amount of the items remaining in dispute that are unsuccessfully disputed by Buyer and the Sellers (as determined by the Independent Accountant) bears to the total amount of the items remaining in dispute submitted to the Independent Accountant; provided that any upfront engagement fees due prior to the resolution of the dispute between the parties shall be initially borne fifty percent (50%) by the Sellers and fifty percent (50%) by Buyer. For example, if the unresolved Disputed Items submitted to the Independent Accountant amount to $1,000 and if the Sellers contest only $400 of the amount claimed by Buyer, and if the Independent Accountant ultimately resolves the dispute by awarding the Sellers $300 of the $400 contested, then the costs and expenses of the Independent Accountant will be allocated 75% (i.e. 300/400) to Buyer and 25% (i.e. 100/400) to the Sellers. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Accountant shall be borne by the party incurring such costs and expenses. The Sellers and Buyer shall jointly instruct the Independent Accountant that the Independent Accountant shall act solely as an accounting expert and not as an arbitrator or legal expert. The Independent Accountant’s decision shall be based solely on written submissions by the Sellers and Buyer and their respective Representatives and not by independent review and shall be final and binding on all of the parties, absent Fraud or

International Paper - Business Use

manifest error. The Independent Accountant shall (A) be bound by the provisions of this Section 1.3, (B) may not assign a value greater than the greatest value for such item claimed by Buyer or the Sellers or smaller than the smallest value for such items claimed by Buyer or the Sellers in the Closing Statement or Dispute Notice, respectively, (C) limit its decision to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and this Agreement, and (D) not make any other determination, including any determination as to whether the Target Closing Working Capital or any estimates on the Estimated Closing Statement are correct, adequate or sufficient. Neither Buyer nor the Sellers nor any of their respective Affiliates shall participate in any ex parte communications with the Independent Accountant.
(g)Final Adjustment. Within three (3) Business Days after the Closing Purchase Price and the components thereof are finally determined pursuant to this Section 1.3:
(i)if the Closing Purchase Price, as finally determined pursuant to this Section 1.3, is less than the Estimated Aggregate Closing Purchase Price, then the Sellers shall pay to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer at least two (2) Business Days in advance of such payment, an amount equal to the amount by which the Estimated Aggregate Closing Purchase Price exceeds the Closing Purchase Price, as finally determined pursuant to this Section 1.3; or
(ii)if the Closing Purchase Price, as finally determined pursuant to this Section 1.3, is greater than the Estimated Aggregate Closing Purchase Price, then Buyer shall pay, by wire transfer of immediately available funds to the Seller Designated Account(s) (or such other accounts as the Sellers shall designate in writing to Buyer at least two (2) Business Days in advance of such payment), an amount equal to the amount by which the Closing Purchase Price, as finally determined pursuant to this Section 1.3, exceeds the Estimated Aggregate Closing Purchase Price; provided that, for the avoidance of doubt, the portion, if any, of such excess that is allocated to the Canada Holdco Interests in accordance with Section 5.7 shall be subject to withholding in accordance with Section 5.9.
(h)Any amount paid pursuant to this Section 1.3(g) shall, except as otherwise required by applicable Law, be treated as an adjustment to the Closing Purchase Price for all applicable Tax reporting purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
(i)Exclusivity of Jurisdiction.
(i)For the sake of clarity, (x) any dispute between or among the parties hereto or any of their respective Affiliates concerning or affecting the calculation of the Closing Purchase Price (or any of the components thereof) (including whether any such items are being calculated in accordance with the defined terms thereof or the Applicable Accounting Principles and the meaning of any such terms or principles relevant to any such calculations) shall be subject to the process contemplated by this Section 1.3 and the exclusive jurisdiction of the Independent Accountant (and shall not be subject to the jurisdiction of any of the courts as contemplated by Section 9.12 hereof), (y) nor may any party assert or claim that the interpretation of any other provision of this Agreement must be interpreted by a court in accordance with Section 9.12 hereof before the Independent Accountant can finally determine any dispute regarding the calculation of the Closing Purchase Price (or any component thereof) in accordance with this Section 1.3 regarding any such calculation, and (z) if any party or any of its Affiliates files a claim in any court in violation of this Section 1.3(h), the other party(ies) shall be entitled to specific performance to enforce this Section 1.3(h) and require any such dispute by the parties to be resolved in accordance with the remainder of this Section 1.3.
(ii)Notwithstanding the foregoing, (A) in the event the parties reach final agreement on the matters contemplated by this Section 1.3 or the Independent Accountant reaches a final determination on such matters, nothing in this Section 1.3(h) shall prevent any party from seeking an order from a court in accordance with Section 9.10 to enforce such agreement or determination, and (B) nothing in this Section 1.3(h) shall prevent any party from filing one or

International Paper - Business Use

more claims in any court in accordance with Section 9.10 (1) seeking to enforce such party’s rights or any other party’s obligations under Section 1.3(g) or (2) seeking to enforce the procedural requirements (e.g., timing requirements or limits or informational rights or obligations) set forth in this Section 1.3.
Section 1.4Withholding. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under applicable Law. Prior to making any such deduction or withholding, Buyer shall (i) use reasonable best efforts to provide at least five (5) Business Days prior written notice of the amounts purportedly subject to deduction or withholding and to provide a reasonable opportunity to provide forms or other evidence that would exempt such amounts from such deduction or withholding and (ii) cooperate in good faith to minimize or eliminate any deduction or withholding that may be applied. Except with respect to amounts payable under this Agreement treated as compensation for U.S. Tax purposes or as required by a change in applicable Law, Buyer shall not deduct or withhold any amounts payable hereunder pursuant to U.S. federal Tax law if each Seller delivers to Buyer a properly completed IRS Form W-9 for such Seller or, if such Seller is disregarded as an entity separate from its owner, its regarded owner for U.S. federal income Tax purposes pursuant to Section 5.12. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and Buyer shall promptly furnish such Person with official receipts (or copies thereof) evidencing the payment of such withheld amounts to the appropriate Governmental Authority.
Article 2

REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Disclosure Schedules, the Sellers, severally and jointly, represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows (it being understood and agreed that, for purposes of this Article 2, the Asia Transfer and the Contribution shall be deemed to have occurred prior to the execution of this Agreement):
Section 2.1Organization and Good Standing.
(a)Each Seller and Transferred Company is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to use, own, lease and operate its material assets and properties and to carry on its business as presently conducted. Each Transferred Company is duly qualified, registered or licensed as a foreign corporation, limited liability company or other business form to do business and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified, registered or licensed and in good standing, except where the failure to be so qualified, registered or licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)The Sellers have heretofore delivered to Buyer true, correct and complete copies of the Organizational Documents of each Transferred Company.
Section 2.2Authorization.
(a)Each Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it will be a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which such Seller will be a party, the performance of such Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. Each Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each Ancillary Agreement to which it will be a party. Assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and

International Paper - Business Use

each such Ancillary Agreement to which such Seller will be a party, when so executed and delivered, will constitute, the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought (the “Enforceability Exceptions”).
(b)Assuming the truth and accuracy of Buyer’s representations and warranties contained in Section 3.2, each Seller’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it will be a party require no action by or in respect of, filing to be made with, notice to be given to, or approval to be obtained from, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, the Competition Act and the other Competition Laws of the jurisdictions set forth in Section 6.1(a) of the Disclosure Schedules, (ii) with respect to the Permits set forth on Section 2.2(b)(ii) of the Disclosure Schedules, and (iii) any actions or filings under Laws (other than Competition Laws of the jurisdictions set forth in Section 6.1(a) of the Disclosure Schedules) the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.3Non-Contravention. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which it will be a party does not and will not (a)  breach any provision of the Organizational Documents of such Seller, the Transferred Companies or any of their respective Subsidiaries, (b) assuming compliance with the matters referred to in Section 2.2, violate any applicable Law, (c) require any consent of or other action by any Person under, constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, cause or give rise to any right of termination, modification, cancellation or acceleration under, result in the loss of any benefit to which the Transferred Companies or any of their respective Subsidiaries may be entitled under, or require any payments under, any provision of any Material Contract, Real Property Lease or any Permit that is material to the operations of the Business taken as a whole, or (d) except as expressly contemplated by this Agreement, result (with or without notice or lapse of time or both) in the creation or imposition of any Lien on any asset or property of the Transferred Companies or any of their respective Subsidiaries, except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.4Capitalization; Title to Transferred Interests.
(a)Section 2.4(a) of the Disclosure Schedules sets forth (i) the legal name, corporate form and the date and jurisdiction of incorporation or organization of each Transferred Company, (ii) each beneficial and legal holder of the Equity Interests in such Transferred Company, and (iii) for each such holder, the number (and the ownership percentage), class, series and type of the outstanding Equity Interests of such Transferred Company held by such holder.
(b)All of the issued and outstanding Equity Interests of the Transferred Companies have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Transferred Interests, there are no issued or outstanding Equity Interests of any Transferred Company. The Sellers own all of the Transferred Interests, beneficially and of record, free and clear of all Liens, any preemptive rights, any subscription rights, any rights of first refusal or any other similar rights or restrictions arising under applicable Law, Contract or otherwise (other than restrictions on transfer arising under applicable Laws relating to the regulation of securities or the Organizational Documents of the Transferred Companies), and the Transferred Interests were issued in material compliance with the applicable Organizational Documents of the Transferred Companies and all applicable Laws (or exemptions therefrom).
(c)Except for this Agreement and as set forth in Section 2.4(a) and Section 2.5(a) of the Disclosure Schedules, there are no outstanding (i) voting or Equity Interests in the Transferred Companies or any of their respective Subsidiaries, (ii) securities of the Transferred Companies or any of their respective Subsidiaries convertible into or exercisable or exchangeable for voting or Equity Interests in the Transferred Companies or any of their respective Subsidiaries, (iii) (A) options, preemptive rights or

International Paper - Business Use

other rights or agreements, commitments or understandings (contingent or otherwise) of any kind to acquire from the Transferred Companies or any of their respective Subsidiaries, or (B) other obligation (contingent or otherwise) of the Sellers, the Transferred Companies or any of their respective Subsidiaries to issue, transfer or sell any voting or Equity Interests, or securities convertible into or exercisable or exchangeable for voting or Equity Interests, in the Transferred Companies or any of their respective Subsidiaries, (iv) any interest in the profits of any Transferred Company or any of its Subsidiaries or compensatory equity options, restricted equity interests, equity appreciation rights, performance units or interests, contingent value rights, “phantom stock” or similar securities or rights that are derivative of the value or price of any membership or other Equity Interests of any Transferred Company or any of its Subsidiaries, (v) voting trusts, proxies or other similar agreements or understandings to which the Sellers, the Transferred Companies or any of their respective Subsidiaries is a party or by which the Sellers, the Transferred Companies or any of their respective Subsidiaries is bound with respect to the voting of voting or Equity Interests in the Transferred Companies or any of their respective Subsidiaries, (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any voting or Equity Interests in the Transferred Companies or any of their respective Subsidiaries (the items in clauses (i) through (v) being referred to collectively as the “Transferred Company Group Securities”), or (vii) obligations of any Transferred Companies or any of their respective Subsidiaries to repurchase, redeem, issue, purchase, register for sale, dispose of, redeem or allot or otherwise acquire any Transferred Company Group Securities. No Transferred Company is bound by any commitment or obligation (contingent or otherwise) to make any capital contributions or loans to, or investments in, any Person, other than another Transferred Company or its Subsidiary. The Transferred Interests are not certificated.
(d)Except as set forth in Sections 2.4 and 2.5 of the Disclosure Schedules, there are no authorized or outstanding bonds, debentures, notes, indebtedness or other securities under which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of the Transferred Companies or any of their respective Subsidiaries on any matter.
Section 2.5Subsidiaries; Ownership Interests.
(a)Section 2.5(a) of the Disclosure Schedules sets forth (i) the legal name, corporate form and the date and jurisdiction of incorporation or organization of each Subsidiary of each Transferred Company, (ii) each beneficial and legal holder of the Equity Interests in such Subsidiary, and (iii) for each such holder, the number (and the ownership percentage), class, series and type of the outstanding Equity Interests of such Subsidiary held by such holder.
(b)All of the issued and outstanding Equity Interests of each Subsidiary of the Transferred Companies are, directly or indirectly, owned by the Transferred Companies free and clear of all Liens, any preemptive rights, any subscription rights, any rights of first refusal or any other similar rights or restrictions arising under applicable Law, Contract or otherwise (other than restrictions on transfer arising under applicable Laws relating to the regulation of securities), and such Equity Interests were issued in material compliance with the applicable Organizational Documents of such Subsidiary and all applicable Laws (or exemptions therefrom).
(c)Each Subsidiary of the Transferred Companies is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to use, own, lease and operate its assets and properties and to carry on its business as presently conducted. Each Subsidiary of the Transferred Companies is duly qualified, registered, or licensed as a foreign corporation, limited liability company, unlimited liability company or other business form to do business and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified, registered or licensed and in good standing, except where the failure to be so qualified, registered or licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)Except as set forth in Section 2.5(d) of the Disclosure Schedules, none of the Transferred Companies nor any of their respective Subsidiaries (i) owns or controls any voting or Equity Interests in

International Paper - Business Use

(including any securities exercisable or exchangeable for or convertible into voting or Equity Interests in) any other Person, or (ii) is a member of or participant in any partnership, joint venture or similar relationship with any other Person. There are no contractual obligations (contingent or otherwise) of any Subsidiary of any Transferred Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than a Transferred Company or any other Subsidiary of a Transferred Company.
(e)The Sellers have heretofore delivered to Buyer true, correct and complete copies of the Organizational Documents of each Subsidiary of each Transferred Company.
Section 2.6Financial Statements.
(a)The Sellers have delivered to Buyer copies of the following financial statements (the “Financial Statements”): (x) the audited combined balance sheets of the Business as of December 31, 2024 (the “Reference Date”) and December 31, 2023 and (y) the related statements of comprehensive income, cash flows and changes in equity for the fiscal years ended as of December 31, 2024, December 31, 2023 and December 31, 2022.
(b)The Financial Statements have been derived from the books and records of International Paper and fairly present in all material aspects the financial condition and results of operations of the Business, the Transferred Companies and their respective Subsidiaries as of the respective dates thereof and for the respective periods covered therein in accordance with United States generally accepted accounting principles (“GAAP”), in each case except that (i) the Financial Statements lack footnote disclosures and other presentation items otherwise required by GAAP and (ii) throughout the periods covered by the Financial Statements, the Transferred Companies have not been operated as separate stand-alone entities or businesses of International Paper, and instead, the balance sheet and results of operations of the Transferred Companies have been reported within the consolidated financial statements of International Paper and its applicable Affiliates and stand-alone financial statements have not historically been prepared for the Transferred Companies and, accordingly, (A) the Financial Statements contain certain allocations among the Transferred Companies and International Paper and (B) the Financial Statements are not necessarily indicative of what the financial position and results of operations of the Transferred Companies had they been reported on a stand-alone basis.
Section 2.7No Undisclosed Liabilities. The Transferred Companies and their respective Subsidiaries do not have any Liability, except for Liabilities (i) disclosed, reflected or reserved for in the Financial Statements (or notes thereto), (ii) arising since the Reference Date in the ordinary course of business (it being understood that in no event shall any Liability resulting from tortious conduct, violation of Law, breach of Contract or infringement of Intellectual Property be deemed to have been incurred in the ordinary course of business consistent with past practice), (iii) incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (iv) with respect to Taxes or (v) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as shall be taken into account in the Closing Purchase Price as finally determined in accordance with Section 1.3, there will be no Indebtedness or unpaid Closing Transaction Expenses as of the Measurement Time.
Section 2.8Absence of Certain Changes. Since the Reference Date, except as expressly contemplated by the Asia Transfer, the Contribution or the other transactions contemplated by this Agreement, (a) there has been no Material Adverse Effect or any event, occurrence, change, state of circumstances or facts that, individually or in the aggregate would reasonably be expected to have an Material Adverse Effect, (b) no event or action has occurred (or has failed to occur, as applicable) that would require the consent of Buyer, pursuant to Section 4.1, if such event or action occurred or failed to occur, as applicable, during the Pre-Closing Period and (c) the business of each of the Transferred

International Paper - Business Use

Companies and their respective Subsidiaries has been conducted in all material respects in the ordinary course of business substantially consistent with past practices.
Section 2.9Material Contracts.
(a)Section 2.9(a) of the Disclosure Schedules lists, as of the date hereof, the following Contracts (together with all amendments, restatements, modifications and supplements thereto) (each such Contract listed or required to be listed, collectively, the “Material Contracts”), except for this Agreement, to which (x) a Transferred Company or any of its Subsidiaries is a party as of the date of this Agreement or (y) to the extent a Contract is primarily used in the conduct of the Business, any member of the Seller Group is a party:
(i)any Contract with any Top Customer or Top Supplier;
(ii)any Contract relating to Indebtedness for borrowed money or any letter of credit (whether drawn or undrawn), in each case, in excess of $1,000,000;
(iii)(A) any partnership, joint venture, limited liability company agreement, or other similar Contract relating to the formation, creation, operation, management, or control of any material joint venture or similar co-investment arrangement between any Transferred Company or any of its Subsidiaries and any other Person, and (B) any Contract that provides for, relates to or involves any sharing of revenues, profits or losses of the Business or by any Transferred Company or any of its Subsidiaries with one or more Persons;
(iv)any Contract for the acquisition or disposition of any business, Equity Interests or assets of or by the Business, the Transferred Companies or any of their respective Subsidiaries (whether by merger, sale of equity interests, sale of assets or otherwise), in each case, since January 1, 2023, (x) with a purchase price in excess of $10,000,000 or (y) pursuant to which the Business, any Transferred Company or any of its Subsidiaries has remaining material obligations;
(v)any Contract granting any Person an option or a right of first refusal or first offer or similar preferential right to purchase or acquire (x) any Equity Interest of any Transferred Company or any of its Subsidiaries, other than their Organizational Documents, or (y) any asset of the Business, any Transferred Company or any of its Subsidiaries;
(vi)any Contract involving interest rate or foreign currency swaps, commodity swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless of whether entered into for purposes of hedging, investment or otherwise;
(vii)any Contract that includes any (x) “most favored nations”, exclusive dealing or minimum purchase or sale terms and conditions, or (y) “take or pay” obligations, arrangement or requirements to purchase substantially all of the output or production of a particular supplier, in each case, that would reasonably be expected to result in aggregate payments to or by any Transferred Company or its Subsidiaries of at least $1,000,000 in any twelve (12)-month period;
(viii)any Contract that (A) materially limits or purports to limit the freedom of the Transferred Companies or their respective Subsidiaries to (x) compete or engage in any line of business or with any Person or in any geographic area, (y) develop, market or distribute product or services in any geographic area or with or to any Person, or (z) would limit the freedom of Buyer or its Affiliates or the Transferred Companies or their respective Subsidiaries after the Closing in a manner described in clauses (x) or (y), (B) contains material exclusivity obligations or restrictions or other similar obligations binding on the Transferred Companies or their respective Subsidiaries or (C) that limits any Transferred Company or any of its Subsidiaries or any successor thereto from soliciting the employees, suppliers or customers of any third party (other than as restricted by (x) mutual employee non-solicitation covenants set forth in commercial contracts entered into in the ordinary course of business or (y) mutual employee non-solicit or non-hire restrictions entered into in confidentiality agreements or otherwise in the ordinary course of business);

International Paper - Business Use

(ix) any Contract (other than purchase orders, work orders and similar instruments) for the purchase or sale of materials, supplies, goods, services or other assets under which the Business, any Transferred Company or any of its Subsidiaries has made aggregate payments in excess of $5,000,000 during the twelve (12)-month period ending on the Reference Date;
(x)any sales, distribution, agency or other similar Contract (A) providing for the sale by the Business, any Transferred Company or any of its Subsidiaries of materials, supplies, goods, services or other assets under which the Business, any Transferred Company or any of its Subsidiaries has received aggregate payments in excess of $20,000,000 during the twelve (12)-month period ending on the Reference Date and (B) that cannot be terminated by such Transferred Company or its Subsidiaries without cause on thirty (30) days’ notice or less;
(xi)any Contract material to the conduct of the Business pursuant to which the Business, any Transferred Company or its Subsidiaries (A) receives a license to use, or a covenant not to be sued under, any material Intellectual Property, other than licenses of widely commercially and generally available software (including “shrink-wrap,” “click-through,” or “off-the-shelf” software licenses) for which the Business, such Transferred Companies or their respective Subsidiaries, as applicable, pay less than $250,000 in annual fees or (B) grants any other Person a license to use, or covenant not to be sued under, any Intellectual Property (in each case of clause (B), other than non-exclusive licenses granted to or from customers, suppliers, distributors or manufacturers in the ordinary course of business where the grant of rights to use any such Intellectual Property is incidental, and not material to, any performance under each such Contract);
(xii)any Labor Contract;
(xiii)any material Contract with a Governmental Authority, a local power authority or power utilities relating to the Business;
(xiv)any (A) employment or service Contract with any Key Employee and (B) any Contract providing for severance, change-in-control, retention transaction or other similar payments to any Business Employee or Former Business Employee;
(xv)any Contract involving a remaining commitment by a Transferred Company or its Subsidiaries to pay any individual capital expenditure or series of related capital expenditures in excess of $5,000,000;
(xvi)any Contract, imposing any material Lien, other than Permitted Liens, on any material assets or properties of the Business, any Transferred Company or any of its Subsidiaries, including the Owned Real Property;
(xvii)any Contract that relates to the future acquisition or sale of any interest in real property, including the Owned Real Property, or the granting of any right of first offer, right of first refusal, or other option to purchase or sell any interest in real property;
(xviii)any Real Property Lease pursuant to which a Transferred Company or any of its Subsidiaries is a tenant as of the date of this Agreement, except for any Real Property Lease for which the aggregate annual rent payments do not exceed $1,000,000 (each a “Material Real Property Lease”);
(xix)any Contract providing for indemnification by the Business, any Transferred Company or any of its Subsidiaries reasonably expected to exceed $250,000, other than indemnification obligations entered into with commercial counterparties in the ordinary course of business; and
(xx)any settlement Contract relating to any Litigation against or relating to the Business, any Transferred Company or any of its Subsidiaries that (A) requires any Transferred Company or any of its Subsidiaries to pay an amount in excess of $250,000 after the date of this

International Paper - Business Use

Agreement or (B) would reasonably be expected to impose any ongoing obligations or restrictions on any Transferred Company or any of its Subsidiaries or the Business after the date of this Agreement (excluding any customary confidentiality or non-disparagement restrictions).
(b)Each Material Contract is a valid and binding agreement of a member of the Seller Group, the Transferred Companies or their respective Subsidiaries, as applicable (subject to the Enforceability Exceptions) and is in full force and effect, and no member of the Seller Group, Transferred Companies, any of their respective Subsidiaries or, to the Knowledge of the Sellers, any other party thereto is in default or breach in any material respect under the terms of, or has provided or received any notice of any intention to terminate or adversely modify in any material respect, any such Material Contract, and, to the Knowledge of the Sellers, no event or circumstance has occurred that would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any material right or obligation or the loss of any material benefit thereunder, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Prior to the date hereof, the Sellers have made available to Buyer a true, correct and complete copy of each Material Contract.
Section 2.10Customers and Vendors.
(a)Section 2.10(a) of the Disclosure Schedules sets forth a list of the ten (10) largest customers of the Business in terms of revenue as of the 12-month period ending on the Reference Date (“Top Customers”). No member of the Seller Group, the Transferred Companies or any of their Subsidiaries have received any written notice, nor do the Sellers have Knowledge, that any Top Customer (i) will cease doing business with any Transferred Company or any of its Subsidiaries, or (ii) intends to materially decrease the volume of, or materially adversely change, adjust, alter or modify any of the material terms (whether related to payment, price or otherwise) with respect to, utilizing the goods and services of the Business, the Transferred Companies or any of their respective Subsidiaries (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).
(b)Section 2.10(b) of the Disclosure Schedules sets forth a list of the top ten (10) suppliers and vendors of the Business in terms of expenditures for the 12-month period ending on the Reference Date (“Top Suppliers”). No member of the Seller Group, the Transferred Companies or any of their Subsidiaries have received any written notice, nor do the Sellers have Knowledge, that any Top Supplier (i) will cease doing business with any Transferred Company or any of its Subsidiaries, or (ii) intends to materially decrease the volume of, or materially adversely change, adjust, alter or modify any of the material terms (whether related to payment, price or otherwise) with respect to, the supply of goods or services to the Business, the Transferred Companies or any of their respective Subsidiaries (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).
Section 2.11Properties.
(a)Owned Real Property. Section 2.11(a) of the Disclosure Schedules lists all real property (by name and address or legal description) that is owned by a Transferred Company or any of its Subsidiaries or that is primarily used in the Business (the “Owned Real Property”). Except as set forth in Section 2.11(a) of the Disclosure Schedules, no Transferred Company nor any of its Subsidiaries owns or is subject to any agreement or option to own a fee simple interest, legally or beneficially, in any real property in Canada. Except as would not reasonably be expected to materially impair, and would not materially impair, the value of the property to which they relate or the present use, occupancy, and/or operation of such property, individually or in the aggregate, (i) a Transferred Company or one of its Subsidiaries has, or, prior to the Closing, will have, good, valid and marketable title to the Owned Real Property which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens; (ii) there are no existing, pending or, to the Knowledge of the Sellers, threatened expropriation, condemnation, eminent domain or similar proceedings affecting any of the Owned Real Property; (iii) except as set forth in Section 2.11(a) of the Disclosure Schedules, no member of the Seller Group, Transferred Company nor any of their Subsidiaries has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof (any such lease or grant, a “Third-Party Lease”); (iv) the Sellers have made available to Buyer a true and complete copy of each Third-Party Lease; (v) other than the right of Buyer pursuant to this Agreement, there are no outstanding options,

International Paper - Business Use

rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein; and (vi) the Owned Real Property is in compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Owned Real Property.
(b)Leased Real Property. Section 2.11(b) of the Disclosure Schedules lists all leases, subleases, licenses or other occupancies (the “Real Property Leases”) to which (x) a Transferred Company or any of its Subsidiaries is a party as tenant for real property or (y) a member of the Seller Group is a party as a tenant for real property that is primarily used in the Business (the “Leased Real Property”). Except as would not reasonably be expected to materially impair, and would not materially impair, the present use, occupancy and/or operation of such property, individually or in the aggregate, (i) a Transferred Company or one of its Subsidiaries has, or, prior to Closing, will have, a valid leasehold interest in each real property subject to a Real Property Lease, free and clear of all Liens, other than Permitted Liens; (ii) each Real Property Lease under which a member of the Seller Group, Transferred Company or any of their Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect (subject to the Enforceability Exceptions); (iii) no member of the Seller Group, Transferred Company nor any of its Subsidiaries has violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Real Property Lease; (iv) there are no existing, pending or, to the Knowledge of the Sellers, threatened expropriation, condemnation, eminent domain or similar proceedings, litigation, claims, actions, suits, proceedings, arbitrations, investigations or administrative actions affecting any of the Leased Real Property; (v) to the Knowledge of the Sellers, the Seller Group, the Transferred Companies and their Subsidiaries have performed in all material respects all material obligations required to be performed by them under the Real Property Leases; (vi) there are no written or oral subleases, licenses, concessions or other contracts granting to any Person other than a Transferred Company or its Subsidiaries the right to use or occupy any Leased Real Property or any portion thereof; (vii) the current uses of the Leased Real Property and the buildings, structures, facilities, fixtures or other improvements thereon, are permitted under current zoning and land use regulations, and any administrative, occupational safety and health or other applicable law, in each case, in any material respect (whether or not permitted on the basis of nonconforming use, waiver or variance), and (viii) no Transferred Company, nor any Subsidiary thereof, has made application for any variance or amendment to zoning by-laws or official plans in respect of the Leased Real Property and the Sellers have no knowledge of any proposed or pending changes to any zoning regulation or official plan affecting the Leased Real Property which would materially impact the current uses of such Leased Real Property.
(c)Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a Transferred Company or one of its Subsidiaries has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease or similar contractual arrangement, all material machinery, equipment and other tangible personal property presently being used or held for use in the Business, except for inventory sold in the ordinary course of business, and in each case, free and clear of any Liens, other than Permitted Liens. Such machinery, equipment and other tangible personal property, are in all material respects: good operating condition and repair (ordinary wear and tear excepted) and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for their present uses.
(d)Sufficiency of Assets. As of immediately following the Closing, taking into account the Transition Services Agreement and other Ancillary Agreements and any Casualty Cash, the Transferred Companies and their respective Subsidiaries will hold, own, lease or otherwise have the right to use all assets and properties primarily related to or used in connection with the Business (including, all Material Contracts, Material Permits, Owned Real Property and Leased Real Property) and such assets and properties will be sufficient for the continued conduct and operation of the Business in substantially the same manner as presently conducted.
(e)No Transferred Company or any of its Subsidiaries owns or holds a right of perpetual usufruct to any agricultural land in Poland or any property in Poland located within the boundaries of ports or marinas.

International Paper - Business Use

Section 2.12Intellectual Property; IT Systems; Data Security; Privacy.
(a)Section 2.12(a) of the Disclosure Schedules lists, as of the date hereof, all applications and registrations or issuances for Marks, copyrights, domain names and patents that are included in the Owned Intellectual Property (collectively, the “Registered Intellectual Property”). Except as it has not had, or would not reasonably be expected to be material to the Business, taken as a whole (i) all application, registration, maintenance and renewal fees applicable to the Registered Intellectual Property that are currently due have been paid and all documents and certificates related to the Registered Intellectual Property have been filed with the relevant Governmental Authority in each applicable jurisdiction for purposes of maintaining such items, and (ii) to the Knowledge of the Sellers, the Owned Intellectual Property is valid, subsisting and enforceable, and none of the Owned Intellectual Property, has been adjudged invalid or unenforceable in whole or part.
(b)Except as would not reasonably be expected to be material to the operations of the Business, taken as a whole, the Transferred Companies and their respective Subsidiaries are, or will be as of the Closing, the sole and exclusive owners of all of the Owned Intellectual Property and hold all right, title and interest in and to such Owned Intellectual Property and their respective rights under any and all Licensed Intellectual Property, in each case, free and clear of any and all Liens, other than Permitted Liens. The Owned Intellectual Property, the Licensed Intellectual Property and the Intellectual Property made available pursuant to the Intellectual Property License Agreements or other Ancillary Agreements constitute all Intellectual Property used or held for use in, or otherwise necessary for, the continued conduct and operation of the Business in substantially the same manner as presently conducted. Subject to Section 5.02 (Wrong Pockets) of the Contribution Agreement, immediately following the Closing, none of the Sellers nor any of their respective Affiliates will own any Intellectual Property (other than Intellectual Property made available pursuant to the Intellectual Property License Agreements or other Ancillary Agreement) used or held for use in, or otherwise necessary for the continued conduct and operation of the Business in substantially the same manner as presently conducted. There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property that would be material to the operations of the Business, taken as a whole. Except as would not reasonably be expected to be material to the operations of the Business, taken as a whole, the consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any Owned Intellectual Property or, to the Knowledge of the Sellers, the rights of any of the Transferred Companies or their respective Subsidiaries in any Licensed Intellectual Property, or (ii) to the Knowledge of the Sellers, impair the right of Buyer or its Affiliates to develop, use, sell, license or otherwise dispose of, or to bring any action for the infringement, misappropriation or other violation of, any Owned Intellectual Property. Except as would not reasonably be expected to be material to the operations of the Business, taken as a whole, (x) no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop, create or reduce to practice, in whole or in part, any Owned Intellectual Property and (y) no Governmental Authority owns or otherwise holds, or has the right to obtain, any right to any Owned Intellectual Property.
(c)(i) The Transferred Companies and their respective Subsidiaries, and the conduct of the Business as currently conducted and formerly conducted since January 1, 2022 (and, solely with respect to Patents, since January 1, 2019) have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property of any other Person, (ii) there is no pending or threatened Litigation against the Transferred Companies or any of their respective Subsidiaries alleging any such infringement, violation or misappropriation, (iii) to the Knowledge of the Sellers, no Person has infringed, misappropriated or otherwise violated since January 1, 2022 (and, solely with respect to Patents, since January 1, 2019), or is currently infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property. There is no pending or, to the Knowledge of the Sellers, threatened Litigation (A) based upon, or challenging or seeking to deny or restrict the validity, enforceability, registrability or ownership of, any of the Owned Intellectual Property or any of the Transferred Companies’ or any of their respective Subsidiaries’ rights in any Licensed Intellectual Property or (B) by the Transferred Companies, any of their respective Subsidiaries or any other Person alleging any infringement, misappropriation or violation by any Person of any of the Owned Intellectual Property.

International Paper - Business Use

(d)The members of the Seller Group and the Transferred Companies and their respective Subsidiaries have taken commercially reasonable actions to maintain, protect and enforce their respective rights in the Owned Intellectual Property and Licensed Intellectual Property, including such steps as necessary to preserve the secrecy of all trade secrets and other confidential information that are Owned Intellectual Property, and no such trade secrets or other confidential information have been disclosed other than to employees, consultants, Representatives, agents, service providers or customers of the Seller Group and the Transferred Companies and their respective Subsidiaries, all of whom are bound by valid, binding and enforceable written confidentiality or non-disclosure agreements (or by comparable professional obligations of confidentiality).
(e)Except as would not reasonably be expected to be material to the operations of the Business, taken as a whole, a member of the Seller Group, a Transferred Company or any of its Subsidiaries has entered into binding written agreements with every past and current employee and independent contractor that has participated in the development of any material Owned Intellectual Property, as applicable, whereby such employees and independent contractors presently assign to such member of the Seller Group, Transferred Company or Subsidiary, as applicable, all right, title and interest they may have in, to or under any such Intellectual Property.
(f)The Business IT Systems are functional in all material respects and operate and perform in accordance with their documentation and functional specifications, subject to ordinary course maintenance and support. Except as would not reasonably be expected to be material to the operations of the Business, taken as a whole (i) the Transferred Companies and their respective Subsidiaries (and, to the extent relating to the Business, the Sellers and their respective Affiliates) have implemented and maintained commercially reasonable data security policies and procedures and otherwise taken commercially reasonable actions to monitor, maintain and protect the confidentiality, integrity, continuous operation, redundancy and security of any and all Business IT Systems, and, to the extent relating to the Business, all information (including Personal Information) and transactions stored or contained therein or transmitted thereby (“Business Data”), including against any breach or unauthorized use, access, exfiltration, destruction, alteration, disclosure, loss, theft, interruption, modification or corruption, thereof (each, a “Data Breach”) and (ii) to the extent relating to the Business, there has been no Data Breach relating to any such Business IT Systems or Business Data (or any other data of the Business stored or contained in or transferred by any other IT Systems of the Seller Group used or held for use in the Business). None of the Sellers nor any of their respective Affiliates have been notified of any such Data Breach. To the Knowledge of the Sellers, none of the Business IT Systems contains any malware or any other code intended to disrupt, disable, or harm the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed.
(g)Neither the Transferred Companies nor any of their respective Subsidiaries (nor, to the extent relating to the Business, any of the Sellers or their respective Affiliates), since January 1, 2022, have (i) received any written notice from any Governmental Authority or other Person alleging violation of any Applicable Data Protection Requirements and there is no pending investigation by any Governmental Authority of, and no pending or threatened Litigation against, the Transferred Companies or any of their respective Subsidiaries (or, to the extent relating to the Business, any of the Sellers or their respective Affiliates) relating to such requirements and (ii) been required under any Applicable Data Protection Requirements to provide any notice to any Governmental Authority or other Person in connection with any Data Breach. The Transferred Companies and their respective Subsidiaries (and, to the extent relating to the Business, the Sellers and their respective Affiliates) have, at all times complied in all material respects, and are currently in compliance in all material respects, with all Applicable Data Protection Requirements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not breach, in any material respect, any Applicable Data Protection Requirements.
Section 2.13Litigation.
(a)There is no, and, since January 1, 2023, there has been no, Litigation pending or, to the Knowledge of the Sellers, threatened against the Business, any of the Transferred Companies or any of their respective Subsidiaries before (or, in the case of threatened Litigation, that would be before) any Governmental Authority arising out of, relating to or involving the Business or the transactions

International Paper - Business Use

contemplated by this Agreement. To the Knowledge of the Sellers, no event has occurred and no circumstances exist that may reasonably give rise to, or serve as a basis for, any such Litigation.
(b)There is no, and, since January 1, 2023, there has been no, orders, writs, injunctions, or decrees issued by any Governmental Authority against any of the Transferred Companies or their respective Subsidiaries except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and there are no unsatisfied judgments, penalties or awards against or affecting the Business, any Transferred Company or any of its Subsidiaries or any of their respective properties or assets.
Section 2.14Compliance with Laws; Licenses and Permits.
(a)The Business is, and since January 1, 2023 has been, operated in compliance with applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders, directives and decrees (“Laws”) and, to the Knowledge of the Sellers, neither the Transferred Companies nor any of their respective Subsidiaries is under investigation with respect to any violation of any applicable Laws by any Governmental Authority, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Section 2.14(b) of the Disclosure Schedules sets forth each material Permit (together with the name of the Governmental Authority issuing such Permit and the Business facility with respect to which such Permit has been issued) required for or used (x) in the operation or conduct of the Business or (y) by the Transferred Companies and their respective Subsidiaries to conduct their respective businesses, in each case, in substantially the same manner as conducted in the last 12 months prior to the Closing Date (the “Material Permits”). The Material Permits are valid and in full force and effect, and neither the Transferred Companies nor any of their respective Subsidiaries or, to the Knowledge of the Sellers, any other party is in default under the Material Permits and no action for the suspension, cancellation, modification, revocation or nonrenewal of any such Material Permit is pending or, to the Knowledge of the Sellers, threatened, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 2.14(b) of the Disclosure Schedules, none of the Permits will be terminated or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.
Section 2.15Environmental Matters.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)The Business, the Transferred Companies and their respective Subsidiaries are, and since January 1, 2023 have been, in compliance with all applicable Environmental Laws;
(ii)the Transferred Companies and their respective Subsidiaries are in possession of, and in compliance with, all Environmental Permits and, to the Knowledge of the Sellers, there are no existing conditions, events or circumstances that would reasonably be expected to result in the revocation, modification or non-renewal of such Environmental Permits;
(iii)since January 1, 2023, neither the Transferred Companies nor any of their respective Subsidiaries has received from any Governmental Authority any notice of violation or Liability under any Environmental Law, other than any such violation or Liability that has been resolved;
(iv)as of the date hereof, no Litigation is pending or, to the Knowledge of the Sellers, threatened against any of the Transferred Companies or any of their respective Subsidiaries arising under any Environmental Law; and
(v)there has been no Release of Hazardous Substances at, under or from the Owned Real Property, the real property subject to a Real Property Lease, or any other property or facility currently, or to the Knowledge of the Sellers, formerly owned, leased or operated by the

International Paper - Business Use

Business, the Transferred Companies, any of their respective Subsidiaries or any of their respective predecessors, or at any other locations where any Hazardous Substances were generated, manufactured, treated, transferred, stored, produced, imported, used, processed or disposed of by the Business, the Transferred Companies, any of their respective Subsidiaries or any of their respective predecessors, which, in each case, is reasonably expected to require investigation or remediation by, or impose liabilities or obligations on, the Transferred Companies or any of their respective Subsidiaries under applicable Environmental Laws.
(b)Except as has been made available to Buyer prior to the date hereof, there is no material environmental investigation, study, audit, test, review, analysis or other report in the possession or control of the Transferred Companies or any of their respective Subsidiaries that relates to the Business, the Transferred Companies or any of their respective Subsidiaries (or any of their respective predecessors) or any property or facility now owned, leased or operated by the Business, the Transferred Companies or any of their respective Subsidiaries.
(c)Except as would not reasonably be expected to result in a material Liability to the Business, taken as a whole, the consummation of the transactions contemplated by this Agreement require no filings or notifications to be made to any Governmental Authority pursuant to, or actions to be taken required under, any Environmental Permit or Environmental Law.
Section 2.16Employees, Labor Matters, Etc.
(a)Section 2.16(a) of the Disclosure Schedules lists each collective bargaining agreement, works council, joint labor-management committee or council agreement or other labor union contract or arrangement entered into by Seller or any of its Affiliates that covers one or more Business Employees (each, a “Labor Contract”), and, except as set forth on Section 2.16(a) of the Disclosure Schedules, no Labor Contracts are currently being negotiated or contemplated. Except as set forth on Section 2.16(a) of the Disclosure Schedules, the consent or consultation of, or the rendering of advice by, any labor or trade union, works council, joint labor-management committee or council, industry-wide committee, or other employee representative body is not required for Sellers to enter into this Agreement or the Employee Transfer Agreement or to consummate the transactions contemplated hereby or thereby. Sellers have complied with all notice requirements, if any, owed to any labor or trade union, works council, joint labor-management committee or council, industry-wide committee, or other employee representative body concerning this Agreement, the Employee Transfer Agreement and the consummation of the transactions contemplated hereby or thereby. Other than the collective bargaining relationships memorialized in each Labor Contract, no labor union, labor organization, works council or other similar employee representative body has made a demand for recognition or certification for any Business Employee, and there are no representation or certification proceedings or union elections presently pending or threatened in writing against Sellers or any of their Affiliates with respect to the Business. There is no, and since January 1, 2022 have been no, (i) material strikes, slowdowns, picketing or other work stoppage activities by, or lockout of, or other similar labor activity or organizing campaign with respect to, any Business Employees or Former Business Employees or otherwise affecting the Business or (ii) material unfair labor practice charges, labor arbitrations or labor grievance proceedings pending or, to the Knowledge of the Sellers, threatened against Sellers or any of their Affiliates with respect to the Business. Except as would not reasonably be expected to result in, individually or in the aggregate, a material Liability to the Transferred Companies or any of their respective Subsidiaries, since January 1, 2022, neither the Sellers nor any of its Subsidiaries (including the Transferred Companies and their respective Subsidiaries) has failed to comply with or otherwise violated in any respect any Labor Contract applicable to the Business, Business Employees or Former Business Employees. Except for the Successorship Provisions included in the Applicable CBAs, there are no other successorship or similar provisions in any Labor Contract requiring Buyer or any of its Affiliates to assume any obligations under, or to be bound by, any Labor Contract.
(b)After giving effect to the transfers of US Business Employees as contemplated by the Employee Transfer Agreement, all individuals who are primarily employed in the Business are employed by the Transferred Companies or one of their applicable Subsidiaries. There are no individuals who are employed by the Transferred Companies or any of their Subsidiaries who are not primarily employed in the Business.

International Paper - Business Use

(c)Since January 1, 2023, the Transferred Companies and their respective Subsidiaries are, and the Sellers and its Subsidiaries (other than the Transferred Companies and its Subsidiaries) have been, with respect to the Business, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, overtime pay, meal and rest breaks, discrimination, harassment, civil rights, affirmative action, work authorization, equal opportunity, immigration, occupational safety and health, benefits, workers compensation, disability, unemployment compensation, employment insurance, continuation coverage under group health plans, paid or unpaid leaves of absence, wage payment and the payment and withholding of Taxes related thereto, collective bargaining, labor relations and concerted activity, terms and conditions of employment, employment contracts, employment decisions, employee training, worker classification, including proper classification of any workers as independent contractors, and wages and hours and overtime.
(d)Except as would not reasonably be expected to result in, individually or in the aggregate, a material Liability to the Transferred Companies, there is no and, since January 1, 2023, has been no, pending (or to the Knowledge of the Sellers, threatened), claim, audit, investigation, review, complaint, grievance, controversy, proceeding or other action by any Governmental Authority, Union or Business Employee or Former Business Employee with respect to any of the Transferred Companies, the Sellers or any of their respective Subsidiaries in relation to any actual or alleged violation of any Law involving any Business Employee or Former Business Employee or the Business, nor have the Sellers or any of the Transferred Companies or any of their respective Subsidiaries received any notice from any Governmental Authority indicating an intention to conduct the same.
(e)Since January 1, 2023, Sellers, the Transferred Companies and their respective Affiliates have been in compliance in all material respects with WARN with respect to the Business and have no material unsatisfied Liabilities or other obligations thereunder with respect to the Business or any Business Employees or Former Business Employees. None of Sellers, the Transferred Companies, or any of their respective Affiliates has engaged or has any plans to engage in any “plant closing” or “mass layoff” that would violate or give rise to an obligation to provide any notice required pursuant to WARN with respect to the Business or any Business Employees or Former Business Employees, nor has taken or has any plans to take any action that would, other than as a result of actions taken by Buyer or any of its Affiliates following the Closing Date, reasonably be expected to cause Buyer or any of its Affiliates to have any Liability or other obligation following the Closing Date under WARN as it relates to the Business.
(f)There are no outstanding material assessments, penalties, fines, liens, charges, surcharges imposed on any of the Transferred Companies (or, with respect to the Business, the Seller Group), or other material amounts due or owing from any of the Transferred Companies (or, with respect to the Business, the Seller Group) pursuant to any workplace safety and insurance legislation, and there are no material orders against any of the Transferred Companies (or, with respect to the Business, the Seller Group) under applicable occupational health and safety legislation which are currently outstanding.
Section 2.17Employee Benefit Plans and Related Matters; ERISA.
(a)Section 2.17(a) of the Disclosure Schedules lists all U.S. Company Plans and all material Non-U.S. Company Plan, which have been separately identified. Section 2.17(a) of the Disclosure Schedules lists each material Seller Plan. With respect to each such Company Plan, the Sellers have made available to Buyer complete and correct copies (to the extent applicable) of (i) the plan and trust documents, insurance Contracts and other funding arrangements (with all amendments thereto (or, if not reduced to writing, a written summary of the Company Plan terms)), (ii) the most recent summary plan description or employee handbook (and with respect to a Non-U.S. Company Plan, a written summary of material benefits), (iii) the most recent annual report on Form 5500, (iv) the latest financial statements, actuarial report and annual information return, (v) any material service and fee, third-party administrative services, record-keeping, consulting, funding and investment management and any other related material Contracts, as well as the most recent investment policies, (vi) the most recent IRS determination or opinion letter, and (vii) all material, non-routine correspondence with any Governmental Authority in the past three years. With respect to each material Seller Plan, the applicable Seller has made available to Buyer (to the extent applicable), (i) a summary of material terms of such Seller Plan, (ii) the most recent summary plan description for each Seller Plan for which such summary plan description is required and

International Paper - Business Use

(iii) solely with respect to the IP Qualified Pension Plan and the IP Qualified Savings Plan, (x) the plan and trust documents (with all amendments thereto applicable to Business Employees or Former Business Employees), (y) the most recent IRS determination or opinion letter, and (z) the latest financial statements and actuarial report. For each U.S. Company Plan maintained pursuant to an Applicable CBA, the Sellers and their Affiliates have provided all by-laws and agreements between Sellers and Affiliates and each Union concerning the administration of such employee benefit plans. To the Knowledge of Sellers, no changes or events have occurred or are expected to occur which would materially affect the information contained in the actuarial reports or financial statements required to be made available to Buyer pursuant to this Section 2.17(a).
(b)Each U.S. Company Plan and each Seller Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of Sellers, no circumstances or events have occurred that would reasonably be expected to result in any revocation of, or a change to, such determination letter. Each Company Plan and each Seller Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and applicable Law. Except as would not reasonably be expected to result in, individually or in the aggregate, a material Liability to the Transferred Companies or any of their respective Subsidiaries, all benefits, contributions, payments and premiums required by and due from Sellers and their Affiliates under the terms of such Benefit Plan and under the terms of any Multiemployer Plan have been timely paid by Sellers or their Affiliates in accordance with the terms of such plan and the terms of all applicable Laws.
(c)Except as set forth on Section 2.17(c) of the Disclosure Schedules, no member of the Seller Group is obligated to contribute to, or has at any time in the past six (6) years contributed to, or otherwise has or had any Liability with respect to, any Multiemployer Plan, on behalf of any Business Employee or Former Business Employee. To the extent that any members of the Seller Group are obligated to contribute to, or have at any time in the past six (6) years contributed to, a Multiemployer Plan, and except as would not reasonably be expected to result in any Liability to the Transferred Companies or any of their respective Subsidiaries, any and all such members of the Seller Group are current in their contributions to Multiemployer Plans and compliant with all obligations under the terms and plan documents of such Multiemployer Plans. None of the Transferred Companies or any of their Subsidiaries is obligated to contribute to, or has at any time in the past six (6) years contributed to, or otherwise has or had any Liability with respect to any Multiemployer Plan on behalf of any Business Employee or Former Business Employee. With respect to the Seller Group, the Transferred Companies or their Subsidiaries or any ERISA Affiliate, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would result in any direct or indirect Liability, at or after the Closing, to Buyer or any of its Affiliates (other than in respect of the New Qualified Pension Plan described in Section 4.6(a)), including, without limitation, Liability arising from any member of the Seller Group’s withdrawal from a Multiemployer Plan pursuant to Title IV of ERISA. For purposes of this Agreement, “Controlled Group Liability” means any and all Liabilities under (i) Title IV of ERISA, (ii) Section 412 or Section 4971 of the Code or Section 302 of ERISA, (iii) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or (iv) under substantially similar provisions of non-U.S. laws or regulations that impose liability on affiliates. None of the assets of the Transferred Companies or any of their Subsidiaries are subject to any Liens relating to any Benefit Plans, any Multiemployer Plan, or any Business Employee or Former Business Employees imposed under Section 303(k) of ERISA or Section 430(k) of the Code by reason of a failure of Seller or any of its Affiliates (including the Transferred Companies and its Subsidiaries) to make timely installments or other payments required under Section 412 of the Code.
(d)Except as set forth in Section 2.17(d) of the Disclosure Schedules, no member of the Seller Group has at any time in the past three (3)-years sponsored, maintained, or has any Liability in respect of (including any obligation to contribute to) any plan or arrangement that is a “registered pension plan”, a “deferred profit sharing plan”, a “retirement compensation arrangement”, a “registered retirement savings plan”, an “employee trust”, an “employees profit sharing plan”, a “tax free savings account”, or a “employee life and health trust” as such terms are defined or described in the Canadian Tax Act. No Non-U.S. Company Plan is intended to be, or has ever been found or alleged by a Governmental Authority to be, a “salary deferral arrangement” within the meaning of Subsection 248(1) of the Canadian Tax Act.

International Paper - Business Use

(e)No Company Plan or Seller Plan that is subject to Title IV of ERISA is in “at-risk status” (within the meaning of Section 303(i)(4) of ERISA), and no condition exists that could constitute grounds for termination of any such Benefit Plan by the Pension Benefit Guaranty Corporation. None of the following events has occurred in connection with any Company Plan or Seller Plan subject to Title IV of ERISA or, to the Knowledge of the Sellers, any Multiemployer Plan, to the extent applicable: (i) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the Pension Benefit Guaranty Corporation, or (ii) any event described in Section 4062 or 4063 of ERISA.
(f)Except as required under applicable Law or would not reasonably be expected to result in, individually or in the aggregate, a material Liability to the Transferred Companies or any of their respective Subsidiaries, no Company Plan or Seller Plan provides, and none of the Transferred Companies or any of their respective Subsidiaries has any Liability with respect to, any health, medical, dental or life insurance benefits following retirement or other termination of employment, other than as required under Section 4980B of the Code or that is listed on Section 2.17 of the Disclosure Schedules.
(g)Other than routine claims for benefits, since January 1, 2023 and except as would not reasonably be expected to result in, individually or in the aggregate, a material Liability to the Transferred Companies, (i) there are no pending or, to the Knowledge of the Sellers, threatened claims by or on behalf of any participant in any of the Company Plans or any of the Seller Plans with respect to the Business, or otherwise involving any Company Plan or the assets of any Company Plans or any Seller Plan or assets of any Seller Plans with respect to the Business, (ii) no Company Plan, and no Seller Plan with respect to the Business, is under audit or, to the Knowledge of the Sellers, investigation by the IRS, the Pension Benefit Limited Guaranty Corporation, the U.S. Department of Labor or any other Governmental Authority, and (iii) no Company Plan, and no Seller Plan with respect to the Business, is under audit or review by the Unions, a joint council among the Unions and Sellers, or any other labor-management committee, excluding the obligation to bargain with the Unions concerning benefits pursuant to applicable Laws.
(h)The Seller Group has not announced any intention to modify or terminate any Company Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Plan, except with respect to the New Qualified Pension Plan, the New Qualified Savings Plan and any New H&W Benefit Plan established in accordance with Section 4.5(o).
(i)Except as would not reasonably be expected to result in, individually or in the aggregate, a material Liability to the Transferred Companies, each Non-U.S. Company Plan (i) has been in all respects operated in accordance with all applicable Laws, (ii) that is required to be funded and/or book reserved, is funded and/or book reserved, as appropriate, in accordance with applicable Law and, (iii) that is required to be registered, has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available. To the Knowledge of the Sellers, there are no facts or circumstances that could reasonably be expected to adversely affect the registered status of any Non-U.S. Company Plan, or the preferential Tax treatment ordinarily accorded to any Non-U.S. Company Plan.
(j)Neither the execution, delivery and performance of this Agreement by the Sellers nor the consummation by the Sellers of the transactions contemplated by this Agreement will (alone or in combination with any other event) trigger any payment from Sellers, the Transferred Companies or their respective Affiliates to or in respect of any Business Employee or Former Business Employee, result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits to become due or payable to or in respect of any Business Employee or Former Business Employee from Sellers, the Transferred Companies or their respective Affiliates or any increased or accelerated funding obligation with respect to any Company Plan or Seller Plan.
(i)Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will constitute a “change in ownership or control” within the meaning of Section 280G of the Code or otherwise result in any excise Tax under Section 4999 of the Code being imposed on any Business Employee. None of the Sellers or any of their Subsidiaries (including the Transferred Companies) has any obligation

International Paper - Business Use

to gross up, indemnify or otherwise reimburse any Business Employee or Former Business Employee for any Taxes.
Section 2.18Tax Matters.
(a)All income and other material Tax Returns required to be filed by, on behalf of or with respect to the Transferred Companies or their respective Subsidiaries (including all CEWS Returns of Canada Holdco required to be filed or which it elected to file) have been duly and timely filed and are complete and correct in all material respects. All income and other material Taxes (whether or not reflected on such Tax Returns) required to be paid by, on behalf of or with respect to, the Transferred Companies or their respective Subsidiaries have been duly and timely paid or properly set aside in accounts for such purpose. All material Taxes required to be withheld by the Transferred Companies or their respective Subsidiaries have been duly and timely withheld, and, to the extent required by applicable Law, such withheld Taxes have been either duly and timely paid or remitted to the proper Governmental Authority or properly set aside in accounts for such purpose.
(b)As of the date hereof: (i) no written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any income or other material Taxes with respect to the Transferred Companies or their respective Subsidiaries has been filed or entered into with any Governmental Authority; (ii) the time for filing any material Tax Return with respect to the Transferred Companies or their respective Subsidiaries has not been extended to a date later than the date of this Agreement (other than as a result of extensions of time to file Tax Returns granted in the ordinary course of business); (iii) no income or other material Taxes with respect to the Transferred Companies or their respective Subsidiaries are under audit or examination by any Governmental Authority; and (iv) no Governmental Authority has asserted in writing any material deficiency with respect to Taxes against any of the Transferred Companies or their respective Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open that has not been paid, accrued on the books of the relevant Transferred Company or its Subsidiaries, as appropriate, or finally settled.
(c)None of the Transferred Companies nor any of their respective Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law) that relates to material Taxes or material Tax Returns of the Transferred Companies or any of their respective Subsidiaries, in either case that would be binding upon the Transferred Companies or their respective Subsidiaries after the Closing Date or (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns on net income for any taxable period for which the statute of limitations has not yet closed, other than any such group the parent of which is a member of the Seller Group, (iii) has any material liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign applicable Laws), as a transferee or successor, by contract (other than any commercial contract entered into in the ordinary course of business and the primary subject matter of which is not Taxes) or otherwise by operation of Law, other than any such Person that is a member of the consolidated group, the parent of which is a member of the Seller Group.
(d)None of the Transferred Companies nor any of their respective Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or applicable non-U.S. income Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amounts received or paid, or deferred revenue accrued, on or prior to the Closing Date.
(e)None of the Transferred Companies nor any of their respective Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar state, local or foreign transaction requiring disclosure under a corresponding or similar provision of any state, local or foreign Tax Law during a taxable period for which the applicable statute of limitations has not yet closed. During a taxable period for which the applicable statute of limitations in

International Paper - Business Use

respect of the following matters has not yet closed, Canada Holdco has not entered into or been contractually obligated to enter into any transaction that could be (i) a “notifiable transaction” as defined in subsection 237.4(1) of the Canadian Tax Act, or (ii) a “reportable transaction”, as defined in subsection 237.3(1) of the Canadian Tax Act or had a “reportable uncertain tax treatment”, as defined in subsection 237.5(1) of the Canadian Tax Act.
(f)There are no Liens, other than Permitted Liens, with respect to Taxes upon the Transferred Companies, any of their respective Subsidiaries, or any assets of the Transferred Companies or any of their respective Subsidiaries.
(g)None of the Transferred Companies nor any of their respective Subsidiaries has in the last two years distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(h)Each Transferred Company and any of its Subsidiaries that is organized in the United States is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.
(i)The Transferred Companies and their respective Subsidiaries have (i) collected all material sales and use, goods and services, harmonized sales and similar value added Taxes required to be collected, and (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or have been furnished properly completed exemption certificates.
(j)Each Transferred Company and its respective Subsidiaries have complied in all material respects with all applicable transfer pricing laws, including Section 482 of the Code and any similar provision of state, local or foreign applicable law.
(k)None of the Transferred Companies nor any of their respective Subsidiaries are currently or has been a party to, or has any obligation under, any Tax Sharing Agreement other than any such agreement that will terminate as of, and have no further force or effect after, the Closing Date.
(l)None of the Transferred Companies nor any of their respective Subsidiaries have ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have ever had an office or other fixed place of business, or are or have ever been tax resident, in a country other than the country in which it is organized or incorporated, as appropriate. None of the Transferred Companies nor any of their respective Subsidiaries has ever received written notice from a Governmental Authority in a jurisdiction where such entity does not file Tax Returns that such entity should file Tax Returns in such jurisdiction, which notice has not been fully resolved.
(m)Section 2.18(m) of the Disclosure Schedules lists (i) the entity classification of each Transferred Company and each of their respective Subsidiaries for U.S. federal income Tax purposes as of the date hereof, and (ii) each entity classification election and change in entity classification that has been made under Treasury Regulation Section 301.7701-3 with respect to each such entity for U.S. federal income Tax purposes.
(n)There are no circumstances existing which have resulted or could result in the application to Canada Holdco of any of sections 15, 17, 78 or 80 to 80.04 of the Canadian Tax Act with respect to material Taxes for a taxable period for which the applicable statute of limitations in respect of the foregoing matters has not yet closed. Canada Holdco has not claimed, nor will it claim, any material reserve under any provision of the Canadian Tax Act in respect of its taxation year ending in connection with the Closing, except to the extent an equivalent reserve was claimed or similar policy applied for accounting purposes in the Closing Statement in the determination of the Closing Purchase Price.
(o)The Sellers make no representation or warranty with respect to (i) Taxes of the Transferred Companies for any period (or portion thereof) following the Closing (except the representations and warranties set forth in Section 2.18(d) and Section 2.18(o)) and (ii) the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss

International Paper - Business Use

carryforward, business interest carryforward, capital loss, capital loss carryforward, non-capital loss, non-capital loss carryforward, basis amount, resource and other pools, capital cost and undepreciated capital cost, cost, paid-up capital balances, investment Tax credits and other credits or any other Tax attribute (whether federal, state, local or non-U.S.) of any Transferred Company after the Closing Date.
Section 2.19Insurance.
(a)Section 2.19(a) of the Disclosure Schedules sets forth an accurate and complete list as of the date hereof of all insurance policies (the “Insurance Policies”) purchased by the Sellers or the Transferred Companies and for which the Transferred Companies and their respective Subsidiaries are covered.
(b)Each of the Insurance Policies is valid, outstanding, enforceable and in full force and effect (and all premiums due and payable thereon up to and including the Closing Date have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other notice that any Insurance Policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by the Transferred Companies or any of their respective Affiliates.
(c)The Sellers are in compliance with each of the Insurance Policies and neither the Sellers nor any of their Affiliates are in default of any provision thereof, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Transferred Companies, taken as a whole.
(d)Since January 1, 2023, neither the Sellers nor any Affiliate of Sellers (including the Transferred Companies) have made any claim under any such Insurance Policy for an amount in excess of $1,000,000 with respect to which an insurer has, in a written notice to Sellers or any Affiliate of Sellers (including the Transferred Companies), denied or disputed or otherwise reserved its rights with respect to such coverage other than those claims noted in Section 2.19(d) of the Disclosure Schedules, other than reservation of rights letters issued in the ordinary course.
Section 2.20Finders’ Fees. No broker, finder, financial advisor or investment banker, other than Morgan Stanley & Co. LLC, whose fees will be borne by the Sellers, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers, the Transferred Companies or any Subsidiaries of the Transferred Companies.
Section 2.21Transactions with Affiliates. Section 2.21 of the Disclosure Schedules lists all material Affiliate Arrangements.
Section 2.22Inventories. The inventories set forth in the balance sheets included in the Financial Statements (i) were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP and (ii) consist of items of a quality usable or saleable in the normal course of business consistent with past practice.
Section 2.23Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Reference Date) reflected on the balance sheets included in the Financial Statements are valid and genuine.
Section 2.24State Aid. Except as set forth on Section 2.24 of the Disclosure Schedules, no Transferred Company nor any of its Subsidiaries has received or is expected to receive any subsidy, grant, aid, benefit or other public funds, in whatever form from any Governmental Authority or other authority (the “Subsidies”). To the Knowledge of the Sellers, the execution of this Agreement, the Ancillary Agreements or consummation of any transaction contemplated hereby or thereby do not and shall not result in any Subsidy becoming repayable by any Transferred Company or any of its Subsi

International Paper - Business Use

diaries. No Transferred Company nor any of their respective Subsidiaries is currently and has not been during last six (6) years in receipt of any state aid contrary to or in breach of Article 107 of the European Union Treaty.
Section 2.25No Other Representations and Warranties. None of the Sellers, the Transferred Companies nor any of their respective Subsidiaries or Affiliates, nor any of the respective officers, directors, employees, agents or Representatives of the foregoing, nor any other Person, makes or has made any representation or warranty, express or implied, at law or in equity, on behalf of the Sellers, the Transferred Companies or any of their respective Subsidiaries or Affiliates other than those expressly set forth in this Article 2, and each of the Sellers, the Transferred Companies and their respective Subsidiaries and Affiliates disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Buyer, or any of its officers, directors, employees, agents or Representatives, or any other Person, of any documentation or other information by the Sellers, the Transferred Companies or any of their respective Subsidiaries or Affiliates or any agent, officer, director, employee or Representative of the Sellers, the Transferred Companies or any of their respective Subsidiaries or Affiliates or any other Person with respect to any one or more of the foregoing.
Article 3

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers, on the date hereof and on the Closing Date, as follows:
Section 3.1Organization. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to use, own, lease and operate their assets and properties and to carry on its business as presently conducted. Each of Parent and Buyer is, where applicable, duly qualified, registered, or licensed as a foreign business entity, to do business in all jurisdictions in which it is required to be so qualified, registered or licensed, except where the failure to be so qualified, registered or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 3.2Corporate and Governmental Authorization.
(a)Each of Parent and Buyer has all requisite organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Parent or Buyer, as applicable, will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. (i) The execution and delivery of this Agreement and the Ancillary Agreements to which Parent or Buyer, as applicable, will be a party by Parent or Buyer, as applicable, (ii) the performance of Parent’s and Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action of Parent and Buyer, as applicable. Each of Parent and Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each Ancillary Agreement to which it will be a party. Assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered by Parent and Buyer will constitute, the legal, valid and binding obligation of Parent and Buyer, as applicable, enforceable against Parent and Buyer, as applicable, in accordance with its respective terms, subject to the Enforceability Exceptions.
(b)Assuming the truth and accuracy of the Sellers’ representations and warranties contained in Section 2.2, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Parent or Buyer will be a party by Parent or Buyer, as applicable, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, filing to be made with, notice to be given to, or approval to be obtained from, any Governmental Authority, other than (i) filing the Certificate of Designation with the Secretary of State of the State of Delaware, (ii) obtaining an Order in Council to the extent practicable prior to the Closing, and (iii) compliance with any applicable

International Paper - Business Use

requirements of the HSR Act, the Competition Act and the Competition Laws of the jurisdictions set forth in Section 6.1(a) of the Disclosure Schedules.
Section 3.3Non-Contravention. The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which Buyer will be a party, and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby or thereby do not and will not (a) conflict with or breach any provision of any of the Organizational Documents of Buyer, (b) assuming compliance with the matters referred to in Section 3.2(b), violate any applicable Law, or (c) require any consent of or other action by any Person under, constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, cause or give rise to any right of termination, modification, cancellation or acceleration under, result in the loss of any benefit to which Buyer or any of its respective Subsidiaries may be entitled under, or require any payment under, any provision of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which any of them or any of their respective properties or assets may be bound.
Section 3.4Financing.
(a)Buyer agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that it obtains financing for, or related to, any of the transactions contemplated by this Agreement. Concurrently with the execution of this Agreement, Buyer has provided to the Sellers true and complete copies of (a) the executed commitment letter (including all exhibits, schedules, joinders and annexes (in each case, if any) thereto, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 4.12, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) by and between Buyer and the Debt Financing Sources party thereto, pursuant to which the lenders and other Persons party thereto have committed, subject to the terms and conditions set forth therein, to provide to Buyer debt financing in the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”) and (b) the executed Equity Commitment Letter. Concurrently with the execution of this Agreement, Buyer has also provided to the Sellers a true and complete copy of any fee letter related to the Debt Commitment Letter (it being understood that any such fee letter provided to Sellers may be redacted to the extent necessary to omit the amount of any fees, pricing terms, pricing flex, pricing caps and other commercially sensitive terms that are customarily redacted in connection with transactions of this type so long as such redacted terms would not reasonably be expected to adversely affect the conditionality, enforceability, availability or termination, or reduce the aggregate amount of the Debt Financing) (any such fee letter, the “Fee Letter”).
(b)None of the Commitment Letters or the Fee Letter has been amended or modified prior to the date of this Agreement, and to the Knowledge of Buyer, as of the date hereof (i) no such amendment or modification is contemplated and (ii) the commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect. The Equity Commitment Letter provides, and will continue to provide, that each of the Sellers are third-party beneficiaries thereof and are entitled to enforce such agreement. As of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements that would reasonably be expected to (i) affect the availability or conditionality to the funding of the Financing or (ii) reduce the aggregate amount of the available Financing to less than the amount necessary to fund the Required Funding Amount on the Closing Date. As of the date hereof, each of the Commitment Letters and the Fee Letter is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto (including, in the case of the Equity Commitment Letter, the Sponsor), enforceable against Buyer and such other parties, as applicable, in accordance with its terms, subject to the Enforceability Exceptions. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in this Agreement and in the Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or could reasonably be expected to constitute a default or breach on the part of Buyer or the Sponsor under either of the Commitment Letters, and, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to funding to be satisfied by it contained in the Commitment Letters and any related Fee Letter.

International Paper - Business Use

(c)Assuming the Closing is consummated in accordance with the terms of this Agreement following the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Buyer has no reason to believe the full amount of the Financing contemplated by the Commitment Letters will not be available to Buyer at the Closing. Assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, the funds provided pursuant to the Commitment Letters, if funded in accordance with the terms thereof, will be sufficient for Buyer to have at the Closing funds sufficient to pay (A) the Estimated Closing Cash Purchase Price and any other amount required to be paid by Buyer pursuant to Section 1.2 on the Closing Date, (B) any amount payable pursuant to Section 1.3(g)(ii) on the date such amount, if any, is payable by Buyer and (C) all fees and expenses required to be paid by Buyer at the Closing in connection with the transactions contemplated hereby (collectively, the “Required Funding Amount”).
Section 3.5Solvency. Assuming (i) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions set forth herein, or the waiver of such conditions, (ii) the accuracy of the representations and warranties set forth in Article 2 of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) and (iii) after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters and the payment of all related fees and expense, Buyer and its Subsidiaries, on a consolidated basis, will be Solvent. For purposes of this Section 3.5, “Solvent” means, with respect to any Person, that:
(a)the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP or IFRS, as applicable, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(b)such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due; and
(c)such Person are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.
Section 3.6Purchase for Investment. Buyer is purchasing the Transferred Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Interests and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Transferred Interests have not been registered under the Securities Act of 1933 (the “Securities Act”), or any state, provincial or foreign securities Laws, as applicable, and agrees that the Transferred Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.
Section 3.7Litigation.
(a)There is no Litigation pending against, or, to the Knowledge of Buyer, threatened in writing against or affecting, Buyer before any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)There are no outstanding orders, writs, injunctions or decrees issued by any Governmental Authority against Buyer, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 3.8Finders’ Fees. No broker, finder, financial advisor or investment banker, other than Bank of America Securities LLC, whose fees will be borne by Buyer, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection

International Paper - Business Use

with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.
Section 3.9No Additional Representations; Inspection. Buyer acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the Transferred Companies and their respective Subsidiaries and (b) has been furnished with or given full access to such information about the Transferred Companies and their respective Subsidiaries and their respective businesses and operations as it has requested. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Sellers set forth in Article 2, and Buyer acknowledges that, except for the representations and warranties set forth in Article 2, (i) none of the Sellers, the Transferred Companies nor any of their respective Subsidiaries or Affiliates, nor any agent, officer, director, employee or Representative of any of the foregoing, nor any other Person, makes or has made any representation or warranty, either express or implied, of any kind, including (A) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its agents, Representatives, lenders or Affiliates or any other Person prior to the execution of this Agreement or (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Transferred Companies or their respective Subsidiaries heretofore or hereafter delivered to or made available to Buyer or any of its agents, Representatives, lenders or Affiliates or any other Person and (ii) it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by the Sellers, the Transferred Companies or any of their respective Subsidiaries or Affiliates or any agent, officer, director, employee or representative of any of the foregoing or any other Person.
Section 3.10Investment Canada Act. Buyer is either (i) not a non-Canadian or (ii) a trade agreement investor or WTO investor and not a state-owned enterprise, each within the meaning of such terms under the Investment Canada Act.
Article 4

CERTAIN COVENANTS
Section 4.1Conduct of the Business.
(a)Affirmative Interim Operating Covenants. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms (such period, the “Pre-Closing Period”), except (i) as otherwise expressly contemplated or permitted or required by this Agreement or the Ancillary Agreements (including the Asia Transfer and the Contribution), (ii) as required by applicable Law, (iii) as set forth in Section 4.1(a) of the Disclosure Schedules or (iv) as otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, the Sellers shall, and shall cause the Transferred Companies and their respective Subsidiaries to, use commercially reasonable efforts to:
(i)maintain, in all material respects, present relationships with customers, suppliers, distributors and other commercial counterparties of the Business;
(ii)continue to make capital expenditures in the amounts and at the times contemplated by Section 4.1(a)(ii) of the Disclosure Schedules; and
(iii)otherwise conduct the Business and the respective businesses of the Transferred Companies and their respective Subsidiaries in all material respects in the ordinary course of business.
(b)Negative Interim Operating Covenants. During the Pre-Closing Period, except (i) as otherwise expressly contemplated or permitted or required by this Agreement or the Ancillary

International Paper - Business Use

Agreements (including the Asia Transfer and the Contribution), (ii) as required by applicable Law, (iii) as set forth in Section 4.1(b) of the Disclosure Schedules or (iv) as otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, the Sellers shall not, and shall cause the Transferred Companies and their respective Subsidiaries not to:
(i)(A) amend any of the Transferred Companies’ or any of their respective Subsidiaries’ Organizational Documents, or (B) grant, split, combine, redeem or reclassify the outstanding Equity Interests of the Transferred Companies or any of their respective Subsidiaries;
(ii)dissolve, merge or consolidate the Transferred Companies or any of their respective Subsidiaries with any other Person;
(iii)other than as required by a Seller Plan, a Company Plan or Labor Contract as in effect as of the date of this Agreement (or modified or established in accordance with the terms hereof) and set forth on the Disclosure Schedules or by applicable Law (A) enter into any employment, consulting, retention, termination, change in control, bonus, severance or other similar agreement (or materially amend any such existing agreement) with respect to any Business Employee, other than in the ordinary course of business with respect to Business Employees who are not Key Employees, (B) grant or increase benefits payable to any Business Employee under any severance or termination pay plans, agreements, policies or arrangements, (C) establish, adopt, amend or terminate (x) any Company Plan or, (y) with respect to the Business Employees, any material Seller Plan (other than, in the case of this clause (y), changes which (1) generally cover similarly situated employees of the Sellers and their Subsidiaries (including the Business Employees) or (2) do not materially increase the liability of any Transferred Company or any Subsidiary thereof or, following the Closing, Buyer or any of its Affiliates), (D)  increase the compensation, bonus opportunity or other individual benefits payable or otherwise grant any individual benefit to any Business Employee, other than in connection with ordinary course annual merit increases for Business Employees who are not Key Employees, (E) accelerate the rights, payments or benefits under any Company Plan or, with respect to the Business Employees, any Seller Plan, (F) hire any employee into the Business or terminate the employment of any Business Employee (other than for cause), other than in the ordinary course of business with respect to employees who are not Key Employees, (G) transfer the employment of any employees of Seller or any of its Affiliates into the Business or the Transferred Companies or any of their Subsidiaries (except as provided in the Employee Transfer Agreement) or transfer the employment of any Business Employees out of the Business or a Transferred Company or any of its Subsidiaries, in each case other than in the ordinary course of business for employees who are not Key Employees as a result of unsolicited responses to internal job postings that are posted in the ordinary course of business, provided, however, that the Sellers shall provide Buyer with written notice promptly (and in any event within five (5) Business Days) after the acceptance of an offer of employment that is permitted pursuant to this clause (G), (H) engage in any “plant closing” or “mass layoff” within the meaning of WARN; (I) enter into or amend any Labor Contract; or (J) recognize or, other than with prior consultation with Buyer, bargain with, any labor union, works council or other employee representative;
(iv)other than to a Transferred Company or a wholly-owned Subsidiary, issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to the issuance or sale of, redeem or repurchase, or otherwise encumber or incur any Lien on, any Transferred Company Group Securities;
(v)incur in excess of $5,000,000 aggregate principal amount of Indebtedness of the Transferred Companies or any of their respective Subsidiaries for borrowed money outstanding at any time (other than any borrowings under revolving credit facilities or Indebtedness in the ordinary course of business that may be prepaid at or prior to Closing or pursuant to agreements existing as of the date hereof);
(vi)sell, assign, transfer, pledge, license, lease, sublease, abandon, or otherwise dispose of any material properties or assets of the Business, the Transferred Companies or their respective Subsidiaries, or encumber, mortgage or grant any Lien (in each case, other than a

International Paper - Business Use

Permitted Lien) on, any material properties or assets of the Business, the Transferred Companies or their respective Subsidiaries, in each case, other than in the ordinary course of business or with a purchase price in a single transaction or series of related transactions of less than $5,000,000;
(vii)make any material change to its accounting policies or practices, except to comply with GAAP, any Governmental Authority or applicable Law;
(viii)make any acquisition (whether by merger, consolidation or acquisition of stock or assets) or investment by any Transferred Company or any of their respective Subsidiaries of any interest in any Person or any division or assets thereof with a value or purchase price in excess of $5,000,000 individually or $25,000,000 in the aggregate, other than (x) acquisitions or investments pursuant to agreements in effect as of the date of this Agreement and furnished to Buyer, (y) purchases of assets in the ordinary course of business and (z) investments in any Transferred Company or any of their respective Subsidiaries;
(ix)enter into, materially amend, voluntarily terminate (other than in accordance with its terms), or waive any material right, claim or benefit under (A) any Material Contract, Real Property Lease or Material Permit, or (B) any Contract that if in effect on the date hereof would be a Material Contract, Real Property Lease or Material Permit, other than, in the case of each of clause (A) and clause (B), in the ordinary course of business consistent with past practice (for the avoidance of doubt, other than in connection with the Asia Transfer or the Contribution);
(x)fail to maintain adequate property insurance covering the Owned Real Property;
(xi)(A) except for non-exclusive licenses granted to customers, suppliers, distributors or manufacturers in the ordinary course of business, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse (except in the ordinary course of prosecuting pending applications consistent with past practice or lapse due to the end of natural term), transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on any Owned Intellectual Property, or (B) otherwise fail to take any action necessary to maintain or protect, any Owned Intellectual Property or the rights of the Transferred Companies or any of their respective Subsidiaries in any material Licensed Intellectual Property, in each case, except in the ordinary course of business;
(xii)make any material loans, advances or capital contributions by any Transferred Company or any of its Subsidiaries to, or material investments in, any other Person, other than (A) loans, advances or capital contributions to, or other investments in, the Transferred Companies or any of their respective Subsidiaries or (B) loans or advances to employees of any Transferred Company or any of their respective Subsidiaries for travel and business expenses in the ordinary course of business;
(xiii)forgive, cancel or compromise any material debt or claim of any Transferred Company or its Subsidiaries, or waive or release any right of material value of Transferred Company or its Subsidiaries;
(xiv)adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Transferred Companies or their respective Subsidiaries;
(xv)settle, offer or propose to settle any Litigation, or enter into any consent decree or settlement agreement with any Governmental Authority, against or affecting the Business, the Transferred Companies or their respective Subsidiaries in excess of $250,000 (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by the Transferred Companies or their respective Subsidiaries);
(xvi)other than in the ordinary course of business, (i) change any accounting method or make, change or revoke any material Tax election, that, in each case, would be binding upon the Transferred Companies or their respective Subsidiaries for any taxable period beginning after

International Paper - Business Use

the Closing Date or (ii) enter into any closing agreement, request any ruling from, or initiate any voluntary disclosure with, a Governmental Authority, in each case with respect to income or other material Taxes, settle any claim or assessment or consent to any extension or waiver of the limitation period applicable to any claim or assessment, in each case in respect of income or other material Taxes with any Governmental Authority (other than with respect to the Canadian Tax Audit), (iii) file any amendment to any income or other material Tax Return or (iv) surrender any right to claim a refund of income or other material Taxes;
(xvii)write-off as uncollectible any material notes or material accounts receivable of the Business, the Transferred Companies or any of their Subsidiaries except write-offs in the ordinary course of business and any write-off of such notes and accounts receivable that are fully reserved for in a manner consistent with the Applicable Accounting Principles;
(xviii)redeem, purchase or otherwise acquire any outstanding shares of capital stock or other equity interests of the Transferred Companies or any of their respective Subsidiaries or declare or pay (A) any non-cash dividend or make any other non-cash distribution to any Person, other than a Transferred Company or (B) any dividend whatsoever (1) on or after the Measurement Time on the Closing Date or (2) out of Casualty Cash, except in consultation with Buyer for payments in connection with remediating damages in respect of casualty loss of the Business;
(xix)spend any Casualty Cash or factor, finance or otherwise transfer or sell any Casualty Receivable (whether in whole or in part), in each case, except in consultation with Buyer for any payments in connection with remediating damages in respect of a casualty loss of the Business;
(xx)sell, assign, transfer, pledge, abandon or otherwise dispose of, or encumber, mortgage or grant any Lien (in each case, other than a Permitted Lien) on, any Environmental Credit;
(xxi)enter into, amend, restate or otherwise modify any Contract related to an Affiliate Arrangement; or
(xxii)agree or commit to do any of the foregoing.
Section 4.2Access to Information; Confidentiality; Books and Records.
(a)Subject to applicable Laws, from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers shall, and shall cause their employees and Representatives to upon reasonable advance notice during normal business hours, give Buyer, its counsel, financial advisors, auditors, insurers and other authorized Representatives reasonable access to the offices, facilities, assets, properties, Business Employees, books and records of the Business, Transferred Companies and their respective Subsidiaries (and shall, upon written request, instruct such Persons to cooperate with Buyer in its investigations of the Business and the Transferred Companies and their respective Subsidiaries), exclusively for purposes related to operating the Business following the Closing (including in connection with procuring third party insurance policies therefor) and the other transactions contemplated hereby and or by any Ancillary Agreement.
(b)Notwithstanding anything to the contrary in Section 4.2(a), (i) access rights pursuant to Section 4.2(a) shall be at Buyer’s sole expense and exercised in such manner as not to (A) interfere unreasonably with the normal business operations of the Transferred Companies or their respective Subsidiaries or (B) jeopardize the health and safety of any person who would be involved with facilitating such access, (ii) the party granting access may withhold any document (or portions thereof) or information (A) that constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege, (B) if the provision of access to such document (or portion thereof) or information would reasonably be expected to conflict with applicable Laws, (C) regarding the Sellers’, the Transferred Companies’ or any of their respective Subsidiaries’ entry into or

International Paper - Business Use

conduct of a competitive sale process prior to the execution of this Agreement or (D) except in a manner that complies with the Clean Team Agreement, relating to pricing or other matters that are commercially or competitively sensitive (provided that, with respect to this clause (ii), the parties shall use commercially reasonable efforts to identify and pursue a permissible method to provide disclosure in a manner that would not contravene such requirements or result in any of the outcomes described therein) and (iii) neither the Sellers nor any of their Affiliates or Representatives shall have any obligation to provide Buyer or its Representatives access to (A) any Tax Return filed by any Seller or any of their Affiliates, or any related materials, Tax work papers or supporting documentation that, in each case do not relate exclusively to one of the Transferred Companies or their respective Subsidiaries, (B) any individual personnel records or payroll records, in each case not relating exclusively to one of the Transferred Companies or their respective Subsidiaries, or (C) any real property owned or leased by the Transferred Companies or their respective Subsidiaries for purposes of conducting any environmental sampling or testing or other invasive environmental investigation.
(c)All information provided to Buyer pursuant to this Section 4.2 prior to the Closing shall be held by Buyer as Evaluation Material (as defined in the Confidentiality Agreement, dated as of February 6, 2025, between International Paper and Buyer (together with the Clean Team Agreement (where applicable), the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference.
(d)The Sellers and their Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of the Transferred Companies and their respective Subsidiaries relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Business Employees, (ii) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or pursuant to any corporate governance or recordkeeping policy of the Sellers or any of their respective Affiliates or (iii) as may be necessary for the Sellers or their respective Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements or as may be reasonably necessary for the Sellers and their respective Affiliates to conduct their respective businesses, in each case subject to compliance with all applicable privacy Laws. Buyer agrees that, with respect to all original books, data, files, information and records of the Transferred Companies and their respective Subsidiaries existing as of the Closing Date, it will (w) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (x) apply sound and reasonable preservation and retention policies that in any event are no less stringent than those generally applied by Buyer to its own books and records, (y) make the same reasonably available after the Closing for inspection and copying by the Sellers or their Representatives (at the Sellers’ expense) during regular business hours and upon reasonable request and upon reasonable advance notice and (z) for at least seven (7) years after the Closing Date or, if longer, for at least as long as required by applicable Law, preserve and retain all such original books, data, files, information and records and thereafter dispose of such original books, data, files, information and records only after it shall have given the Sellers at least ninety (90) days’ prior written notice of such disposition and the opportunity (at the Sellers’ expense) to remove and retain such information.
Section 4.3Governmental Approvals; Third-Party Consents.
(a)Subject to the terms and conditions herein provided and without limiting the other provisions of this Agreement, including the other clauses of this Section 4.3, each of the Sellers and Buyer shall use reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including the satisfaction but not the waiver of the closing conditions set forth in Article 6), (ii) execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other party may reasonably require, in order to effectively carry out the intent of the transaction documents, (iii) make or cause to be made all registrations, filings, notifications, submissions and applications with, to give all notices to and obtain all consents, clearances, registrations, approvals, permits, orders, waivers and any other authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions and (iv) cooperate with the other parties and take such actions as such other

International Paper - Business Use

parties may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.
(b)In furtherance and not in limitation of the foregoing, (i) (A) each of the Sellers and Buyer shall make, as promptly as reasonably practicable after the date of this Agreement, but, in any event no later than 20 Business Days after the date of this Agreement, notifications under the HSR Act, an appropriate filing of a “Notification and Report Form” pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (B) Buyer shall file with the Commissioner of Competition a submission in support of a request for an ARC or a No Action Letter in respect of the transactions contemplated by this Agreement and, unless Buyer and the Sellers mutually agree otherwise or agree that such filings should be made on a different date, Buyer and the Sellers shall file or cause to be filed notifications pursuant to paragraph 114(1) of the Competition Act, (ii) Buyer shall make as promptly as reasonably practicable after the date of this Agreement, but in no event no later than 30 calendar days thereafter a notification to COMESA Competition Commission consistent with the COMESA Competition Regulations, 2004, and (iii) each of the Sellers and Buyer shall make, as promptly as reasonably practicable after the date of this Agreement, but, in any event no later than 35 Business Days thereafter, any other filing that may be required under any applicable non-U.S. or non-Canadian Competition Law set forth on Section 6.1(a) of the Disclosure Schedules; provided, however, that, in each case of clause (i) and (iii) the parties may mutually agree to delay the timing of any such filings in clauses (i) and (iii), and no such agreement to delay shall be unreasonably withheld, conditioned or delayed, including in circumstances where (A) a Governmental Authority requests or requires that approval be obtained prior to filing, or (B) it is standard practice to engage in pre-filing discussions with such Governmental Authority prior to making such filing. Each of the Sellers and Buyer shall supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the foregoing, including any information, documentation, other material or testimony that may be requested by a Governmental Authority with respect to any controlling person of Buyer, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or the obtainment of approvals, consents and authorizations regarding the foregoing as soon as practicable. The Sellers and Buyer shall each request early termination of the waiting period with respect to the transactions contemplated by this Agreement under the HSR Act.
(c)Except as prohibited by applicable Law or Order, each of the Sellers and Buyer shall (i) reasonably cooperate and consult with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, including by allowing the other parties a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other parties of (and, if in writing, supply to the other parties) any substantive communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, Canadian Competition Bureau or any other similar Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) reasonably consult with each other and take into account each other’s position prior to taking any material position with respect to the filings under the HSR Act, the Competition Act or any other Competition Law and in discussions with any Governmental Authority, (iv) permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act, the Competition Act or any other Competition Law, (v) coordinate with the others in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings (other than the Notification and Report Forms and accompanying attachments submitted pursuant to the HSR Act), presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act, the Competition Act or any other Competition Law, and (vi) not stay, toll or extend any waiting period under the HSR Act, the Competition Act or any other Competition Law, enter into any timing agreement with any Governmental Authority related to an investigation of the transactions contemplated by this Agreement, or enter into any agreement with any Governmental Authority that would bind or commit the parties not to consummate the transactions contemplated by this Agreement except with the

International Paper - Business Use

prior written consent of the other party; provided that, materials shared with the other parties may be shared on an external counsel and in-house competition counsel only basis and/or redacted to (x) remove references to commercially or competitively sensitive information and (y) address reasonable attorney-client privilege or confidentiality concerns.
(d)Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, (i) neither the Sellers nor Buyer shall participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the transactions contemplated by this Agreement (including with respect to any of the actions referred to in Section 4.3(a)) without the other parties, (ii) each of the Sellers and Buyer shall give the others reasonable prior notice of any such meeting or conversation and (iii) in the event either the Sellers or Buyer is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such conversation, the participating or attending parties shall keep the non-participating or non-attending, as the case may be, parties reasonably apprised with respect thereto.
(e)Notwithstanding anything to the contrary in this Section 4.3, Buyer shall use reasonable best efforts to take any reasonable action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur before the End Date, including (i) the prompt use of its reasonable best efforts to obtain and maintain all approvals, consents, authorizations or other confirmations required to be obtained from any Governmental Authority, (ii) avoiding the entry of, or effecting the dissolution of, any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including by (A) proffering and agreeing to sell, lease, license, divest or otherwise dispose of, or hold separate pending such disposition, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Transferred Companies or any of their respective Subsidiaries after the Closing (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) and (B) proffering and agreeing to take such other actions, and promptly effecting such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), in each case if such action would be necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any Litigation by any Governmental Authority in any forum or (y) issuance of any Order or other decision that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority and (iii) the defense through Litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Nothing in this Section 4.3(e) shall obligate or require Buyer to agree to (x) any sale, lease, license, disposal or divestitures of, or other remedy relating to, the assets and properties of Buyer or any of its Affiliates (other than the Transferred Company and its Subsidiaries following the Closing) or (y) any remedy not conditioned on the consummation of the transactions contemplated by this Agreement. Other than filing fees to be paid in connection with any filings by the parties relating to the transactions contemplated by this Agreement under the HSR Act, the Competition Act and any other Competition Law, which shall be paid by Buyer, all other fees and expenses incurred by any party in connection with its obligations under this Section 4.3 shall be paid by the party incurring such cost or expenses. Buyer shall not, nor shall it permit any of its Affiliates to, without the prior written consent of the Sellers, take any action, omit to take any action or enter into any transaction that would reasonably be expected to impair, delay, prejudice or prevent expiration or termination of the applicable waiting periods or the obtainment of approvals, consents and authorizations from any Governmental Authority before the End Date or otherwise materially delay the Closing. Notwithstanding the foregoing

International Paper - Business Use

or any other provision of this Agreement, Buyer shall have full control the defense and strategy with respect to matters related to the filings and communications with any Governmental Authority related to the Agreement, including control, defense and strategy of any Litigation with any Governmental Authority under the HSR Act, the Competition Act or any other Competition Law with respect to the transactions contemplated by this Agreement; provided that Buyer shall consult with Sellers and consider their views in good faith.
(f)Each of the Sellers and Buyer shall reasonably cooperate, and shall use, and cause their controlled Affiliates to use, their respective reasonable best efforts, in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Sellers or any of its Affiliates (including the Transferred Companies and their respective Subsidiaries) to (i) make or cause to be made, any non-de minimis payment to any third Person, (ii) commence any Litigation, suit or other legal proceeding or (iii) offer to grant any accommodation (financial or otherwise) to any third Person, in each case in order to obtain the consent or approval of such third Person.
(g)Each of the Sellers and Buyer acknowledges and agrees that Section 4.28 sets forth the parties sole obligations with respect to the Order in Council and that no other provision of this Agreement, including this Section 4.3, shall obligate any party to take any action relating to obtaining the Order in Council.
Section 4.4Further Assurances. From time to time after the Closing Date, at the request of another party, without further consideration and at the expense of the party so requesting, each of the parties shall execute and deliver to such requesting party, or shall cause to be executed and delivered to such requesting party, such additional instruments or documents, and shall take or cause to be taken such other action as such requesting party may reasonably request in order to effectuate the transactions contemplated hereby.
Section 4.5Employees and Employee Benefits.
(a)At or prior to the Closing Date, International Paper and US Holdco shall enter into an agreement providing for the transfer of employment of each US Business Employee who is then employed by International Paper or one of its Affiliates (other than a Transferred Company), other than any Leave Employee, from International Paper (or its applicable Affiliate) to US Holdco on the terms and conditions set forth therein, substantially in the form attached hereto as Exhibit B (the “Employee Transfer Agreement”), which shall be effective as of no later than the Closing. Schedule A to the form of Employee Transfer Agreement attached hereto as Exhibit A shall be updated prior to the effective date of the Employee Transfer Agreement solely to reflect personnel changes made following the date hereof that are expressly permitted by Section 4.1(b)(iii). Following the Closing, Buyer shall, or shall cause its Affiliate to, make an offer of employment to each Leave Employee who notifies International Paper that he or she is available for active employment within the twelve (12) month period following the Closing Date, within ten (10) Business Days after written notice from International Paper to Buyer. Any such offer shall (i) provide for compensation and benefits that are to be provided to Continuing Employees as set forth in Section 4.5(c), (ii) be irrevocable for no less than ten (10) Business Days after receipt by the Leave Employee of such written offer (after which Buyer may provide that such offer expires or may be retracted) and (iii) provide that employment shall be effective as of the date that such Leave Employee is able to return to active employment; provided that with respect to any Leave Employee who does not notify International Paper that he or she is available to return to work within such twelve (12) month period, Buyer and its Affiliates shall have no further obligation hereunder to employ such individual. Each Leave Employee who accepts Buyer’s or its Affiliate’s offer of employment shall be deemed a Continuing Employee effective upon his or her commencement of employment with Buyer or its applicable Affiliate.
(b)Notwithstanding anything in this Agreement to the contrary and subject to any judicial challenge or appeal undertaken by International Paper after prior consultation with Buyer, in the event that an arbitration or judicial decision orders that a Former Business Employee be reinstated to employment with back pay, International Paper shall be responsible for any back pay, settlement

International Paper - Business Use

payments and any other pre-reinstatement monetary damages or other relief awarded (including benefits-related relief) and Buyer or its Affiliates shall be responsible for fully satisfying any order requiring the reinstatement of the Former Business Employee in accordance with the terms and conditions of the decision. Upon any such reinstatement, such Former Business Employee shall become a Continuing Employee, Buyer or its Affiliates shall have the obligations in respect of such Former Business Employee that it has to Continuing Employees generally, and International Paper and Buyer or its Affiliates shall in good faith take such actions as shall be necessary or appropriate to implement the provisions of this Section 4.5(b) and of this Agreement with regard to such newly characterized Continuing Employee.
(c)For a period beginning on the Closing Date and continuing thereafter for twelve (12) consecutive months, or such longer period as may be required by applicable Law or Labor Contract (the “Continuation Period”), Buyer shall provide, or shall cause the Transferred Companies and their respective post-Closing Affiliates to provide, Business Employees as of the Closing who continue employment with the Transferred Companies or any of their respective Subsidiaries following the Closing (the “Continuing Employees”) with (i) base salary or wage levels that are no less favorable than those provided to such Continuing Employee by the Sellers, the Transferred Companies and their respective Subsidiaries immediately prior to the Closing; (ii) target short-term cash bonus opportunities that are no less favorable than those provided to such Continuing Employees by the Sellers, the Transferred Companies and any of their respective Subsidiaries immediately prior to the Closing; (iii) except as set forth on Section 4.5(c) of the Disclosure Schedules, employee benefits that are substantially comparable in the aggregate to the benefits provided to each such Continuing Employee by the Sellers, the Transferred Companies and their respective Subsidiaries immediately prior to the Closing (provided that Buyer and Sellers acknowledge and agree that the New H&W Benefit Plans shall be deemed to be comparable to the health and welfare benefit plans provided by Seller immediately prior to the Closing and the New Qualified Savings Plan shall be deemed to be comparable to the IP Qualified Savings Plan, in each case for purposes of Buyer’s obligations under this sub-clause (iii) in respect of Continuing Employees in the United States); and (iv) with respect to any Continuing Employee whose employment is terminated by Buyer other than for cause during the Continuation Period, Buyer shall provide, or shall cause its Affiliates to provide, severance benefits to such Continuing Employee, which shall be determined and payable in accordance with either (A) the severance benefit plan, agreement or informal policy maintained by the Sellers or any of their Affiliates for the benefit of such Continuing Employee as of the date hereof and as set forth on Section 4.5(c) of the Disclosure Schedules or (B) the severance benefit plan maintained for similarly situated employees of Buyer and its Affiliates at the time of such Continuing Employee’s termination of employment, whichever is more favorable to the Continuing Employee, in each case, taking into account all service with the Sellers, the Transferred Companies or their respective Subsidiaries, Buyer and their respective Affiliates in determining the amount of severance benefits payable, subject to the execution and nonrevocation of a customary waiver and general release of claims. Except as required by a Labor Contract, nothing herein shall be deemed to limit the right of Buyer, the Transferred Companies or their respective Affiliates to (A) terminate the employment of any Continuing Employee at any time, (B) change or modify the terms or conditions of employment for any Continuing Employee to the extent such change or modification does not violate the requirements of this Section 4.5 or an existing employment contract or (C) change or modify any employee benefit plan or arrangement in accordance with their terms to the extent such change or modification does not violate the requirements of this Section 4.5 or an existing employment contract. Notwithstanding the foregoing, the compensation and benefits treatment and terms and conditions of employment afforded to all such Continuing Employees who are covered by a Labor Contract shall be provided in accordance with the applicable Labor Contract (which shall be in lieu of, not in addition to, Buyer’s obligation under Section 4.5(c) hereof) subject to the terms of Section 4.5(f) hereof.
(d)For all purposes under the employee benefit plans, programs and arrangements established or maintained by Buyer, the Transferred Companies or their respective Affiliates in which Continuing Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Transferred Companies and their respective Affiliates as of the Closing (or, in the case of any Leave Employee, as of the date on which such Leave Employee commences employment with Buyer or one of its Affiliates) under similar or comparable Seller Plans or Company Plans (including for purposes of eligibility to participate, vesting, and benefit accruals (for paid time-off, severance and under the New Qualified Pension Plan with respect to benefit accruals relating to the Continuing Employee’s service

International Paper - Business Use

prior to the Closing) and eligibility to receive benefits); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Continuing Employee may be eligible to participate following the Closing, each Continuing Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Seller Plan or Company Plan in which such Continuing Employee was eligible to participate immediately before such commencement of participation, (such plans, collectively, the “Old Benefit Plans”) and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical, vision, short- and long-term disability and/or life insurance benefits to any Continuing Employee, Buyer shall cause, or shall cause its Affiliates (including, after the Closing, the Transferred Companies and their respective Subsidiaries) to cause, all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Seller Plan or Company Plan. Buyer shall cause, or shall cause its Affiliates (including, after the Closing, the Transferred Companies and their respective Subsidiaries) to cause, any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Benefit Plan ending on the date such Continuing Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan, subject to the express terms of such New Benefit Plan as in effect as of the Closing.
(e)From and after the Closing, Buyer shall honor, or shall cause its Affiliates (including, after the Closing, the Transferred Companies and their respective Subsidiaries) to honor, all Company Plans in accordance with their terms as in effect immediately prior to the Closing. Without limiting the generality of the foregoing, to the extent that any Closing Retention Payments remain unpaid as of the Closing Date, Buyer shall, or shall cause its Affiliates (including, after the Closing, the Transferred Companies and their respective Subsidiaries) to, cause all such Closing Retention Payments to be calculated and paid at the time or times specified in the applicable Benefit Plan to the eligible Continuing Employees of the Transferred Companies, to the extent such amounts are an obligation of the Transferred Companies and included as Closing Transaction Expenses in the Closing Statement.
(f)Buyer hereby acknowledges that the Sellers have informed Buyer of the Successorship Provisions, and acknowledges its receipt of copies of the Applicable CBAs and its understanding of the applicability of such agreements related to the Bargaining Unit employees. In accordance with Successorship Provisions, as of the Closing Date, Buyer hereby agrees to, to the extent required by the Successorship Provisions, assume all the obligations of the Sellers or their Affiliates under, and to be bound by, each Applicable CBA solely with respect to the Union(s) that represents the Continuing Employees until its expiration date and to treat all the affected Business Employees of the relevant Bargaining Unit in accordance with the terms of the relevant Applicable CBA. Buyer has agreed or agrees to honor all written contractual agreements regarding seniority, including provisions for layoff and recall, as required under each Applicable CBA with the Union(s) that represents the Continuing Employees, copies of which have been provided by Sellers to Buyer prior to the date hereof; provided that it is understood and agreed that (i) Buyer and (following the Closing) the applicable Transferred Companies will not be required to have the same number of employees in the Bargaining Unit as the Sellers had immediately prior to the Closing Date, and (ii) Buyer may, to the extent allowed by the Applicable CBA, make changes in the benefit programs required by the Applicable CBA, provided that the benefits in all events continue to be substantially equivalent in the aggregate to those provided under the Applicable CBA immediately prior to the Closing Date. For the avoidance of doubt, (i) Buyer is not assuming any Applicable CBAs that do not cover Continuing Employees and (ii) after the Closing Date, Seller shall continue to provide employee benefits of the Applicable CBAs to Former Business Employees, including retired Bargaining Unit employees and terminated Bargaining Unit employees, such as Former Business Employees that will remain in the IP Qualified Pension Plan after the pension plan transfer described in Section 4.6(a), except to the extent that any such Former Business Employee is reinstated and becomes a Continuing Employee in accordance with the provisions of Section 4.5(b). Except as provided in the immediately preceding sentence, such obligations or liabilities in respect of Former Business Employees

International Paper - Business Use

shall not transfer to Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. The parties entered into this Section 4.5(f) to comply with the Successorship Provisions and to benefit the Union(s) representing the Continuing Employees as a third-party beneficiary of this Section only.
(g)The Sellers and Buyer shall cooperate in good faith to provide any notifications or information to, conduct consultations with, and engage in any other process that may be required to be provided to, or completed in connection with, any labor union, works council, joint labor-management committee or council, industry-wide labor-management committee, or equivalent organization, or employee’s rights, in each case, in connection with the transactions contemplated hereby, including the Employee Transfer Agreement. Prior to the Closing, neither Buyer nor Sellers shall, or shall cause their respective Affiliates to, make or accept any commitments, obligations or undertakings which could affect the obligation of the other party or its Affiliates (or trigger any obligation of the other party or its Affiliates) to consult, notify, inform, obtain approval or otherwise engage with any labor union, works council or any employee organization, without the prior written consent of such other party.
(h)The Sellers shall administer all workers’ compensation, short- and long-term disability, medical, prescription drug, dental, life insurance, accidental death and dismemberment and other welfare benefit claims incurred prior to the Closing by a Business Employee or Former Business Employee while participating in a Seller Plan providing such benefits. For these purposes, a claim shall be deemed to be incurred: (i) in the case of short- or long-term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits, (ii) in the case of workers’ compensation benefits, when the event giving rise to the claim occurs, (iii) in the case of medical, prescription drug or dental benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are rendered or obtained, (iv) in the case of life insurance benefits, upon death, and (v) in the case of accidental death and dismemberment benefits, at the time of the accident.
(i)With respect to any annual bonus payments under the International Paper Company Annual Incentive Plan (the “Bonus Plan”) in respect of the 2025 calendar year (the “2025 Annual Bonuses”), (i) to the extent that the Closing occurs during calendar year 2025, then Buyer shall cause the Transferred Companies and their respective Affiliates to pay each Continuing Employee (other than a Leave Employee who does not return to active employment within the applicable performance period) in respect of services provided to Buyer or its Affiliates (including, after the Closing, the Transferred Companies) from the Closing Date to December 31, 2025, an amount of incentive compensation calculated as the difference between (x) the actual achievement of the applicable performance goals for the full 2025 performance year in accordance with the terms and conditions of the Bonus Plan as in effect as of immediately prior to the Closing under which such Continuing Employee is eligible to participate as of immediately prior to the Closing, as determined in the ordinary course of business consistent with past practice and on a basis consistent with such calculations under the Bonus Plan for employees of Sellers and their Subsidiaries who are not Business Employees, less (y) any amounts payable by Sellers under the Bonus Plan in accordance with the terms and conditions of the Bonus Plan as in effect immediately prior to the Closing in respect of the period from January 1, 2025 through the Closing Date, which shall be calculated and paid by Sellers in accordance with the terms of the Bonus Plan in the ordinary course of business consistent with past practice and using the calculations methodology set forth below in this Section 4.5(i) (such bonus payment described in this clause (y), the “2025 Pre-Closing Stub Bonus”), and (ii) to the extent that the Closing occurs after the end of calendar year 2025 (but before the payment date of the 2025 Annual Bonuses), Sellers shall be solely responsible for the full cost of, and for paying, the 2025 Annual Bonuses to the eligible Continuing Employees (and Buyer (including, after the Closing, the Transferred Companies) shall have no liability or obligation with respect thereto), except as expressly set forth in the last sentence of this Section 4.5(i). To the extent that the Closing occurs during calendar year 2026, (A) Sellers shall, subject to the last sentence of this Section 4.5(i), be solely responsible for the full cost of, and for paying, to the Continuing Employees a pro rata annual bonus payment under the Bonus Plan for the period from January 1, 2026 through the Closing Date, which shall be calculated and paid by Sellers in accordance with the terms of the Bonus Plan in the ordinary course of business consistent with past practice and using the calculations methodology set forth below in this Section 4.5(i) (such bonus payment, the “2026 Pre-Closing Stub Bonus”), and (B) Buyer shall be responsible for the payment of annual bonuses in respect of the period from the Closing Date through December 31, 2026 to eligible

International Paper - Business Use

Continuing Employees in accordance with the terms of an annual bonus program established by Buyer that relates to service and performance in respect of the Business following the Closing. To the extent that the Closing occurs during 2026, Sellers shall establish the applicable bonus goals and targets under the Bonus Plan in relation to the 2026 performance year in respect of the Business in good faith consultation with Buyer, which shall be consistent with Seller’s historical performance goal and target-setting practice. The amount of the 2025 Pre-Closing Stub Bonus and, if applicable, the 2026 Pre-Closing Stub Bonus shall be calculated by Sellers in the ordinary course of business in accordance with the Bonus Plan by calculating the actual level of achievement of the applicable performance goals through the Closing Date and extrapolating such performance through the end of the applicable performance year relative to the target goals established for such performance year. The amount of the 2025 Pre-Closing Stub Bonus and, if applicable, the 2026 Pre-Closing Stub Bonus, as calculated in accordance with the terms of this Section 4.5(i), shall be paid in accordance with the terms of the Bonus Plan (including as to timing of payment). Notwithstanding that the Sellers shall remain solely responsible for the full cost of, and for payment of, any 2025 Pre-Closing Stub Bonus, 2026 Pre-Closing Stub Bonus or 2025 Annual Bonus as set forth in this Section 4.5(i), Buyer shall, if requested by the Sellers, cause a Transferred Company to make payment on behalf of the Sellers of any such bonus amounts that become due and payable after the Closing through the payroll of the applicable Transferred Company, subject to either (i) the receipt by such Transferred Company in cash from the applicable Seller of the full amount of such bonus plus the Employer Payroll Taxes due on such amounts in advance of making any such payments, or (ii) the inclusion of the amounts described in the immediately preceding clause (i) as current liabilities in Closing Indebtedness. Buyer and the Sellers acknowledge and agree that to the extent any portion of a 2025 Pre-Closing Stub Bonus, 2026 Pre-Closing Stub Bonus or 2025 Annual Bonus is subject to a deferral election under an IP Non-Qualified Plan, such amounts will not be paid to the applicable Continuing Employee and instead shall be credited to the account of such Continuing Employee in accordance the terms of such IP Non-Qualified Plan (which shall remain the Sellers’ obligation).
(j)The Sellers and Buyer acknowledge and agree that the consummation of the transactions contemplated by this Agreement and the Employee Transfer Agreement will not result in a “separation of service” (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder) with respect to any Continuing Employee who is a participant in an IP Non-Qualified Plan (an “IP Non-Qualified Plan Participant”). Accordingly, International Paper shall retain responsibility for all liabilities and obligations under the IP Non-Qualified Plans and shall maintain the benefits and account balance of each IP Non-Qualified Plan Participant in accordance with the terms of the applicable IP Non-Qualified Plan. Buyer and its Affiliates shall have no obligation or liability, whether direct or indirect, for any contributions, payments, future earnings, funding or other liabilities with respect to any IP Non-Qualified Plan. Buyer agrees to, or to cause its Affiliate (including, following the Closing, US Holdco) to, notify International Paper if any IP Non-Qualified Plan Participant experiences a “separation from service” from Buyer or any of its Affiliates following the Closing Date within thirty (30) days after the date of any such “separation of service”.
(k)Effective no later than the Closing Date, Buyer shall, or shall cause its Affiliate (which may be US Holdco) to, have in effect flexible spending arrangements under a cafeteria plan qualifying under Section 125 of the Code (the “Buyer FSA”). From and after the Closing Date, Buyer and its Affiliates shall be liable for all Liabilities and account balances of the Sellers’ and their Affiliates’ flexible spending account plan maintained with respect to Continuing Employees and their dependents (the “Seller FSA”), and all claims for reimbursement which have not been paid as of the Closing Date shall be paid pursuant to and under the terms of the Buyer FSA. As soon as practicable following the Closing Date, (i) Sellers shall, or shall cause an Affiliate to, transfer to Buyer or its Affiliate an amount in cash equal to the excess, if any, of the aggregate contributions to the Seller FSA made by Continuing Employees prior to the Closing Date for the plan year in which the Closing Date occurs over the aggregate reimbursement payouts made to Continuing Employees prior to the Closing Date for such year from such plan and (ii) Buyer shall cause such amounts to be credited to each such Continuing Employee’s accounts under the Buyer FSA. In connection with such transfer, Buyer shall deem that such employees’ deferral elections made under the Seller FSA for the plan year in which the Closing Date occurs shall continue in effect under the Buyer FSA for the remainder of the plan year in which the Closing Date occurs. If the aggregate reimbursement payouts made to Continuing Employees from the Seller FSA to the Closing for the plan year in which the Closing Date occurs exceed the aggregate accumulated contributions made by the Continuing Employees to such plan prior to the Closing Date for

International Paper - Business Use

such plan year, Buyer shall make a payment equal to the value of such excess (or the portion thereof able to be funded from such additional contributions) to Sellers or their Affiliate as soon as practicable following Buyer’s receipt of additional contributions from the applicable Continuing Employee.
(l)To the extent permitted under applicable Law, Sellers or their Affiliates shall make a payment to each Continuing Employee for any vacation days and paid time off days accrued but not yet taken by such Continuing Employee as of the Closing Date or, in the case of a Leave Employee, as of the date on which such Leave Employee commences employment with Buyer or its Affiliates (the “Accrued Vacation Days”). As of the Closing Date (or, in the case of a Leave Employee, as of the date on which such Leave Employee commences employment with Buyer or its Affiliates), Buyer and its Affiliates shall assume and honor all the Accrued Vacation Days for which payout is not made pursuant to the immediately preceding sentence.
(m)Buyer shall provide any required notice under the Worker Adjustment and Retraining Notification Act of 1988 and any similar applicable state, local or foreign Law (“WARN”) and any other applicable Law and otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or any similar triggering event under any other applicable Law occurring on or after the Closing Date (and not in connection with any events occurring prior to the Closing Date)with respect to Business Employees. Prior to the Closing Date, Seller shall provide Buyer with written notice of any Business Employees or Former Business Employees that have incurred an “employment loss” within the meaning of WARN during the ninety (90) day period prior to the Closing Date. The Sellers maintain any obligations under WARN arising from any “employment loss” incurred by any Business Employees or Former Business Employees on or prior to the Closing Date, other than as a result of actions taken by Buyer on or after the Closing Date.
(n)Except to the extent required under any Applicable CBA, (i) International Paper shall retain responsibility for all liabilities and obligations under the International Paper Retiree H&W Plans and (ii) Buyer and its Affiliates shall have no obligation or liability, whether direct or indirect, with respect to any International Paper Retiree H&W Plans. Buyer agrees to use commercially reasonable efforts to, or to cause its Affiliate (including, following the Closing, US Holdco) to, notify International Paper if the employment of any non-represented Continuing Employee who participates in the International Paper Retiree H&W Plans as of immediately prior to the Closing (and who is set forth on the list provided in writing by the Sellers to Buyer prior to the Closing Date) terminates employment with a Transferred Company for any reason following the Closing Date within ten (10) days after the date of any such termination in order to facilitate the Sellers’ administration of benefits under the International Paper Retiree H&W Plans, it being understood that email notification sent to the Sellers’ address as set forth on Section 4.5(n) of the Disclosure Schedules shall be deemed to satisfy Buyer’s obligations under this Section 4.5(n).
(o)Prior to the Closing, the Sellers, in good faith consultation with Buyer (which shall include the Sellers directing its employee benefits brokers and advisors to have regularly scheduled discussions and status update calls with Buyer’s employee benefits brokers and advisors), shall use reasonable best efforts to cause to be established by a Transferred Company or their Subsidiaries for the benefit of Continuing Employees who are US Business Employees, the health and welfare Benefit Plans that are set forth on Section 4.5(o) of the Disclosure Schedules (the “New H&W Benefit Plans”), the material terms of which shall be consistent with those set forth on Section 4.5(o) of the Disclosure Schedules. In addition, Sellers shall cooperate with Buyer in good faith in connection with Buyer’s efforts to obtain a stop-loss insurance policy for the New H&W Benefit Plans, including providing Buyer and its representatives (including Buyer’s employee benefits broker) with information reasonably necessary and requested in furtherance thereof and to otherwise provide Buyer and its representatives reasonable access to applicable benefits providers, in each case subject to any restrictions under applicable Law. Any New H&W Benefit Plan established in accordance with this Section 4.5(o) shall constitute a Company Plan as of the date of adoption. For the avoidance of doubt, no New H&W Benefit Plan shall be established for the benefit of any Person other than the Continuing Employees of US Holdco and its Subsidiaries and any employees of US Holdco and its Subsidiaries hired by the Transferred Companies after the Closing and shall not otherwise hold any assets or have any Liabilities relating to any Former Business Employee or other service provider who is not a Continuing Employee (or such newly hired employee). In the event Seller is not able to establish any New H&W Benefit Plan listed on Section 4.5(o) of the Disclosure

International Paper - Business Use

Schedules under the heading “Core Benefits” on or prior to the Closing Date, it shall continue to make a Seller Plan providing benefits (and related administrative support services) comparable to such applicable New H&W Benefit Plan that has not been so established available to Continuing Employees who are US Business Employees in accordance with the “Benefit Plan Transition Services Terms” set forth on Section 4.5(o) of the Disclosure Schedules through the Transition Services Agreement (the “Benefits Plan Transition Services”).
(p)Without limiting the generality of Section 9.9 and the third-party beneficiary expressly identified in Section 4.5(f), nothing contained in this Agreement is intended to, or does, (i) confer upon any Person other than the parties hereto and their respective successors and assigns, including any Business Employee or Former Business Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) constitute an amendment, waiver or modification of any Benefit Plan (or the terms thereof), (iii) without limiting Buyer’s obligations under Section 4.5(c), prevent Sellers, Buyer or any of their respective Affiliates from amending or terminating any of their respective benefit plans, employment, compensation or similar agreements (including any Benefit Plans) in accordance with the applicable terms therein, (iv) constitute a contract of employment (or guarantee any particular term or condition of employment) or (v) create any third-party beneficiary rights, claims or causes or action in favor of any Business Employee, Former Business Employee, Continuing Employee Dependent or any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Business Employee by Seller, Buyer or any of their respective Affiliates or under any benefit plan that the Sellers, Buyer or any of their respective Affiliates may maintain or otherwise.
Section 4.6Pension and Savings Plan Transfers.
(a)Pension Plan Transfer.
(i)As of the Closing Date, each Continuing Employee who is a participant in the IP Qualified Pension Plan immediately prior to the Closing Date shall cease to participate in such plan as of the Closing Date, and no later than the Closing Date, International Paper shall cause US Holdco to establish, in consultation with Buyer, a defined benefit pension plan which is qualified under Section 401(a) of the Code and a related trust thereunder that is exempt from federal income taxation under Section 501(a) of the Code and a related trust thereunder that is exempt from federal income taxation under Section 501(a) of the Code (the “New Qualified Pension Plan”) for the benefit of US Business Employees who are Continuing Employees and active participants in the IP Qualified Pension Plan (including those Continuing Employees who have an accrued benefit, even if they are not accruing additional benefits) and their beneficiaries and alternate payees (the “US Pension Plan Participants”). Effective as of the Closing, but subject to the asset transfer specified in Section 4.6(a)(ii), all Liabilities under the IP Qualified Pension Plan relating to Continuing Employees who are US Pension Plan Participants shall cease to be Liabilities of the IP Qualified Pension Plan and shall be assumed in full and in all respects by the New Qualified Pension Plan. The New Qualified Pension Plan shall be identical in all material respects to the IP Qualified Pension Plan (including with respect to eligibility, vesting, level of benefits and benefit accrual) and, in respect of Bargaining Unit employees, shall be established to comply with the terms of the Applicable CBA. Following the Closing, Buyer or its Affiliate shall be responsible for ensuring (according to Buyer’s reasonable determination) that the New Qualified Pension Plan is operated in compliance with the Applicable CBA. Following the Closing, Buyer shall be responsible for causing US Holdco to take all necessary, reasonable, and appropriate action to maintain and administer the New Qualified Pension Plan, so that it qualifies under Section 401(a) of the Code and the related trust thereunder is exempt from federal income taxation under Section 501(a) of the Code. International Paper will cooperate with Buyer by providing the information needed to administer the benefits, including by providing a true and complete listing of all accrued benefits earned under the IP Qualified Pension Plan along with the data necessary to replicate the accrued benefit.
(ii)As soon as practicable after the Closing Date, International Paper shall cause its actuary to calculate and certify in writing to Buyer the amounts of cash assets to be transferred in the aggregate from the IP Trust under the IP Qualified Pension Plan to the New Trust under the

International Paper - Business Use

New Qualified Pension Plan in respect of US Pension Plan Participants, which shall be equal to the amount determined in accordance with the requirements of Section 414(l) of the Code and the regulations thereunder (computed based on the present value of accrued benefits in respect of all Continuing Employees who are US Pension Plan Participants and persons entitled to receive a benefit in respect of such Continuing Employees), calculated applying the de minimis rule in the regulations promulgated under Section 414(l) of the Code and the regulations thereunder (the “Pension Plan Asset Transfer Amount”). As soon as practicable after the Closing Date but in no event later than the date on which International Paper’s actuary delivers its certification to Buyer of the Pension Plan Asset Transfer Amount, International Paper shall cause its actuary to provide to Buyer’s actuary with a complete computer file containing the employee data and all other relevant information used by International Paper’s actuary (including written documentation of the approach followed relating to the preparation of the Pension Plan Asset Transfer Amount) or otherwise reasonably requested by Buyer’s actuary as needed to confirm the Pension Plan Asset Transfer Amount and shall cooperate in answering any reasonable questions from Buyer or its actuary regarding the calculation of the Pension Plan Asset Transfer Amount (which shall include, without limitation, final participant and valuation census data and assumptions and methods use for purposes of the calculations). The Pension Plan Asset Transfer Amount shall become final and binding upon Buyer and the Sellers at the close of business on the one hundred twentieth (120th) day following International Paper’s actuary’s certification to Buyer of the Pension Plan Asset Transfer Amount, unless prior to such one hundred twentieth (120th) day Buyer delivers a written notice to International Paper stating that Buyer believes that the calculation of the Pension Plan Asset Transfer Amount contains factual or mathematical errors or otherwise fails to comport with the Actuarial Assumptions or the terms of this Section 4.6(a). Any such notice shall state in reasonable detail the basis for such belief. Should Buyer timely provide such notice, the parties shall use their reasonable best efforts to resolve promptly any disagreements regarding such calculations. In the event that Buyer and International Paper cannot resolve such disagreements, they shall jointly select an independent, internationally recognized third actuary with whom neither has a material relationship, who shall render its determination promptly (and in any case within sixty (60) days of being engaged to review the disputed matter). The third actuary’s determination shall be made in accordance with the requirements of this Section 4.6(a)(ii) and shall be binding on International Paper and Buyer. The third actuary shall conduct a de novo review without any presumption of correctness or deference to the prior conclusions of either party’s actuary and shall apply the terms of this Section 4.6(a)(ii) and the Actuarial Assumptions in reaching its own conclusions. Buyer and International Paper shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs and expense of the third actuary shall be borne one half by International Paper and one half by Buyer. Any decision by the third actuary shall be treated as confidential information by Buyer and International Paper, except as may be required to obtain judgment on the award or enforce performance thereof or except as disclosure may be required by law.
(iii)As soon as practicable and no more than thirty (30) days after the Closing Date, International Paper shall cause to be transferred from the trust established under the IP Qualified Pension Plan (the “IP Trust”) to a trust established in respect of the New Qualified Pension Plan (the “New Trust”), an initial amount of assets (the “Initial Asset Transfer”). The amount of the Initial Asset Transfer shall equal ninety percent (90%) of the amount International Paper’s actuary determines in good faith to be the Pension Plan Asset Transfer Amount. Further, as soon as practicable and no more than ten (10) days after the final calculation and certification of the Pension Plan Asset Transfer Amount in accordance with the procedures set forth in Section 4.6(a)(ii) above, International Paper will cause the IP Trust to transfer to the New Trust assets in an amount equal to the Pension Plan Asset Transfer Amount less the sum of (A) the Initial Asset Transfer, and (B) the aggregate amount of benefit payments (the “Benefit Payments”), if any, made by the IP Qualified Pension Plan in respect of Continuing Employees from and after the Closing Date and prior to the time of transfer (the “Final Asset Transfer”). If the sum of the Initial Asset Transfer plus the Benefit Payments exceeds the Pension Plan Asset Transfer Amount, then the New Trust shall promptly return such excess. The Pension Plan Asset Transfer Amount shall be adjusted for earnings and returns for the period from the Closing Date until the time of the Final Asset Transfer. The applicable rate for such adjustment will be based on the actual rate of return of assets during this period. Except as may be otherwise agreed in writing by

International Paper - Business Use

International Paper and Buyer, the Initial Asset Transfer and the Final Asset Transfer shall be made entirely in cash.
(iv)To the extent that one or more Leave Employees or Former Business Employees shall become Continuing Employees pursuant to Section 4.5 after the Closing Date, as soon as practicable after the first (1st) anniversary of the Closing Date, the parties shall effect a transfer of assets from the IP Qualified Pension Plan to the New Qualified Pension Plan in respect of such newly characterized Continuing Employees, applying the principles and calculation methodologies set forth in this Section 4.6(a) in respect of the Pension Plan Asset Transfer Amount with regard to such Continuing Employees’ benefits accrued under the IP Qualified Pension Plan as of the applicable date such employee commences employment with Buyer or one of its Affiliates.
(v)To the extent that the relevant information has been made available to Buyer, Buyer shall cause the New Qualified Pension Plan to recognize and maintain all existing elections, including beneficiary designations, payment forms and other rights of alternate payees under qualified domestic relation orders, as were in effect under the IP Qualified Pension Plan immediately prior to the Closing Date, unless and until changed or modified in accordance with the terms of the New Qualified Pension Plan or otherwise in accordance with applicable law. To the extent applicable, the provisions of this Section 4.6(a) shall also apply to Continuing Employee Dependents. After the Closing Date, International Paper shall cooperate with Buyer to provide any reasonably requested information regarding such administrative matters.
(b)Savings Plan Transfer.
(i)Not later than the Closing, International Paper shall cause US Holdco to establish, in consultation with Buyer, a defined contribution plan and corresponding trust for the benefit of Continuing Employees who are US Business Employees who participate in an IP Qualified Savings Plan immediately prior to the Closing Date (the “New Qualified Savings Plan”). The New Qualified Savings Plan shall (i) meet and continue to meet all requirements of applicable Law, including Section 411(d)(6) of the Code, and (ii) accept the transfer of assets from the IP Qualified Savings Plans contemplated by Section 4.6(b)(iii). Following the Closing, Buyer shall be responsible for causing US Holdco to take all necessary, reasonable and appropriate action to maintain and administer the New Qualified Savings Plan so that it qualifies under Section 401(a) of the Code and the related trusts thereunder are exempted from federal income taxation under Section 501(a)(1) of the Code.
(ii)Effective as of the Closing, but subject to the asset transfer specified in Section 4.6(b)(iii), the New Qualified Savings Plan shall assume and be solely responsible for all Liabilities for or relating to Continuing Employees who are participants under the IP Qualified Savings Plans as of immediately prior to the Closing. Buyer and its Affiliates (including, following the Closing, US Holdco) shall be solely responsible for all ongoing rights of or relating to Continuing Employees for future participation (including the right to make contributions through payroll deductions) in the New Qualified Savings Plan.
(iii)As soon as practicable and no more than thirty (30) days after the Closing Date, International Paper shall cause the account balances (including any outstanding loan balances) in each IP Qualified Savings Plan attributable to Continuing Employees to be transferred to the New Qualified Savings Plan in the form of: (A) promissory notes, to the extent of participating Continuing Employees’ account balances that represent outstanding loans; (B) an in-kind transfer of securities, to the extent of participating Continuing Employees’ account balances that are held through the open brokerage window under an IP Qualified Savings Plan and to the extent the New Qualified Savings Plan is capable of accepting such in-kind transfer or (C) cash, to the extent of participating Continuing Employees account balances that do not represent outstanding loans of Continuing Employees or securities transferred in-kind pursuant to clause (B). Buyer shall cause the New Qualified Savings Plan to accept such transfer of accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform pay or discharge all obligations of the IP Qualified Savings Plans relating to the accounts of Continuing

International Paper - Business Use

Employees (to the extent those assets related to those accounts are actually transferred from an IP Qualified Savings Plan). The transfers shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA.
(iv)To the extent (A) reasonably practicable and (B) that the relevant information has been made available to Buyer, Buyer shall cause the New Qualified Savings Plan to recognize and maintain all elections in effect as of immediately prior to the Closing Date, including beneficiary designations, payment forms and other rights of alternate payees under qualified domestic relation orders as were in effect under the corresponding IP Qualified Savings Plan, unless and until changed or modified in accordance with the terms of the plan or otherwise in accordance with applicable law. To the extent applicable, the provisions of this Section 4.6(b)(iv) shall also apply to Continuing Employee Dependents. International Paper shall cooperate with Buyer to provide any reasonably requested information regarding such administrative matters.
Section 4.7Public Announcements. So long as this Agreement is in effect, none of Buyer or its Affiliates or Representatives or the Sellers or their respective Subsidiaries shall issue or cause the publication of any press release or other public statement relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, in which event such party shall provide, on a basis reasonable under the circumstances, an opportunity to the other party to review and comment on such press release or other announcement in advance, and shall consider such comments in good faith; provided, however, that prior written consent will not be required for any press release or public announcement that is consistent with the parties’ prior public disclosures regarding the transactions contemplated by the Agreement in accordance with this Section 4.7.
Section 4.8Release of Guarantees; Intercompany Accounts; Affiliate Arrangements.
(a)Buyer shall use its reasonable best efforts to cause each Seller Limited Guaranty set forth on Section 4.8(a) of the Disclosure Schedules to be released and canceled at the Closing; provided, however, that to the extent that any Seller Limited Guaranty cannot be so released and canceled, Buyer shall use its reasonable best efforts to cause itself or one of its controlled Affiliates to be substituted for the member of the Seller Group directly affected thereby in respect of such Seller Limited Guaranty (or, if not possible, added as the primary obligor with respect thereto) to be effective as of Closing. If Buyer is not able to either release and cancel such Seller Limited Guaranty or cause itself or one of its controlled Affiliates to be so substituted in all respects in respect of such Seller Limited Guaranty as of the Closing, then Buyer shall indemnify, defend and hold harmless such member of the Seller Group with respect to all Losses or expenses that might arise or be incurred by such member of the Seller Group with respect to any such Seller Limited Guaranty to the extent of any liability.
(b)Except as set forth in Section 4.8(b) of the Disclosure Schedules, on or prior to the Closing Date, the Sellers shall, and shall cause the Seller Group to, cause all Affiliate Arrangements to be settled and/or terminated and canceled without any further liability to, or obligation of, the Transferred Companies or their respective Subsidiaries, from and after the Closing.
Section 4.9Use of Seller Marks.
(a)With respect to the Seller Marks that are used by the Transferred Companies or any of their respective Subsidiaries as of Closing (the “Retained Names”), Buyer and its Affiliates (which, as of the Closing, shall include the Transferred Companies and their respective Subsidiaries) shall promptly, and in any event within six (6) months of the Closing Date (subject to any requirements under applicable Law) (such six-month period the “Phaseout Period”), (i) make all necessary filings with any Governmental Authority and take all other necessary actions to discontinue any use of and any references to the Retained Names, (ii) revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all uses of and

International Paper - Business Use

references to the Retained Names and (iii) change signage and stationery and otherwise discontinue use of the Retained Names; provided that, notwithstanding the foregoing, with respect to any Transferred Company or Subsidiary thereof that is incorporated in the following jurisdictions: Poland, Switzerland, Hong Kong, Japan and China (a “Non-U.S. Transferred Company”), Buyer shall use reasonable best efforts to cause the name of such Transferred Company to be changed to such other name that does not include any Retained Name (including by making filings with the applicable Governmental Authority(ies)) prior to expiry of the Phaseout Period (it being understood that Buyer and its Affiliates shall be permitted to continue using such Retained Names as part of such Non-U.S. Transferred Company name for no longer than nine (9) months after the Closing Date (“Name Change Period”), which Name Change Period may be extended, upon Buyer’s written request, for one extension period not to exceed three (3) months (the “Initial Extension”)). Notwithstanding the foregoing, if Buyer is unable to cause the name change of such Non-U.S. Transferred Company prior to the expiry of the Initial Extension, even after having used reasonable best efforts to effect such name change, Buyer may request, and Sellers shall consider in good faith whether to grant, any additional extension period following the Initial Extension, In no event shall Buyer or any of its Affiliates use any Retained Names (except as permitted pursuant to this Section 4.9(a), Section 4.9(b) and Section 4.9(e)) more than six (6) months after the Closing in any manner that materially differs, or for any purpose different, from the use of such Retained Names by any member of the Seller Group during the 90-day period preceding the Closing Date. In (and only in) connection with the foregoing, the Sellers (on behalf of themselves and their respective Affiliates) hereby grant to Buyer and its Affiliates (including the Transferred Companies and their respective Subsidiaries) during the Phaseout Period a limited, non-exclusive, non-sublicensable, non-transferable, royalty-free, fully paid-up right and license to use the Seller Marks in connection with the conduct of the Business, solely to the extent such Seller Marks were utilized in the Business prior to the Closing, and in a form and manner consistent with the form and manner in which such Seller Marks were utilized in connection with the Business as of immediately prior to the Closing. Promptly after the Closing Date, and in any event prior to expiry of the Phaseout Period, Buyer and its Affiliates shall adopt new corporate names, registered names and registered fictitious names of the Transferred Companies and their respective Subsidiaries that do not consist in whole or in part of, and are not dilutive of or confusingly similar to, the Seller Marks.
(b)In the case of product labeling, Buyer or any of its Affiliates shall have (i) six (6) months after Closing to revise and implement new product labeling without reference to the Retained Names (the “Brand Transition Period”) and (ii) eighteen (18) months after Closing (such period, the “Sell-Off Period”) to use and exhaust all product labeling, manifests and shipping, warehousing, freight forwarding, and customs documents, all product so marked with Retained Names in inventory, warehoused, in transit, otherwise in Buyer’s possession at the Closing Date or upon expiry of the Brand Transition Period (including returned to Buyer’s possession during the Sell-Off Period or created within the Brand Transition Period). In the event any warehoused, inventoried or returned product with product labels bearing the Retained Names is in or comes into Buyer’s possession after such eighteen (18)-month period, Buyer shall completely remove and/or replace all such product labels such that the Retained Names are no longer visible or discernable.
(c)With respect to any and all Marks that are included in the Owned Intellectual Property (the “Purchased Marks”), Sellers and their Affiliates shall promptly, and in any event prior to the end of the Phaseout Period (subject to any requirements under applicable Law), (i) make all necessary filings with any Governmental Authority and take all other necessary actions to discontinue any use of and any references to the Purchased Marks, (ii) revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all uses of and references to the Purchased Marks and (iii) change signage and stationery and otherwise discontinue use of the Purchased Marks. In no event shall Seller or any of its Affiliates use any Purchased Marks (except as permitted pursuant to Section 4.9(e)) more than six (6) months after the Closing in any manner. In (and only in) connection with the foregoing, Buyer (on behalf of the Transferred Companies and their respective Subsidiaries) hereby grants to Sellers and their respective Affiliates during the Phaseout Period a limited, non-exclusive, non-sublicensable, non-transferable, royalty-free, fully paid-up right and license to use the Purchased Marks in connection with the conduct of the Retained Business, solely to the extent such Purchased Marks were utilized in the Retained Business prior to the Closing, and in a form and manner consistent with the form and manner in which such Purchased Marks were utilized in connection with the Retained Business as of immediately prior to the Closing.

International Paper - Business Use

(d)Following the Closing Date, (i) Buyer, for itself and its Affiliates, agrees that Buyer and its Affiliates will not at any time expressly, or by implication, do business as or represent themselves as the Sellers or their respective Affiliates and (ii) Sellers, for themselves and their Affiliates, agree that the Sellers and their respective Affiliates will not, at any time, expressly or by implication, do business or represent themselves as Transferred Companies or their Subsidiaries.
(e)Notwithstanding the restrictions set forth in Section 4.9(a), Section 4.9(b) and Section 4.9(c), (i) nothing contained herein shall require a party or any of its Affiliates to (A) change, amend or modify any contract, agreement, document or other business writing or (B) modify, obscure or destroy any internal or non-customer-facing tooling, equipment or materials (except that each of Buyer and Sellers shall, or shall cause its Affiliates to, remove, in the case of Buyer, the Seller Marks, and, in the case of Sellers, the Purchased Marks, from such non-customer-facing tooling, equipment or materials when such tooling equipment or materials are replaced), (ii) nothing contained herein shall require Buyer or any of its Affiliates to, prior to the expiry of the Sell-Off Period, modify, obscure or destroy any labelling or other packaging, manifests and shipping, warehousing, freight forwarding, or customs documents, with respect to products in inventory, warehoused, in transit or otherwise in the possession of Buyer or any of its Affiliates, and Buyer and its Affiliates shall have the benefit of the license set forth in Section 4.9(a) during the Sell-Off Period solely in connection with the purposes permitted by Section 4.9(b), (iii) Buyer and its Affiliates (including the Transferred Companies and their respective Subsidiaries) shall have the right to use the Seller Marks at any time after the Closing solely to describe the history of the Business or as a third party would otherwise be permitted to do so without a license as a fair use under applicable Law and (iv) the Sellers and their respective Affiliates shall have the right to use the Purchased Marks at any time after the Closing solely to describe the history of the Retained Business or as a third party would otherwise be permitted to do so without a license as a fair use under applicable Law.
Section 4.10Director and Officer Indemnification.
(a)For a period of not less than six (6) years after the Closing Date, Buyer shall, and shall cause the Transferred Companies and their respective Subsidiaries to, indemnify and hold harmless each former and present director, manager or officer of the Transferred Companies or any of their respective Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against any costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, in connection with such persons serving as an officer, director, manager, employee or other fiduciary of the Transferred Companies or any of their respective Subsidiaries or of any other Person if such service was at the request of or for the benefit of the Transferred Companies or any of their respective Subsidiaries, to the fullest extent permitted by Law and as provided in their respective Organizational Documents or any indemnification agreement as in effect on the date of this Agreement. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Buyer on or prior to the sixth (6th) anniversary of the Closing Date of a matter in respect of which such Person may seek indemnification pursuant to this Section 4.10, the provisions of this Section 4.10 shall continue in effect with respect to such matter until the final disposition of all claims relating thereto.
(b)For a period of not less than six (6) years after the Closing Date, Buyer, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the Organizational Documents of the Transferred Companies and each Subsidiary of the Transferred Companies regarding elimination of liability, indemnification and advancement of expenses in effect as of immediately prior to the Closing, and, during such six (6)-year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Closing was a Company Indemnified Party, except as required by applicable Law.
(c)Buyer shall, or shall cause the Transferred Companies to, at Buyer’s expense, obtain, maintain and fully pay for, and following the Closing maintain in effect, an irrevocable “tail” insurance

International Paper - Business Use

policy providing for directors’ and officers’ liability insurance for each Transferred Company’s directors and officers (with respect to acts or omissions existing or occurring at or prior to the Closing Date) with a coverage period of at least six (6) years from the Closing Date from an insurance carrier or carriers with the same or better credit rating as the Transferred Companies’ current insurance carrier or carriers with respect to directors’ and officers’ liability insurance, in each case, with limits and retentions no greater than as set forth in Section 4.10(c) of the Disclosure Schedules.
(d)In the event that Buyer or a Transferred Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Buyer shall cause the successors and assigns of Buyer or such Transferred Company, as the case may be, to succeed to or assume the applicable obligations of such party set forth in this Section 4.10.
(e)The provisions of this Section 4.10 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, at Law or otherwise.
Section 4.11R&W Policy. To the extent that Buyer procures a buyer-side representation and warranty insurance policy, to be issued at or after the Closing in the name of and for the benefit of Buyer, in connection with the transactions contemplated hereby (the “R&W Policy”), Buyer shall promptly pay all premiums required for the full term of the R&W Policy and shall comply in all material respects with all of its obligations under the R&W Policy. Any such R&W Policy shall include a provision whereby, the insurer under the R&W Policy expressly waives, and agrees not to pursue, directly or indirectly (except in the case of losses resulting from Fraud), any subrogation rights against the Sellers, or any former or current equityholder(s), managers, members, directors, officers, employees, agents or Representatives of the Sellers with respect to any claim made by an insured thereunder. Buyer shall not waive, amend or modify such subrogation provision, or allow such subrogation provision to be waived, amended or modified, without the prior written consent of the Sellers.
Section 4.12Financing.
(a)Upon request of the Sellers, Buyer shall keep the Sellers reasonably informed of the status of its efforts to arrange the Financing, including material activity and timing considerations and details of any circumstance referred to in clauses (i) through (iv) of the immediately following sentence. Without limiting the foregoing, Buyer shall notify the Sellers promptly, and in any event within two (2) Business Days, if at any time prior to the Closing, Buyer becomes aware that (i) any of the Debt Commitment Letter or the Fee Letter expires or is terminated for any reason, (ii) there is a breach of, or default under, the Debt Commitment Letter by any party thereto, (iii) there is any material dispute or disagreement between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing which relates to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing or which would be reasonably likely to materially impede or delay the funding of the Debt Financing at Closing or (iv) there is any fact, circumstance, event or other reason that could reasonably be expected to result in Buyer not being able to timely obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or definitive agreements related to the Debt Financing such that Buyer would not have sufficient funds to fund the Required Funding Amount at the Closing; provided that in no event shall Buyer be under any obligation to disclose any information that would waive the protection of attorney-client or similar privilege if such party shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege and has notified the Sellers that information is being withheld on this basis.
(b)Buyer shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things reasonably necessary to arrange and to obtain the Equity Financing and Debt Financing on a timely basis at or prior to Closing on the terms and conditions set forth in the Equity Commitment Letter and Debt Commitment Letter (taking into account any “flex” provisions), as applicable, including by using reasonable best efforts to (i) maintain in full force and effect

International Paper - Business Use

the Equity Commitment Letter and the Debt Commitment Letter on the terms and conditions contained therein (taking into account any “flex” provisions) until the transactions contemplated by this Agreement are consummated or until this Agreement is terminated in accordance with its terms, (ii) enter into definitive agreements with respect to the Debt Commitment Letter on terms and conditions contemplated therein, (iii) satisfy (or obtain a waiver of) on a timely basis all conditions and covenants applicable to Buyer or any of its Affiliates and within its control in the Equity Commitment Letter and the Debt Commitment Letter, (iv) consummate the Financing contemplated by the Equity Commitment Letter and the Debt Commitment Letter, as applicable, substantially concurrently with the Closing, and (v) seek and enforce its rights under the Equity Commitment Letter and the Debt Commitment Letter.
(c)Buyer shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under the Debt Commitment Letter (including amendments and modifications contemplated by the “flex” provisions), including without limitation to (i) terminate the Debt Commitment Letter in order to obtain alternative sources of financing in lieu of all or a portion of the Debt Financing or (ii) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments; provided that, notwithstanding the foregoing, Buyer shall not amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under the Debt Commitment Letter if such amendment, supplement, replacement, substitution, termination, modification or waiver would (A) reduce (or have the effect of reducing) the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement (taking into account any increase to the Equity Financing), (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter (as in effect on the date hereof) in a manner that would reasonably be expected to materially delay or prevent the Closing, or (C) materially adversely affect the ability of Buyer to enforce its rights under the Debt Commitment Letter. Upon any such replacement, amendment, supplement or other modification of, or waiver under, the Equity Commitment Letter or the Debt Commitment Letter in accordance with this Section 4.12(c), the term “Equity Commitment Letter” or “Debt Commitment Letter”, as applicable thereto (and consequently the terms “Debt Financing,” “Equity Financing” and “Financing” shall mean the Equity Financing and Debt Financing contemplated by such Equity Commitment Letter or Debt Commitment Letter, as applicable, as so replaced, amended, supplemented, modified or waived), shall mean such Equity Commitment Letter or Debt Commitment Letter, as applicable, as so replaced, amended, modified or waived. Buyer shall furnish to the Sellers a copy of any such replacement, amendment, supplement, modification or waiver of the Debt Commitment Letter as promptly as practicable, and in any event within two (2) Business Days, after such replacement, amendment, supplement, modification or waiver.
(d)If (i) all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or (ii) the Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Buyer for any reason, Buyer shall provide prompt written notice to the Sellers and shall use reasonable best efforts to arrange and obtain alternative debt financing on terms and conditions that are not materially less favorable to Buyer than the terms of the Debt Commitment Letter (taking into account any “flex” provisions) and in an amount sufficient, when added to the portion of the Financing that is available to pay the Required Funding Amount (the “Alternative Financing”) and to obtain, and, if obtained, to provide (within one (1) Business Day after being obtained) the Sellers with a copy of, a new financing commitment (the “New Financing Commitment”) as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing (and consequently the term “Financing” shall include the Equity Financing and the Alternative Financing), and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter with respect to such Alternative Financing.
Section 4.13Financing Cooperation.
(a)Prior to the Closing, and subject to the terms and conditions of this Agreement, the Sellers shall use reasonable best efforts to provide, and shall use reasonable best efforts to cause the

International Paper - Business Use

Transferred Companies, their respective Subsidiaries and their respective officers, managers, directors and employees to provide, and shall use its reasonable best efforts to direct its and their respective accountants, legal counsel and other Representatives to provide, customary cooperation (to the extent consistent with this Agreement) as may be reasonably requested by Buyer with advance notice, and at Buyer’s sole cost and expense, in connection with the arrangement of the Debt Financing (it being understood that, solely for purposes of this Section 4.13(a), the term “Debt Financing” shall be deemed to include any high yield bonds issued in lieu of any credit facility contemplated by the Debt Commitment Letter) including using reasonable best efforts with respect to the following: (i) causing applicable management and other Representatives of the Sellers and/or Transferred Companies, at reasonable times and places and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, due diligence and drafting sessions with prospective Debt Financing Sources and rating agencies (it being understood that any such meeting, presentation or session may take place via videoconference or web conference), including direct contact between applicable management of the Sellers and/or the Transferred Companies, on the one hand, and the actual and potential Debt Financing Sources, on the other hand, in each case as reasonably related to information, materials related to, or the management of the Transferred Companies or the Business, (ii) furnishing Buyer and its financing sources with the Required Information, and such other financial and other pertinent information regarding the Business and the Transferred Companies as may be reasonably requested by Buyer to consummate the Debt Financing but solely to the extent that such Required Information or information is readily available to the Transferred Companies and can be obtained from the books and records of the Business (it being understood that neither the Required Information nor any other such information need include financial statements or information required by Rule 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, information regarding executive compensation rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information required by Item 402 of Regulation S-K, segment reporting and disclosure, projections, information that would customarily be provided by the initial purchasers in an offering of high yield debt securities under Rule 144A, a description of all or any portion of the Debt Financing, risk factors, financial statements or other financial data (including selected financial data) or other information customarily excluded from a Rule 144A offering memorandum related to the offering of high yield debt securities by a non-accelerated filer), to consummate the offerings or placements of any such debt securities, in each case assuming that such offering of debt securities were consummated at the same time during the Seller’s fiscal year as such offering of debt securities will be made), (iii) assisting with the preparation of usual and customary materials for rating agency presentations, lender presentations, business projections, bank information memoranda, offering documents and other usual and customary marketing and syndication materials required in connection with the Debt Financing, and assisting with identifying any portion of the information concerning the Transferred Companies and their respective Affiliates set forth in any of the foregoing that would constitute material, non-public information (it being understood that all material non-public information provided by or on behalf of the Sellers, the Transferred Companies, their respective Affiliates or any Representative of the foregoing shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer and its Affiliates may disclose any such non-public or otherwise confidential information to prospective lenders and investors in connection with the syndication of the Debt Financing, subject to customary confidentiality undertakings by such Persons with respect to such information), (iv) delivering customary authorization letters executed by a senior officer of the Business (but only if such officer is remaining in the Business after the Closing Date) with respect to the bank information memoranda (including customary representations with respect to accuracy of information and material non-public information) authorizing the distribution of information to prospective lenders and investors and a customary “backup” certificate with respect to any offering document, (v) at least four (4) Business Days prior to the Closing Date, providing all customary documentation and information about the Transferred Companies as is reasonably requested in writing by Buyer at least nine (9) Business Days prior to the Closing Date which is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), (vi) (A) executing and delivering customary management representation letters to their independent auditors and (B) causing their independent auditors to provide drafts and executed versions of customary auditor comfort letters (including “negative assurance” comfort and change period comfort) with respect to historical financial information regarding the Business and the Transferred Companies as reasonably requested by Buyer or as necessary or customary for financings similar to the Debt Financing (including any offering or placement of debt securities pursuant to Rule 144A), (vii) assisting with the preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, as may be reasonably requested by Buyer and to the extent applicable to the Transferred Companies, (viii) assisting

International Paper - Business Use

with the pledging of collateral for the Debt Financing, (ix) cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letter (as in effect on the date hereof) to the extent the satisfaction of such condition requires the cooperation of, or is within the control of the Transferred Companies and (x) facilitating the taking of corporate or organizational actions by the Sellers reasonably requested by Buyer to permit the consummation of the Debt Financing.
(b)Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or operations of the Sellers, any Transferred Company or any of their respective Subsidiaries; (ii) nothing in this Section 4.13 shall require cooperation to the extent that it would cause any condition to the Closing set forth in Section 6.1 or Section 6.2 to not be satisfied or otherwise cause any breach of this Agreement or could reasonably be expected to conflict with or violate any Organizational Document of the Sellers or any Transferred Company or any of their respective Affiliates or any Law, or result in the contravention of, or result in a violation or breach of, or default under, any Material Contract; (iii) none of the Sellers, any Transferred Company or any of their respective Affiliates shall be required to pay any commitment or other similar fee or incur or assume, prior to the Closing Date, any other liability or obligation in connection with the financings contemplated by the Debt Financing; (iv) none of the directors, managers or officers of the Sellers or any Transferred Company or any of their respective Affiliates, acting in such capacity, shall be required to adopt any resolutions or consents to approve or authorize the agreements, documents and instruments or take any corporate action in connection with the Debt Financing which would be effective prior to the Closing Date (it being understood that, in the case of a Transferred Company, only directors, managers or officers of such Transferred Company that remain in such capacity on or after the Closing Date shall be required to take any such action so long as such action would not be effective prior to the Closing Date); (v) none of the Sellers or any Transferred Company or any of their respective Affiliates or their respective directors, managers, officers or employees shall be required to execute, deliver or enter into, or perform, or become subject to any obligation under, any agreement, document certificate or instrument with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date and (vi) none of the Sellers, any Transferred Company or any of their respective Affiliates shall be required to provide access to or disclose information that the Transferred Companies determine could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to the Sellers, the Transferred Companies or any of their respective Affiliates. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, none of Sellers or any Transferred Company or the Business shall be required to provide, and Buyer shall be solely responsible for, (1) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (2) projections, risk factors or other forward-looking statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of the Regulation S-X or (3) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K.
(c)None of the Sellers or any Transferred Company or any of their respective Affiliates or their respective officers, managers, directors, employees, accountants, legal counsel or other Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 4.13 and any information utilized in connection therewith. Buyer shall indemnify and hold harmless each of the Sellers, the Transferred Companies, their respective Affiliates and their respective partners, officers, managers, directors, employees, accountants, legal counsel and other Representatives from and against any and all liabilities, losses, damages, costs and expenses suffered or incurred by any of them in connection with the Debt Financing and the performance of their respective obligations under this Section 4.13 and any information utilized in connection therewith other than to the extent that any such liabilities, losses, damages, costs or expenses directly result from the bad faith, gross negligence or willful misconduct of any of the Sellers, the Transferred Companies, their respective Affiliates and their respective partners, officers, managers, directors, employees and other Representatives. Buyer shall promptly, upon request by any of the Sellers, the Transferred Companies and their respective Affiliates, reimburse the Sellers, the Transferred Companies and their respective Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred by the Sellers, the Transferred Companies or their respective Affiliates (including those of its accountants, consultants, legal counsel, agents and other

International Paper - Business Use

Representatives) in connection with the cooperation contemplated by this Section 4.13. For the avoidance of doubt, the parties acknowledge and agree that the provisions contained in this Section 4.13 represent the sole obligation of the Sellers, the Transferred Companies, their respective Subsidiaries and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives with respect to cooperation in connection with the arrangement of the Debt Financing. The indemnity and reimbursement obligations contained in this Section 4.13(c)shall survive termination of this Agreement.
All information provided by the Sellers, the Transferred Companies or their respective Affiliates or Representatives pursuant to this Section 4.13 shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, Buyer and its Affiliates shall be permitted to disclose any such information to potential Debt Financing Sources subject to customary confidentiality undertakings by such Persons with respect to such information, and such Debt Financing Sources shall be deemed “Representatives” under the Confidentiality Agreement (and subject to the restrictions thereunder).
(d)The Sellers, the Transferred Companies and their respective Affiliates consent to the customary and reasonable use of the Transferred Companies’ and the Business’ logos in connection with any Debt Financing; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage any of the Sellers, the Transferred Companies and their respective Affiliates or the reputation or goodwill of the Sellers, the Transferred Companies and their respective Affiliates.
(e)The Sellers shall be deemed to have complied with this Section 4.13 for the purpose of any condition set forth in Article 6, unless (i) the Sellers have materially breached their obligations under this Section 4.13, (ii) Buyer has notified the Sellers of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 4.13 in order to cure such breach, (iii) the Sellers have not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the End Date to consummate the Debt Financing, and (iv) the Debt Financing has not been consummated and such material breach by the Sellers materially contributed to and was the principal cause of the failure of the Debt Financing to be consummated.
(f)For the avoidance of doubt and notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing, the availability of any alternate debt financing, the availability of any equity financing or receipt of the proceeds therefrom. If the Financing has not been obtained, Buyer shall continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 of this Agreement, to consummate the transactions contemplated by this Agreement.
Section 4.14Title Insurance. The Sellers shall reasonably cooperate with Buyer in connection with Buyer’s obtaining, at Buyer’s sole cost and expense, such title insurance (including any nonimputation and other endorsements) that Buyer determines to obtain in respect of the Owned Real Property, including by executing and delivering such affidavits, estoppels, certificates or other documents or information as may be reasonably requested by the title company issuing the same for the delivery of a final owner’s policy of title insurance with respect to such Owned Real Property in form and substance (including endorsements) reasonably acceptable to Buyer.
Section 4.15Restrictive Covenants.
(a)Non-Competition.
(i)In connection with the Sellers’ sale of Transferred Interests and/or receipt of the Closing Purchase Price pursuant to this Agreement, during the period from the date of this Agreement through the three (3)-year anniversary of the Closing Date (the “Restricted Period”),

International Paper - Business Use

the Sellers shall not, and shall cause their controlled Affiliates not to, directly or indirectly, whether as a partner, joint venturer, owner, manager, equityholder, investor or otherwise (in whole or in part), distribute, market or sell (i) softwood and/or hardwood fluff pulp (including crosslinked pulp), southern bleached softwood kraft pulp, northern bleached softwood kraft pulp or bleached chemical grade market pulps used in the following applications: extenders for dissolving pulps and viscosity modifiers for end uses including paint, coatings, inks, food and pharmaceuticals, or (ii) any other kinds of pulp specifically used as an absorbent (a “Business Competitive Activity”); provided, however, that this Section 4.15(a)(i)shall not prohibit the Sellers or any of their respective Affiliates from (A) (x) sourcing pulp solely to supplement the Sellers’ containerboard production, (y) producing pulp solely as a part of the Sellers’ containerboard production, or (z) producing or selling unbleached kraft pulp rolls solely for use in consumer goods so long as not for use in (I) absorbent products or (II) extenders for dissolving pulps and viscosity modifiers for end-uses, including paint, coatings, inks, food and pharmaceuticals; (B) holding publicly traded securities of any Person engaged in a Business Competitive Activity to the extent that such investment does not, directly or indirectly, confer on the Sellers (together with their respective Affiliates) more than 5% of the voting power of such Person, (C) the acquisition by the Sellers or any of their respective Affiliates of a diversified company having not more than 25% of its sales (based on its latest published annual audited financial statements) attributable to the Business Competitive Activity, so long as the Sellers cause the Business Competitive Activity to be sold, wound down or otherwise disposed of no later than two (2) years following the consummation of any such acquisition (unless such sale, wind down, or disposal would occur outside the Restricted Period) or (D) the operation of the Business prior to the Closing in accordance with the terms and conditions of this Agreement.

(ii)In connection with Buyer’s acquisition of Transferred Interests pursuant to this Agreement, during the Restricted Period, the Transferred Companies (or any other entities formed to operate the Business) shall not, and shall cause its controlled Affiliates not to, directly or indirectly, whether as a partner, joint venturer, owner, manager, equityholder, investor or otherwise (in whole or in part), use any of the mills or facilities operated by the Business at the Closing to engage in the manufacturing, designing or selling of containerboard products (a “Seller Competitive Activity”); provided that the foregoing shall not prohibit Buyer or any of its Affiliates from (A) holding publicly traded securities of any Person engaged in a Seller Competitive Activity to the extent that such investment does not, directly or indirectly, confer on Buyer (together with its respective Affiliates) more than 5% of the voting power of such Person, or (B) the acquisition by Buyer or any of its respective Affiliates of a diversified company having not more than 25% of its sales (based on its latest published annual audited financial statements) attributable to the Seller Competitive Activity, so long as Buyer causes the Seller Competitive Activity to be sold, wound down or otherwise disposed of no later than two (2) years following the consummation of any such acquisition (unless such sale, wind down, or disposal would occur outside the Restricted Period).
(b)Non-Solicitation and Non-Hire. In connection with the Sellers’ sale of Transferred Interests and/or receipt of the Closing Purchase Price pursuant to this Agreement, during the Restricted Period, the Sellers shall not, and shall cause their controlled Affiliates not to, directly or indirectly, solicit or encourage any of the Business Employees listed or described in Section 4.15(b) of the Disclosure Schedules to cease or curtail his or her relationship with such Persons, or hire or attempt to hire, whether as a director, officer, manager, employee, contractor, consultant or other service provider, any such Person; provided, however, that the foregoing shall not prohibit (i) the solicitation of any such Person resulting from generalized searches for employees through the use of bona fide public advertisements in the media or any general recruitment efforts conducted by the Sellers or any of their respective Affiliates or any recruitment agency, in each case, that are not targeted specifically at such Persons or (ii) the solicitation or hiring of any such Person (A) who voluntarily terminated their employment with or whose employment was terminated with cause by Buyer, the Transferred Company or any of their respective Affiliates at least 6 months prior to the Closing Date or the date of such solicitation or hiring or (B) whose employment was terminated without cause by Buyer or the applicable Transferred Company prior to the date of such solicitation or hiring.

International Paper - Business Use

(c)Restrictions on Sale of a Specified Mill.  During the Restricted Period, the Sellers shall not, and shall cause each of their Affiliates not to, sell, transfer, lease, license, exchange or otherwise dispose of all or any material part of any Specified Mill (other than sales of inventory or assets in the ordinary course of business) to any Person, directly or indirectly, whether as a partner, joint venturer, owner, manager, equityholder, investor or otherwise (in whole or in part) (any such transaction with any Person, a “Specified Mill Transaction”), engaged in the Business (or whom any Seller or Affiliate has actual knowledge of plans to use all or any such part of such Specified Mill to engage in the Business). During the Restricted Period, the Sellers shall not, and shall cause each of their Affiliates not to, engage in any Specified Mill Transaction, unless, in connection therewith, such Person shall procure covenants (of which Buyer shall be an express third party beneficiary and which covenants cannot be amended or waived without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed)) from any buyer, lessee or licensee (as applicable) of the applicable Specified Mill (or the relevant portion thereof) to agree not to (x) engage in the Business at such Specified Mill during the Restricted Period or (y) sell, transfer, lease, license, exchange or otherwise dispose of all or any material part of such Specified Mill (other than sales of inventory or assets in the ordinary course of business) to any Person without procuring the same covenants from the follow-on buyer(s), transferee(s), lessee(s) or licensee(s) (as applicable) of such Specified Mill (or any portion thereof) (with Buyer as an express third party beneficiary thereof and which covenants cannot be amended or waived without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed)) during the Restricted Period.
(d)Certain Acknowledgments. Each party (on its own behalf and on behalf of its Affiliates) acknowledges that the other parties would be unwilling to enter into this Agreement or any Ancillary Agreement, or consummate the transactions contemplated hereby and thereby, in the absence of this Section 4.15, and that the covenants contained in this Section 4.15 constitute a material inducement to each party to enter into, and consummate the transactions contemplated by (including payments of the amounts contemplated by), this Agreement and the other Ancillary Agreements with the other parties. Without limiting the generality of the foregoing, each party (on its own behalf and on behalf of its Affiliates) acknowledges and agrees that the restrictions contained in this Section 4.15 are reasonable and necessary to protect the legitimate interests of the other parties, and it is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 4.15 are for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Section 4.15 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the further intention of the parties hereto that if any of the restrictions or covenants contained in this Section 4.15 is held to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall (to the maximum extent permitted by applicable Law) not be construed to be null, void and of no effect, but instead shall be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. If a party breaches any provision of this Section 4.15, with respect to such breached provision, the term of the applicable provision shall be tolled for, and shall not run during, the length of such breach. Each party acknowledges that the other parties would be irreparably harmed by any breach of this Section 4.15 and that there would be no adequate remedy at law or in damages to compensate the other parties for any such breach. Each party agrees that the other parties shall be entitled to injunctive relief requiring specific performance by such other parties of this Section 4.15, and each party consents to the entry thereof.
Section 4.16Insurance.
(a)From and after the Closing Date, upon written request of Buyer, the Sellers shall, and shall cause their respective Affiliates to, at Buyer’s cost, use commercially reasonable efforts to pursue claims or claim benefits from or under (and in each case in accordance with), any of the Seller’s or any of their respective Affiliates’ insurance policies (inclusive of captive coverages) in effect on or prior to the Closing Date that cover any of the Transferred Companies, their respective Subsidiaries or the Business with respect to any claim, basis for claim, act, omission, circumstance, fact, occurrence, event, or loss that occurred or existed prior to the Closing Date that relates to the Business and which would be covered under any such insurance policies(each of the foregoing, a “Pre-Closing Date Event”); it being understood and agreed that in order to replicate the manner in which the Business was covered by Sellers’ third party

International Paper - Business Use

insurance and captive coverages prior to the Closing under the ownership of International Paper, Liabilities arising out of any Pre-Closing Date Event (x) up to the applicable retention amount set forth on Section 4.16(a) of the Disclosure Schedules on an applicable third party occurrence-based insurance policy that would otherwise be covered (but for such retention) will be satisfied and paid to the relevant Transferred Company that incurred such Liabilities by the captive coverage of the relevant Seller or Affiliate that applies to such occurrence-based insurance policy, and (y) above the applicable retention amounts set forth on Section 4.16(a) of the Disclosure Schedules on the applicable third party occurrence-based insurance policy will be satisfied and paid to the relevant Transferred Company that incurred such Liabilities by the issuer of such applicable occurrence-based insurance policy. The Sellers shall, and shall cause their respective Affiliates to, not (i) exclude or remove the Business, any Transferred Company or any of its Subsidiaries from coverage that may be available under any such insurance policy(ies) or captive coverages with respect to any Pre-Closing Date Events, (ii) terminate or cancel any such insurance policies or captive coverages or (iii) amend or modify any insurance policies or captive coverages (or fail to timely make any required payment under, or take any similar action that would reasonably be expected to result in the termination of any such policy or captive coverages), in each case of clauses (ii) and (iii), in any manner that would reasonably be expected to materially and adversely impact the availability of recoverable proceeds under any such insurance policies or captive coverages with respect to any Pre-Closing Date Events.
(b)In connection with any pursuit by or on behalf of Buyer, any Transferred Company or the Business (as applicable) of insurance benefits or coverage permitted by this Section 4.16:
(i)The Sellers and Buyer shall reasonably cooperate with one another in pursuing all such claims, provided that Buyer and its Affiliates shall be solely responsible for complying with all conditions for such claims (including with respect to pursuit and collection). In addition, the Sellers and their Affiliates shall (i) upon written request of Buyer and at Buyer’s sole cost and expense to commence or threaten litigation against any insurance carrier with respect to such claims, or (ii) at the election of the Sellers in their sole discretion, to the extent assignable and permitted under the applicable insurance policy, assign to Buyer or the applicable insurer any rights of recovery against third parties with respect to Pre-Closing Date Events for which a claim is made and shall cooperate with Buyer (at Buyer’s cost) with respect to the pursuit of such assigned rights; provided that Buyer and its Affiliates will not, without the written consent of the Sellers, amend, modify or waive any rights of Sellers or any of its Affiliates under any such insurance policy;
(ii)The Sellers shall have the right but not the duty to monitor or provide input with respect to coverage claims or requests for benefits asserted by or on behalf of Buyer (as applicable) under the relevant insurance policies, including the coverage positions and arguments asserted therein; provided, however, the Sellers shall have the duty to provide Buyer with copies of documents and correspondence the Sellers receive regarding coverage claims or requests for benefits asserted by or on behalf of Buyer on which Buyer or its representatives are not copied; and
(iii)Buyer shall exclusively bear and be liable (and neither the Sellers nor any of their respective Affiliates shall have any obligation to repay or reimburse Buyer) for uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims.
(c)This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Agreement is intended to waive or abrogate in any way the Sellers’, any of their respective Affiliates’ or Buyer’s own rights to insurance coverage for any liability, whether relating to the Sellers or any of their respective Affiliates or Buyer or otherwise.
(d)Buyer acknowledges that it shall be solely responsible for obtaining or providing insurance coverage for the Transferred Companies and the Business for any event or occurrence after the Closing sufficient to comply with any and all of the contractual and statutory obligations of the Transferred Companies and the Business after the Closing; provided that the Sellers shall, and shall cause their Affiliates to, provide such information (including historical and current loss runs and copies of current insurance policies covering the Business (with information unrelated to the Business or the

International Paper - Business Use

Transferred Companies being redacted), and claims activity relating to the Business) as Buyer may reasonably require or request to facilitate Buyer procuring such insurance on the most advantageous terms and conditions as may be reasonably available in the marketplace at such time.
Section 4.17Exclusivity. During the Pre-Closing Period, the Sellers shall not, and shall cause their Affiliates and their respective directors, officers, employees, advisors, Representatives and other agents not to, directly or indirectly, (a) solicit, initiate, engage or participate in discussions or negotiations with any Person (other than Buyer and its Affiliates and Representatives) with respect to, or enter into any agreement or accept any offer to consummate any (i) merger or consolidation involving the Business, the Transferred Companies or any of their respective Subsidiaries, (ii) sale of a material portion of the assets of the Business, the Transferred Companies or any of their respective Subsidiaries, (iii) sale of more than five percent (5%) of the Equity Interests of the Transferred Companies or any of their respective Subsidiaries (or any rights to acquire securities convertible into or exchangeable for such Equity Interests) or (iv) similar transactions or business combinations for the acquisition of the Business, the Transferred Companies or any of its Subsidiaries or their business or assets (whether by merger, recapitalization, share exchange, sale of assets or any other similar transaction) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates and Representatives) to do or seek to do any of the foregoing. The Sellers shall as promptly as practicable request the return or destruction of all non-public information furnished by or on its behalf to any Person and its Representatives (other than Buyer, its Affiliates and their respective Representatives) with respect to any transactions described in any of clauses (i) through (iv) of this Section 4.17 prior to the date hereof. Sellers further agree that they shall terminate as promptly as practicable all physical and electronic data room access previously granted to any such Person (other than Buyer and its Affiliates and its and their respective Representatives).
Section 4.18 Release.
(a)Effective as of the Closing, each Seller, on behalf of itself and its Affiliates and each of their respective successors and assigns (collectively, the “Seller Releasing Parties”), hereby unconditionally and irrevocably and forever releases and discharges Parent, Buyer, their respective Affiliates, the Transferred Companies and each Subsidiary of a Transferred Company (each, a “Buyer Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all Liabilities, claims, debts, actions, suits, Litigations, or other proceedings, judgments or causes of action, of any kind or character whatsoever, direct or indirect, at law or in equity that such Person ever had, now has or ever may have or claim to have against any Buyer Released Party arising out of, related to, or in connection with (i) the organization, management, conduct, or operation of the Business prior to Closing or (ii) the Seller Releasing Parties’ ownership, directly or indirectly, of any Equity Interests of a Transferred Company or any Subsidiary of a Transferred Company (collectively, the “Seller Released Claims”); provided that nothing in this Section 4.18 shall waive or limit in any respect the rights of any Seller Releasing Party under (A) this Agreement or any other Contract entered into in connection with the transactions contemplated hereby (including any certificate contemplated hereby and delivered in connection herewith) or which is not required to be terminated pursuant to the terms of this Agreement, (B) any Contract entered into after the Closing; (C) any matter between a Seller Releasing Party and a Buyer Released Party that is unrelated to the transactions contemplated by this Agreement or (D) arising under any employment or consulting agreement or arrangement or any claim for indemnification or insurance as a director or officer (or similar position) of the Transferred Companies or any of its Subsidiaries. Sellers, on their own behalf and on behalf of the other Seller Releasing Parties, hereby represents, warrants and covenants to each Buyer Released Party that there has not been and will not be any assignment or other transfer of any right or interest in any Seller Released Claim that any Seller Releasing Party ever had, has or may have against the Buyer Released Parties.
(b)Effective as of the Closing, Buyer, on behalf of itself, the Transferred Companies, each of their respective Subsidiaries, their Affiliates and each of their respective successors and assigns (collectively, the “Buyer Releasing Parties”), hereby unconditionally and irrevocably and forever releases and discharges each Seller and its respective Affiliates (each, a “Seller Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all Liabilities, claims, debts, actions, suits, Litigations, or other proceedings, judgments or causes of action, of any kind or character whatsoever, direct or indirect, at law or in equity that such Person ever had, now has or ever may have or claim to

International Paper - Business Use

have against any Seller Released Party arising out of, related to, or in connection with (i) the organization, management, conduct or operation of the Business prior to Closing or (ii) the Buyer Releasing Parties’ ownership, directly or indirectly, of any Equity Interests of a Transferred Company or any Subsidiary of a Transferred Company (collectively, the “Buyer Released Claims”); provided that nothing in this Section 4.18 shall waive or limit in any respect the rights of any Buyer Releasing Party under (A) this Agreement or any other Contract entered into in connection with the transactions contemplated hereby (including any certificate contemplated hereby and delivered in connection herewith) or which is not required to be terminated pursuant to the terms of this Agreement, (B) any Contract entered into after the Closing; (C) any matter between a Buyer Releasing Party and a Seller Released Party that is unrelated to the transactions contemplated by this Agreement or (D) arising under any employment or consulting agreement or arrangement or any claim for indemnification or insurance as a director or officer (or similar position) of the Transferred Companies or any of its Subsidiaries. Buyer, on their own behalf and on behalf of the other Buyer Releasing Parties, hereby represents, warrants and covenants to each Seller Released Party that there has not been and will not be any assignment or other transfer of any right or interest in any Buyer Released Claim that any Buyer Releasing Party ever had, has or may have against the Seller Released Parties.
(c)Each of the parties further acknowledges and agrees that this release and discharge provided pursuant to this Section 4.18 will be governed by and enforced and interpreted in accordance with the Laws of the State of Delaware, that if any portion of this release is held invalid by the final judgment of any court of competent jurisdiction, the remaining provisions of this release will remain in full force and effect as if such invalid provision had not been included in this release. It is further understood and agreed that all rights under Section 1542 of the California Civil Code or any similar provision of any applicable Law are hereby expressly waived by parties. Said section reads as follows:
Section 4.19A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Section 4.20Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Seller Releasing Parties and the Buyer Releasing Parties, the parties expressly acknowledges that this release is intended to include in its effect, without limitation, all claims, debts, actions, suits, litigations, or other proceedings, judgments or causes of action, of any kind or character whatsoever, which the Buyer Released Parties and Seller Released Parties do not know of or suspect to exist in their respective favor at the time of signing this release, and that this release contemplates the release of any such claims, debts, actions, suits, litigations, or other proceedings, judgments or causes of action.
(a)Each of the parties acknowledges and agrees that the terms and provisions of this Section 4.18 have been a material inducement to the Buyer Released Parties and Seller Released Parties to consummate the transactions contemplated by this Agreement, and that the Buyer Released Parties and Seller Released Parties will rely upon this Section 4.18 in consummating such transactions.
(b)The Sellers, on behalf of the Seller Releasing Parties, agree not to bring any action, suit, or other proceeding whatsoever of whatever kind and based on whatever legal theory, against any Buyer Released Party arising out of any Seller Released Claims.
(c)Each of Parent and Buyer, on behalf of the Buyer Releasing Parties, agree not to bring any action, suit, or other proceeding whatsoever of whatever kind and based on whatever legal theory, against any Seller Released Party arising out of any Buyer Released Claims.
Section 4.21Litigation Support. At and after Closing, in the event that the Seller Group or Buyer or any of its Affiliates is prosecuting, contesting or defending any Litigation, investigation, charge,

International Paper - Business Use

claim, or demand by or against a third party (other than a Litigation brought against or by the other party hereto or any Affiliate of such party or in which the parties are otherwise adverse to each other) in connection with (a) any transactions contemplated under this Agreement, or (b) any incidents, actions or occurrences relating to, in connection with or arising from the Business or the Transferred Companies or their respective Subsidiaries (including, for the avoidance of doubt, any Retained Businesses that were historically part of a Transferred Company), to the extent permitted by Law and contractual obligations, each party to this Agreement shall, and shall cause its Affiliates (and its and their officers and employees, and shall use its reasonable best efforts to cause its and their other Representatives) to, at the requesting party’s expense, reasonably cooperate with the other party hereto and its Affiliates and its and their counsel in such prosecution, contest or defense, including making available, during normal business hours and upon reasonable advance notice access to their relevant books and records and personnel (who are reasonably available and subject to confidentiality obligations) in a manner that does not reasonably interfere with business operations, and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense. The parties’ obligation to provide such cooperation shall expire on the third (3rd) anniversary of the Closing Date.
Section 4.22Data Room. Promptly (but no later than ten (10) Business Days) following the execution of this Agreement, the Sellers shall deliver, or cause to be delivered, to Buyer, a USB, CD or DVDROM containing a complete copy of the Data Room reflecting. the contents of the Data Room as of the execution of this Agreement.
Section 4.23Resignation or Removal of Officers and Directors. At the written request of Buyer delivered at least five (5) Business Days prior to the Closing Date, the Sellers shall cause any so requested officer, director, manager or similar individual of any Transferred Company or any of their respective Subsidiaries to resign or be removed from such position effective immediately prior to or at the Closing.
Section 4.24Preparation of Financial Statements. Following the Closing and for a period of three (3) years following the Closing Date, if Buyer elects by written notice to International Paper, Sellers shall provide or cause to be provided to Buyer and its Representatives such information, access and cooperation (at Buyer’s sole cost and expense) as Buyer and its Representatives may reasonably require in connection with the preparation of audited and unaudited financial statements of the Business (pro forma for, and assuming the Asia Transfer and the Contribution had occurred prior to the date of, or the period of time covered by, each such financial statement that Buyer and its Representative may be preparing) for periods before and after Closing, so as to assist Buyer and its Subsidiaries and Affiliates to consummate any financing, comply with its obligations to its actual or prospective lenders or under applicable Law with respect to any offering of securities under the Securities Act or any reporting requirements under the Securities Exchange Act of 1934, as amended; provided that such cooperation and assistance does not unreasonably disrupt or interfere with the normal business operations of the Sellers or their Subsidiaries.
Section 4.25Separation Steps.
(a)Prior to the Closing, the Sellers shall, and shall cause their applicable Subsidiaries (including the Transferred Companies), to use their respective reasonable best efforts to complete the actions set forth in Exhibit E (as may be amended or otherwise modified in accordance with Section 4.23(b)) (collectively, “Separation Activities”).
(b)In furtherance and not in limitation of the foregoing, the parties shall each appoint senior representatives (the “Coordinators”) who shall be reasonably available to communicate and coordinate with respect to the Separation Activities, as well as any related questions and concerns with respect thereto. Each party shall designate their respective Coordinators by written notice to the other parties within five (5) Business Days after the date of this Agreement; provided that each party may change its Coordinators at any time by written notice to each other party. The Coordinators will meet promptly following their appointment for Sellers’ Coordinator to inform Buyer’s Coordinator of the Sellers’ proposed detailed plans for the completion of the Separation Activities, including the proposed timelines therefor. Thereafter, the Coordinators shall meet with each other as often as reasonably necessary, but in no event less than every two weeks. The Sellers (through their Coordinator) shall keep Buyer (through its

International Paper - Business Use

Coordinator) reasonably informed on the progress of the Separation Activities set forth in Exhibit E. Buyer may, from time to time, propose amendments to Exhibit E for consideration by the Sellers and the Sellers shall consider all such proposed amendments in good faith.
(c)In the event any Separation Activities are not completed prior to the Closing notwithstanding the Sellers’ reasonable best efforts, (i) the Sellers shall complete such Separation Activities as promptly as reasonably practicable following the Closing, (ii) any services reasonably necessary to operate the Business as a result of the Sellers’ failure to complete any Separation Activity prior to the Closing, to the extent otherwise constituting an “Omitted Service” (as defined in the Transition Services Agreement) shall be deemed subject to a request for “Omitted Services” (as defined in the Transition Services Agreement) and shall be governed by the terms and conditions set forth in the Transition Services Agreement; provided that, notwithstanding anything to the contrary in the Transition Services Agreement, such Omitted Services shall be provided at Sellers’ sole cost and expense, (iii) without limiting the foregoing, the Sellers and Buyer shall promptly meet and discuss in good faith any revisions to the Transition Services Agreement (including to the scope or duration of services to be provided thereunder) that may be reasonably necessary as a result of the Sellers’ failure to complete such Separation Activities prior to Closing, and (iv) for every calendar month (or part thereof) following the Closing in which such Separation Activities are incomplete, the “Maximum Extension Period” (as defined in the Transition Services Agreement) for all “Transition Services” (as defined in the Transition Services Agreement) set forth in the Transition Service Agreement shall, notwithstanding anything to the contrary in the Transition Services Agreement, be automatically extended by one month. Such incompletion of the Separation Activities shall not be deemed a failure of the condition set forth in Section 6.2(b).
(d)Any and all costs incurred by the Sellers in connection with the Separation Activities shall be borne by the Sellers (and such costs and expenses, for the avoidance of doubt, will not be deemed or construed to constitute Standup Costs).
Section 4.26Standup Costs.
(a)Following the Closing and during a period of twelve (12) months following the Closing Date (the “Standup Cost Period”), Buyer shall maintain (and upon written request, provide International Paper with access to) invoices for and records of all out-of-pocket costs and expenses actually incurred by Buyer or its Affiliates (including the Transferred Companies) in connection with setting up the Business as a fully operational and standalone business. Such invoices shall include only reasonable and documented out-of-pocket costs, including (i) costs and expenses relating to establishing a standalone information technology environment and supporting infrastructure (e.g., licensing, hardware, network & telecom, security, application and data migration, systems integration, services contracts and project management), (ii) required assignment, change in control or similar fees, and (iii) costs related to establishing other standalone functions for the Business (e.g., human resources, finance, legal, sourcing, supply chain, and sales & marketing costs) (the “Standup Costs”). For the avoidance of doubt, Standup Costs shall exclude compensation for any Business Employee or other employee of the Business. Any Services Fees (as defined in the Transition Services Agreement), except in respect of Separation Activities, shall be considered Standup Costs. Within 90 days following the Standup Cost Period, Buyer shall deliver all invoices and records for the Standup Costs (the “Standup Costs Invoices”). In the event that the Standup Costs are below the Standup Costs Cap, Buyer shall be obligated to pay International Paper for the difference between the Standup Costs Cap and the Standup Costs within thirty (30) days after the delivery of Standup Costs Invoices.
(b)The parties agree to treat all payments pursuant to this Section 4.24 as adjustments to the Closing Purchase Price for all applicable Tax reporting purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
Section 4.27CTO Facility Construction Costs.
(a)Subject to this Section 4.25, Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to construct and initially operate the CTO Facility prior to the date that is four (4) years following the Closing Date (as such date may be extended in accordance with Section 4.25(d) hereof, the “CTO Facility End Date”). Prior to commencing the construction of the CTO Facility (the date on which

International Paper - Business Use

such construction commences, the “CTO Facility Construction Start Date”), Buyer shall deliver, or caused to be delivered, the plant schematics for the CTO Facility to the Sellers (which schematics, for the avoidance of doubt, may be replaced, amended, supplemented or modified by Buyer from time to time in its sole and absolute discretion as long as (i) such schematics are materially consistent with the CTO Facility Standards and (ii) Buyer promptly provides the Sellers with such schematics). Promptly following the completion of the construction and successful initial operation of the CTO Facility, Buyer shall deliver to the Sellers a written certification (the “CTO Facility Certification”) from an authorized representative of Buyer confirming (i) the completion of the construction of the CTO Facility and (ii) that the CTO Facility is producing CTO from BLS (in each case, as defined on Section 4.25(a) of the Disclosure Schedule) at more than 70% of the design uptime over one shift and the CTO output of the CTO Facility is of a commercially salable grade.
(b)Within forty-five (45) days following the end of each fiscal quarter of the Business after the CTO Facility Construction Start Date, Buyer shall submit to the Sellers (A) an itemized invoices for the CTO Facility Construction Costs incurred by Buyer or its Affiliates (each, a “CTO Facility Invoice”), together with supporting documentation evidencing such CTO Facility Construction Costs, during such fiscal quarter (or during the immediately prior fiscal quarter to the extent the CTO Facility Construction Costs incurred by Buyer or its Affiliates during the immediately prior fiscal quarter were not included in the CTO Facility Invoice for such prior fiscal quarter). International Paper shall promptly, and in any event within forty-five (45) days following its receipt of the CTO Facility Invoice, pay the amount (other than amounts disputed in accordance with the immediately following sentence) set forth in such CTO Facility Invoice to Buyer by wire transfer of immediately available funds to the bank account specified on such CTO Facility Invoice; provided that in no event shall Sellers or any of their Affiliates be required to pay Buyer or any of its Affiliates for CTO Facility Construction Costs pursuant to this Section 4.25(b) in excess of the CTO Cap. If International Paper disputes any portion of the CTO Facility Invoice, it shall provide written notice to Buyer within fifteen (15) days of receipt, specifying the disputed amounts and the basis for such dispute. Undisputed amounts shall remain payable within the original forty-five (45)-day period.
(c)For a period commencing on the CTO Facility Construction Start Date and ending on the date that is one hundred eighty (180) days following the later of (I) the delivery of the CTO Facility Certification and (II) the delivery of the final CTO Facility Invoice to Sellers (such period, the “CTO Facility Construction Period”), Buyer shall (i) maintain, and upon written request, grant International Paper reasonable access to, all invoices and records evidencing the CTO Facility Construction Costs and (ii) upon reasonable written request by the Sellers, cause its representatives to meet with representatives of the Sellers to discuss timing, estimated costs and other pertinent information relating to the construction of the CTO Facility, provided that such requests shall not interfere unreasonably with the normal business operations of the Transferred Companies or their Subsidiaries during the CTO Facility Construction Period.
(d)If the CTO Facility Certification is not provided prior to the CTO Facility End Date, Buyer shall promptly reimburse the Sellers for all CTO Construction Costs paid by the Sellers pursuant to Section 4.25(b). Notwithstanding anything contrary to the foregoing, in the event that any CTO Facility Force Majeure Event occurs prior to the CTO Facility End Date, (i) the CTO Facility End Date shall be deemed to be automatically extended for so long as Buyer continues to use reasonable best efforts under the circumstances to complete construction of and operate the CTO Facility (such period during which the CTO Facility End Date is so extended, the “Tolling Period”) and (ii) if Buyer delivers the CTO Facility Certification within the Tolling Period, Buyer shall have no obligation hereunder to reimburse the Sellers for any CTO Construction Costs; provided that in no event shall the Tolling Period extend more than four (4) years beyond the original CTO Facility End Date.
(e)The parties shall cooperate in good faith to resolve any dispute relating to this Section 4.25 as promptly as practicable, and, if not resolved within thirty (30) days after notice of such dispute, either party may submit the disputed amounts to a nationally recognized independent firm with the required expertise in resolving such disputes that is reasonably acceptable to Buyer and the Sellers (the “Independent CTO Mediator”) and the provisions of Section 1.3(f) shall apply, mutatis mutandis. All disputed items resolved by the Independent CTO Mediator pursuant to the foregoing sentence shall be paid within three (3) Business Days of such resolution.

International Paper - Business Use

(f)The parties agree to treat all payments pursuant to this Section 4.25 as adjustments to the Closing Purchase Price for all applicable Tax reporting purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
Section 4.28Privacy.
(a)Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the parties hereto will proceed with the transactions contemplated by this Agreement, and that the disclosure of Transferred Information is primarily related to the carrying on of the Business and the completion of the transactions contemplated by this Agreement.
(b)Each Disclosing Party covenants and agrees to, upon request, use commercially reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by Law, obtained the consent of such individual to such use or disclosure.
(c)In addition to its other obligations hereunder, the Recipient covenants and agrees to:
(i)prior to the completion of the transactions contemplated by this Agreement, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated by this Agreement, including for the purpose of determining to complete the transactions contemplated by this Agreement;
(ii)after the completion of the transactions contemplated by this Agreement, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated by this Agreement unless (i) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by Law, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual; and
(iii)where required by Law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated by this Agreement have taken place and that the Transferred Information has been disclosed to Recipient.
Section 4.29Polish Real Estate Permit. From the date hereof until the Closing Date, the Sellers shall, and shall cause their respective Affiliates and Representatives to, reasonably cooperate, assist and take such other actions as Paper Acquisition US may reasonably request from time to time in connection with Buyer applying for and obtaining the Polish Real Estate Permit prior to the Closing.
Section 4.30Order in Council. From the date hereof until the Closing Date, Buyer shall, and shall cause its Affiliates and Representatives to, use reasonable efforts to obtain the Order in Council as promptly as reasonably practicable after the date hereof. The Sellers shall, and shall cause their respective Affiliates and Representatives to, reasonably cooperate, assist and take such other actions as Buyer may reasonably request from time to time in connection with Buyer applying for and obtaining the Order in Council, as promptly as reasonably practicable after the date hereof, subject to the qualifications in Section 4.28 of the Disclosure Schedules.
Section 4.31SAP Reimbursement. The Sellers covenant and agree to make certain payments to Buyer in connection with the SAP license(s) being obtained by the Transferred Companies (the “SAP License”). Buyer shall provide the Sellers with written certification that the agreements(s) with respect to the SAP License has been entered into, and the Sellers shall, within thirty (30) days of receipt of such certification, make an initial payment to Buyer of $6,700,000 (the “Initial SAP Payment”). The Sellers shall make an additional $1,700,000 payment on the first anniversary of the Initial SAP Payment. All

International Paper - Business Use

payments pursuant to this Section 4.29 shall be made by wire transfer of immediately available funds to an account designated by Buyer in writing at least five (5) Business Days prior to the applicable payment.
Section 4.32Preferred Documentation. Within thirty (30) days after the date hereof, the Sellers and Buyer shall use their reasonable best efforts to negotiate in good faith and agree upon the form of the Certificate of Designation to be filed at Closing and the other Preferred Documentation contemplated by the Seller Preferred Term Sheet. The parties acknowledge and agree that such Certificate of Designation and other Preferred Documentation shall contain terms and conditions that are substantially consistent with those set forth in the Seller Preferred Term Sheet and such other terms as mutually agreed to by Sellers and Buyer.
Article 5

TAX MATTERS
Section 5.1Seller Tax Indemnity. The Sellers shall indemnify and hold harmless Buyer Indemnitees from and against any Losses arising as a result of or incurred with respect to any Indemnified Tax, except to the extent that the applicable Loss was taken into account in the calculation of the Closing Purchase Price, as a dollar-for-dollar reduction thereto. The indemnification obligations of the Sellers with respect to Indemnified Taxes shall survive until 90 days following the expiration of the applicable statute of limitations; provided that the indemnification obligations of the Sellers with respect to the Canadian Tax Audit shall survive until the Canadian Tax Audit is finally determined and all Losses (if any) in respect thereof have been indemnified.
Section 5.2Consolidated Tax Returns and Tax Contests. For the avoidance of doubt, the Sellers shall be responsible for preparing and filing, or causing to be prepared and filed, all Tax Returns that are Consolidated or Combined Returns, and the Sellers shall have the sole right to control any Tax audit or examination relating to such Tax Returns.
Section 5.3Post-Closing Actions. Buyer shall not, without prior written consent of the Sellers, (i) make or permit to be made any election pursuant to Section 336 or 338 of the Code with respect to the Transferred Companies or their Subsidiaries in connection with the transactions contemplated by this Agreement or (ii) take any action, omit to take any action or enter into any transaction following the Closing that is not contemplated by this Agreement and is outside of the ordinary course of business and could reasonably be expected to increase any Seller’s liability for Taxes to any Governmental Authority.
Section 5.4Books and Records; Cooperation. After the Closing, Buyer and the Sellers shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance as may be reasonably requested (including furnishing the other party with powers of attorney) in connection with the preparation and filing of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes of or with respect to the Transferred Companies (or their respective Subsidiaries) and (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information (which may be redacted) which may be relevant to such Tax Return, audit, report, examination or proceeding and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. The party requesting assistance hereunder shall reimburse the other for any reasonable out of pocket costs incurred furnishing such records and information. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Sellers shall not have any obligation to provide Buyer with access to any Tax Return filed by any Seller or any of their Affiliates, or any related materials, Tax work papers or supporting documentation that in each case do not relate exclusively to the Transferred Companies or their respective Subsidiaries.
Section 5.5Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred on the sale of the Transferred Interests contemplated by this Agreement (including any real property registration fee, real property transfer Tax and any similar Tax) (“Transfer Taxes”) shall be borne 50% by Buyer and 50% by

International Paper - Business Use

the Sellers, in the case of the Sellers, as a Closing Transaction Expense. The party responsible under applicable law for filing any Tax Returns shall make all filings, returns, reports and forms, as and when required, to comply with the provisions of any applicable Laws with respect to such Transfer Taxes. The Sellers and Buyer and their respective Affiliates shall cooperate in minimizing any such Transfer Taxes. For the avoidance of doubt, “Transfer Taxes” shall not include any Taxes imposed in connection with or as a result of the Contribution and the Asia Transfer, which Taxes shall be Indemnified Taxes.
Section 5.6Additional Procedural Matters. Buyer and the Sellers agree to the matters set forth on Section 5.6(a) of the Disclosure Schedules.
Section 5.7Purchase Price Allocation.
(a)At least ten (10) days prior to the Closing Date, Buyer shall prepare and deliver to the Sellers a schedule allocating the Estimated Purchase Price among the Transferred Interests in accordance with the methodology set forth on Section 5.7 of the Disclosure Schedules (such schedule, the “Closing Allocation”). Buyer shall consider in good faith any reasonable comments regarding the Closing Allocation received from the Sellers at least two (2) days prior to the Closing Date.
(b)Within ninety (90) days after the Closing Purchase Price is finally determined pursuant to Section 1.3, Buyer shall prepare and deliver to the Sellers a schedule (x) allocating the Closing Purchase Price and any other amounts properly treated as consideration for applicable Tax purposes among the Transferred Interests in the Transferred Companies and (y) allocating the amounts allocated to each of Canada Holdco Interests and US Holdco Interests pursuant to clause (b)(x) among the assets of each such Transferred Company, as applicable, (such schedule, the “Final Allocation”). If the Sellers disagree with the Final Allocation, the Sellers may, within twenty (20) days after receipt of the Final Allocation, notify Buyer in writing of their disagreement. Buyer and the Sellers shall, during the fifteen (15) days following any such notification of disagreement, negotiate in good faith and use their reasonable best efforts to resolve such dispute. Other than with respect to the allocation to Canada Holdco, which shall be made in accordance with the methodology set forth on Section 5.7 of the Disclosure Schedules, if Buyer and the Sellers are unable to agree to the Final Allocation within such period, the parties shall be permitted to take differing positions with respect to the allocation of the Closing Purchase Price and any other amounts properly treated as consideration for applicable Tax purposes. Neither the Sellers nor the Buyer shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation to Canada Holdco set forth on Section 5.7 of the Disclosure Schedules (or as otherwise agreed between Buyer and the Sellers pursuant to this Section 5.7) or, if the parties are able to agree to the Final Allocation, the Final Allocation, as finally determined pursuant to this Section 5.7, except as otherwise required by a determination within the meaning of Section 1313 of the Code.
Section 5.8Certain Tax Elections. Buyer and the Sellers agree that the Sellers shall, on behalf of the Seller Group, to the extent permitted by applicable Law, elect pursuant to Treasury Regulation Section 1.245A-5(e)(3) (to the extent applicable) or other applicable and substantially similar guidance to close as of the Closing Date the current Tax year for U.S. federal income Tax purposes of each of the Sellers’ Subsidiaries that is a controlled foreign corporation for U.S. federal income Tax purposes. Buyer hereby agrees to any such election and shall arrange that every Person that is a United States Shareholder (as defined in Section 951(b) of the Code) of the Sellers’ Subsidiaries as of the end of the Closing Date shall agree to such election.
Section 5.9Tax Matters Pertaining to Canada Holdco. Notwithstanding anything in Section 1.4 to the contrary:
(a)English Oak will take all reasonable steps to deliver to Paper Acquisition Canada one or more certificates issued by the Minister of Finance and National Revenue (Canada) pursuant to section 116 of the Canadian Tax Act in respect of the sale and purchase of the Canada Holdco Interests (each, a “Clearance Certificate”).
(b)If English Oak fails to deliver to Paper Acquisition Canada before the Closing Date a Clearance Certificate issued pursuant to subsection 116(2) of the Canadian Tax Act specifying a certificate limit in an amount that is not less than the amount of the Estimated Aggregate Closing

International Paper - Business Use

Purchase Price allocated to the Canada Holdco Interests pursuant to Section 5.7, then Paper Acquisition Canada will withhold the amount that Paper Acquisition Canada would be required to remit pursuant to subsection 116(5) of the Canadian Tax Act in connection with such purchase (the “Withheld Amount”) and pay any such Withheld Amount to U.S. Bank National Association (the “Escrow Agent”) on the Closing Date, and the amount so paid will be credited to Paper Acquisition Canada as payment on account of the Estimated Aggregate Closing Purchase Price. Any Withheld Amount will be held by the Escrow Agent pursuant to the terms of an escrow agreement between International Paper, English Oak, Paper Acquisition Canada, Paper Acquisition US and the Escrow Agent in the form set out on Exhibit H (the “Canada Escrow Agreement”).
(c)If, following Closing but prior to the 28th day after the end of the month in which the Closing Date occurs (the “Release Date”) (provided that if the Canada Revenue Agency (“CRA”) confirms in writing in a manner acceptable to Paper Acquisition Canada, in its reasonable discretion, that the CRA will not enforce on Paper Acquisition Canada the remittance obligations with respect to the Withheld Amount as required by subsection 116(5) of the Canadian Tax Act and that Paper Acquisition Canada will not be liable for interest and penalties in respect of the late remittance of the Withheld Amount (the “Comfort Letter”), then the Release Date will be delayed until such later date as is permitted by such Comfort Letter), English Oak delivers to Paper Acquisition Canada (A) a Clearance Certificate issued pursuant to subsection 116(2) of the Canadian Tax Act, then, pursuant to written instructions delivered jointly by Paper Acquisition Canada and English Oak, acting reasonably, the Escrow Agent will promptly pay to English Oak the lesser of: (i) the Withheld Amount; and (ii) the Withheld Amount less the product obtained by multiplying (x) the amount, if any, by which the amount of the Estimated Aggregate Closing Purchase Price or the Closing Purchase Price (as applicable) that is allocated to the Canada Holdco Interests pursuant to Section 5.7(a) exceeds the certificate limit specified in such Clearance Certificate; and (y) the percentage specified in subsection 116(5) of the Canadian Tax Act, plus any interest earned on the Withheld Amount to the date of such payment, or (B) a Clearance Certificate issued pursuant to subsection 116(4) of the Canadian Tax Act, then, pursuant to written instructions delivered jointly by Paper Acquisition Canada and English Oak, acting reasonably, the Escrow Agent will promptly pay the Withheld Amount to English Oak, together with any interest earned thereon.
(d)If the Escrow Agent continues to hold all or any portion of the Withheld Amount on the Release Date, then, pursuant to written instructions delivered jointly by Paper Acquisition Canada and English Oak, acting reasonably, the Escrow Agent will remit to the Receiver General for Canada on the Release Date the amount required to be remitted pursuant to subsection 116(5) of the Canadian Tax Act and the Escrow Agent will pay to English Oak any remaining portion of the Withheld Amount, together with interest earned thereon.
(e)Where any amount is remitted to the Receiver General for Canada pursuant to this Section 5.9, the Escrow Agent will furnish English Oak and Paper Acquisition Canada with confirmation that such remittance has been made. Any such remittance will be deemed to have been paid by Paper Acquisition Canada to English Oak on account of the portion of the Closing Purchase Price payable in respect of the Canada Holdco Interests.
(f)If, prior to the Release Date, English Oak provides Paper Acquisition Canada with confirmation in writing from the CRA of the amount of Tax payable by English Oak in respect of the disposition of the Canada Holdco Interests (the “Necessary Funds”), in a manner acceptable to Paper Acquisition Canada, in its sole discretion, then, pursuant to written instructions delivered jointly by Paper Acquisition Canada and English Oak, acting reasonably, the Escrow Agent shall release and pay the Necessary Funds to the Receiver General for Canada.
(g)Paper Acquisition Canada shall make similar withholdings and remittances with respect to any additional payments following the Closing Date on account of the amount of the Closing Purchase Price allocated to the Canada Holdco Interests pursuant to Section 5.7 (including, for the avoidance of doubt, any payment required to be made by Paper Acquisition Canada in accordance with Section 1.3(g)) in accordance with the terms and conditions set forth above, mutatis mutandis, and any such additional amounts withheld and paid to the Escrow Agent will increase the Withheld Amount.

International Paper - Business Use

(h)Canadian Tax Audit. Notwithstanding anything else in the Agreement to the contrary, the Sellers shall control at their expense the Canadian Tax Audit; provided, however, that (i) Buyer shall be entitled to participate in the Canadian Tax Audit at its expense and to employ counsel of its choice for such purpose (the fees and expenses of such separate counsel shall be borne solely by Buyer) and, (ii) the Sellers shall keep Buyer reasonably informed regarding the progress of the Canadian Tax Audit, and shall reasonably consider Buyer’s reasonable comments with respect thereto. In connection with the Canadian Tax Audit, the Sellers shall either (i) pay on behalf of Canada Holdco or, before Closing, cause Canada Holdco to pay the amount of the outstanding assessment with respect to the Canadian Tax Audit over to the applicable taxing authority or (ii) obtain a standby letter of credit from a commercial bank (which standby letter of credit shall not be the obligation of, guaranteed or collateralized by or supported in any other manner by any of the Transferred Companies or their respective Subsidiaries) in an amount sufficient to satisfy the outstanding assessment with respect to the Canadian Tax Audit (“Standby Letter”) and post such Standby Letter with the applicable taxing authority with respect to the Canadian Tax Audit on behalf of Canada Holdco, which for the avoidance of doubt may be done before or after Closing; provided that the Sellers will take one of the foregoing actions promptly following the assignment of a CRA collections agent to the Canadian Tax Audit, and prior to the time at which any collection measures are undertaken against Canada Holdco or any of its assets in respect of the Canadian Tax Audit. All Tax refunds (including refunds of Canadian Goods and Services Tax payments), or credits available to offset Taxes otherwise payable by Canada Holdco, Buyer or any of their Affiliates, in each case arising with respect to the Canadian Tax Audit (including any interest thereon) (“Canadian Tax Audit Refunds”) shall be for the account of the Sellers. Buyer shall, and shall cause Canada Holdco to, (i) use reasonable best efforts to procure such Canadian Tax Audit Refunds, (ii) provide the Sellers with any notice or written correspondence received from an applicable taxing authority that relates to the Canadian Tax Audit within ten (10) Business Days after receipt of such notice or correspondence, including any such notice or correspondence relating to Canadian Tax Audit Refunds and (iii) pay the amount of any such Canadian Tax Audit Refunds (less any reasonable, out-of-pocket expenses incurred in obtaining such Canadian Tax Audit Refunds) to the Sellers within twenty (20) Business Days after receipt from the applicable taxing authority of such Canadian Tax Audit Refunds. Buyer will cause Canada Holdco to sign and deliver a CRA Form AUT-01, powers of attorney or any similar document as may reasonably be requested by the Sellers in order to ensure the Sellers will be entitled to control and manage the Canadian Tax Audit in accordance with the foregoing, and Buyer shall otherwise reasonably cooperate in order to facilitate the Sellers’ control of the Canadian Tax Audit. For the avoidance of doubt, the amount of any expected Tax refunds (including refunds of Canadian Goods and Services Tax payments) with respect to the Canadian Tax Audit, or credits expected to be applied by the applicable taxing authority against the Canadian Tax Audit assessment shall not be taken into account for purposes of calculating the Estimated Aggregate Closing Purchase Price or Closing Purchase Price but shall instead be subject to the payment mechanics of this Section 5.9.
Section 5.10Tax Treatment of the Transaction. The parties intend the transactions contemplated by this Agreement to be a fully taxable transaction pursuant to which Buyer receives a fair market value basis in each asset acquired or deemed acquired for U.S. federal income Tax purposes. The parties shall, and shall cause their respective Affiliates to, report the transactions contemplated by this Agreement in a manner consistent with the foregoing, except as otherwise required by a final “determination” under Section 1313 of the Code.
Section 5.11Tax Treatment of Indemnity Payments. The parties agree to treat any indemnity payment made under this Article 5, except as otherwise required by applicable Law, as an adjustment to

International Paper - Business Use

the Closing Purchase Price for all applicable Tax reporting purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
Section 5.12IRS Form W-9. Each Seller shall furnish to Buyer on or prior to the Closing Date a properly completed IRS Form W-9 with respect to such Seller or, if such Seller is disregarded as an entity separate from its owner, its regarded owner for U.S. federal income Tax purposes.
Article 6

CONDITIONS PRECEDENT
Section 6.1Conditions to Obligations of Buyer and the Sellers. The obligations of Buyer and the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in writing, to the extent permitted by Law, by the mutual consent of Buyer and the Sellers:
(a)Competition Approvals. Any applicable waiting period (including any extensions thereof) under the HSR Act and any commitments by the parties not to close before a certain date under any timing agreement entered with any Governmental Authority related to an investigation of the transactions contemplated by this Agreement, the Competition Act Approval and any approvals or waiting or review periods (including any extensions thereof) for any other applicable Competition Law of the jurisdictions set forth in Section 6.1(a) of the Disclosure Schedules shall have been received or have expired or been terminated, as applicable.
(b)No Injunction, Etc. No Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby.
Section 6.2Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing, to the extent permitted by Law, by Buyer in its sole discretion:
(a)Representations and Warranties. (i) The representations and warranties of the Sellers set forth in Section 2.1(a) (Organization and Good Standing), Section 2.2(a) (Authorization), Section 2.3(a) (Non-Contravention) and Section 2.20 (Finders’ Fees) shall be true and correct in all material respects (or in all respects, with respect to any such representations and warranties qualified by a “Material Adverse Effect” or “materiality” based qualification or limitation set forth therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) Section 2.4 (Capitalization; Title to Transferred Interests) shall be true and correct, other than in de minimis respects, as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), (iii) each of the representations and warranties of the Sellers set forth in Article 2 (other than those described in the foregoing clause (i)) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein, other than as such qualifiers are used in Section 2.8(a) (Absence of Certain Changes)) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iii) where the failure of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Covenants and Agreements. The Sellers shall have in all material respects performed and complied with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing, except as set forth on Section 6.2(b) of the Disclosure Schedules.

International Paper - Business Use

(c)No Material Adverse Effect. Since the date hereof, there shall not have been a Material Adverse Effect and no event, occurrence, change, state of circumstances or facts has occurred or arisen that, individually or in the aggregate with all other events, occurrences, changes, states of circumstances or facts, would reasonably be expected to result in a Material Adverse Effect.
(d)Consummation of Transactions Contemplated by the Ancillary Agreements. Sellers shall have effected (i) the Contributions (as defined in the Contribution Agreement), (ii) the Asia Transfer and (iii) each other transfer of any asset, Contract, Permit or other item contemplated to be transferred, assigned, licensed or leased to US Holdco or HK Holdco or any of its Subsidiaries under any of the Ancillary Agreements, such that, together with (x) the provision of services to the Transferred Companies and their Subsidiaries after Closing under the Transition Services Agreement, (y) the pass through of rights at Closing through the alternative arrangements contemplated by Section 2.06 of the Contribution Agreement, and (z) the transfer or reapplication of Permits to, or on behalf of, the applicable Transferred Company or Subsidiary under the Contribution Agreement or Asia Transfer Agreements, Buyer will be able to conduct the Business at and after Closing in all material respects in substantially the same manner as presently conducted.
(e)Officer’s Certificate. The Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of each Seller, stating that each of the conditions set forth in Section 6.2(a) through (d) have been satisfied.
Section 6.3Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing, to the extent permitted by Law, by the Sellers in their sole discretion:
(a)Representations and Warranties. (i) The representations and warranties of Buyer set forth in Section 3.1 (Organization), Section 3.2 (Corporate and Governmental Authorization), and Section 3.8 (Finders’ Fees) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the representations and warranties of Buyer set forth in Article 3 (other than those described in the foregoing clause (i)) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Buyer Material Adverse Effect” set forth therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (ii) where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)Covenants and Agreements. Buyer shall have in all material respects performed and complied with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.
(c)Officer’s Certificate. Buyer shall have delivered to the Sellers a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer, stating that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
Article 7

TERMINATION
Section 7.1Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)by the written agreement of Buyer and the Sellers;
(b)by either Buyer or the Sellers by notice to the other party, if:

International Paper - Business Use

(i)the Closing shall not have been consummated on or before February 20, 2026 (the “Intitial End Date”), provided, however, (i) that if the condition set forth in Section 6.1(a) is satisfied on or prior to the Initial End Date but a Marketing Period has not yet commenced and/or concluded as of such date, then the Initial End Date shall be deemed to be automatically extended to the date that is three (3) Business Days after the conclusion of the first full Marketing Period that has commenced but not yet concluded prior to the Initial End Date or that commences after the Initial End Date, as applicable (provided that the Initial End Date shall not be extended to a date that is after the Extended End Date) and (ii) that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; provided further that, if on the End Date the conditions set forth in Section 6.1(a) or, to the extent a result of an Order which has not become final and nonappealable relating to the HSR Act, the Competition Act or Competition Laws set forth on Section 6.1(a) of the Disclosure Schedules, Section 6.1(b) are the only conditions in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, which are capable of being satisfied) that shall not have been satisfied or waived, then the Sellers or Buyer may elect by written notice to the other party to extend the End Date to May 20, 2026 (the “Extended End Date” and, together with the Initial End Date, the “End Date”), in which case the End Date shall be deemed for all purposes to be such later date; provided, further, that the right to extend the End Date under this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the conditions in Section 6.1(a) or, to the extent a result of an Order which has not become final and nonappealable relating to the HSR Act, the Competition Act or Competition Laws set forth on Section 6.1(a) of the Disclosure Schedules, Section 6.1(b) not being satisfied by the End Date; or
(ii)(A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any Order enjoining, restraining or otherwise prohibiting Buyer or the Sellers from consummating the Closing is entered and such Order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used reasonable best efforts to remove such Order;
(c)by Buyer by notice to the Sellers, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Sellers set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured during the thirty (30)-day period after written notice from Buyer of such breach or failure to perform, or, if capable of being cured during such thirty (30)-day period, shall not have been cured by the earlier of the end of such thirty (30)-day period and the End Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Buyer is then in material breach of its representations, warranties or covenants contained in this Agreement;
(d)by the Sellers by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such breach is incapable of being cured during the thirty (30)-day period after written notice from the Sellers of such breach or failure to perform, or, if capable of being cured during such thirty (30)-day period, shall not have been cured by the earlier of the end of such thirty (30)-day period and the End Date; provided, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Sellers are then in material breach of their representations, warranties or covenants contained in this Agreement; or
(e)by the Sellers by notice to Buyer, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at Closing) have been satisfied or waived, (ii) the Sellers have provided to Buyer written notice stating that the Sellers are ready, willing and able to consummate the Closing when required pursuant to Section 1.2 at least three (3) Business Days prior to such termination (and the Sellers shall not have revoked such notice) and (iii) Buyer fails to consummate the Closing when required pursuant to Section 1.2.

International Paper - Business Use

Section 7.2Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, members, stockholders, Affiliates, agents, successors or assigns) other than pursuant to this Section 7.2, the provisions of Section 4.2(c) (Confidentiality), Section 4.5(p) (Employees and Employee Benefits), Section 4.7 (Public Announcements), Article 8 (Miscellaneous), Article 10 (Definitions) and the Confidentiality Agreement, which shall survive any such termination; provided, subject to Section 7.3 in all respects, that no such termination (nor any provision of this Agreement) shall relieve any party from liability for any damages for Willful Breach of this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement.
Section 7.3Termination Payment.
(a)In the event that (i) Buyer or the Sellers terminate this Agreement pursuant to Section 7.1(b)(i) and at such time the Sellers could have terminated this Agreement pursuant to Section 7.1(d) or Section 7.1(e), or (ii) the Sellers terminate this Agreement pursuant to Section 7.1(d) or Section 7.1(e), Buyer shall promptly and in any event within two (2) Business Days of such termination, pay to International Paper, or International Paper’s designee, by wire transfer of immediately available funds to such account(s) designated by International Paper a non-refundable termination payment, without offset or reduction of any kind, in an amount in cash of $85,000,000 (the “Termination Payment”).
(b)Buyer and the Sellers acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor the Sellers would enter into this Agreement. If Buyer fails to pay the Termination Payment when due, if, in order to obtain such payment, the Sellers commence a claim, action, suit or arbitration by or before any Governmental Authority that results in a judgment against Buyer, Buyer shall reimburse International Paper for its and the other Sellers’ reasonable and documented, out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such claim, action, suit or arbitration by or before any Governmental Authority, subject to a cap on all such reimbursable expenses as set forth in the Limited Guarantee.
(c)Under circumstances where the Sellers or Buyer has the right to terminate this Agreement pursuant to Section 7.1 and International Paper has the right to receive the Termination Payment pursuant to this Section 7.3, then, the Sellers’ and their Affiliates sole and exclusive remedy against Buyer, the Sponsor and their respective Related Parties (“Buyer Related Parties”), the Debt Financing Sources Related Parties and their respective Affiliates in respect of this Agreement and the transactions contemplated hereby including (x) for any Liabilities incurred or suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder or under any other Ancillary Agreements (including, in each case and notwithstanding anything in this Agreement or any other Ancillary Agreement that may be deemed to the contrary), (y) with respect to any Willful Breach by Buyer, and/or (z) for fraud, shall be to terminate this Agreement in accordance with this Article 7 and collect (i) the Termination Payment, (ii) any interest and other amounts payable pursuant to Section 7.3(b), and (iii) any amounts payable pursuant to the reimbursement or indemnification obligations set forth in Section 4.14, and upon payment of such amounts (if any, in the case of clauses (ii) or (iii)), neither Buyer nor any Buyer Related Party shall have any further liability or obligation of any kind, character or description relating to or arising out of this Agreement, any of the other Ancillary Agreements or any of the transactions contemplated hereby or thereby; provided that, without duplication of any obligations of any Buyer Related Parties, nothing in this Section 7.3(c) shall restrict the Sellers’ entitlement to (i) seek and obtain specific performance (A) as and to the extent permitted by Section 9.10 and/or (B) under the Equity Commitment Letter as and to the extent permitted thereunder, and (ii) to enforce its rights, and the Sponsor’s obligations, under the Limited Guaranty and/or the Confidentiality Agreement. Further, each Seller (on behalf of itself and their respective Related Parties) agrees that, including with respect to a Willful Breach by Buyer, the Sponsor or any other Person or fraud, the maximum aggregate liability of all Buyer Related Parties, taken as a whole, under or in connection with this Agreement and all other Ancillary Agreements shall be limited to an amount equal to the amount of the Termination Payment, any interest or other amounts payable pursuant to Section 7.3(b), and any amounts payable pursuant to the reimbursement or indemnification obligations set forth in Section 4.14, but subject to the caps set forth therein. In no event shall any Seller or any of their respective Related

International Paper - Business Use

Parties seek or be entitled to recover any money damages or Liabilities from the Buyer Related Parties before, at or after the termination of this Agreement in excess of such amounts. Notwithstanding anything in this Section 7.3(c) or this Agreement to the contrary, under no circumstances shall any Seller any of their respective Related Parties be permitted or entitled to receive both (A) a grant of specific performance resulting in funding of the amounts under the Equity Commitment Letter (or any portion thereof) and the Closing and (B) payment of the Termination Payment. For the avoidance of doubt, nothing in this Section 7.3 will limit the right or remedies of International Paper to bring or maintain any action arising out of or in connection with any breach of the Confidentiality Agreement.
Article 8

INDEMNIFICATION
Section 8.1Environmental Indemnification.
(a)Indemnification for Environmental Matters. From and after the Closing, subject to the limitations set forth in this Section 8.1, the Sellers shall, jointly and severally, defend, indemnify and hold harmless Buyer, its Affiliates and their respective successors and assignees and, effective at the Closing, without duplication, each Transferred Company and their respective successors and assignees (each of the foregoing, a “Buyer Indemnitee”) from and against any Losses to the extent arising or resulting from (i) the Retained Environmental Liabilities, and (ii) the Pre-Closing Environmental Liabilities.
(b)Indemnity Limitations. Notwithstanding any provision to the contrary contained in this Agreement:
(i)Sellers shall have no obligation with respect to Pre-Closing Environmental Liabilities unless and until the aggregate amount of Losses for Pre-Closing Environmental Liabilities exceeds $10,000,000 (the “Environmental Indemnity Deductible”), and then the obligation will only be with respect to any Losses for Pre-Closing Environmental Liabilities in excess of the Environmental Indemnity Deductible. In no event shall Sellers be obligated to indemnify the Buyer Indemnitees in the aggregate for more than $75,000,000 (inclusive of out-of-pocket costs and expenses incurred by Sellers in respect of such Pre-Closing Environmental Liabilities while Sellers controls the underlying matter pursuant to Section 8.1(b)(iii)) (the “Environmental Indemnity Cap”) with respect to Pre-Closing Environmental Liabilities.
(ii)The indemnification obligations of Sellers with respect to Pre-Closing Environmental Liabilities shall survive for a period of three (3) years after the Closing Date. Following the earlier of (x) the third (3rd) anniversary of the Closing Date and (y) the amount of Losses having been indemnified by Sellers with respect to Pre-Closing Environmental Liabilities (inclusive of out-of-pocket costs and expenses incurred by Sellers in respect of such Pre-Closing Environmental Liabilities while Sellers controls the underlying matter pursuant to Section 8.1(b)(iii) of this Agreement) equaling the Environmental Indemnity Cap, the Sellers shall have no further obligations with respect to Pre-Closing Environmental Liabilities, provided however, that if a claim in respect thereof is made prior to the third (3rd) anniversary of the Closing Date, such claim shall survive until finally resolved subject to the Environmental Indemnity Cap. The indemnification obligations of Sellers with respect to Retained Environmental Liabilities shall survive indefinitely.
(iii)Sellers shall not be required to indemnify or hold harmless the Buyer Indemnitees with respect to any Losses relating to any environmental matter, condition or issue arising under Environmental Laws to the extent such Losses arise from (A) such matter, condition or issue discovered or detected by any sampling, testing, investigation, or reporting by or on behalf of any Buyer that is not (1) required by Environmental Law, (2) reasonably necessary in order to defend against a third party claim alleging a Release of Hazardous Substances, (3) reasonably necessary to prevent a known or suspected imminent or material risk of harm to human health or the environment, or (4) reasonably necessary in connection with any bona fide construction, renovation, modification, maintenance, expansion, reconstruction, shutdown, demolition or closure of any property or facility, except to the extent any of the foregoing related

International Paper - Business Use

to or results in a change in the use of such property to a use that is not industrial use, (B) the contribution or exacerbation by Buyer to such Loss related to such environmental matter, condition or issue after the Closing, (C) any Release of Hazardous Substances first occurring after the Closing or (D) to the extent arising or resulting from any maintenance, repair, removal or disposal of, asbestos or asbestos-containing materials by or on behalf of Buyer or its Affiliates, except to the extent such maintenance, repair, removal or disposal is required as of the Closing under applicable Environmental Laws.
(iv)With respect to any claim for indemnification by Buyer for Losses arising from any Pre-Closing Environmental Liabilities or any Retained Environmental Liabilities:
(A)Subject to Section 8.1(b)(iv)(B), in the case of Pre-Closing Environmental Liabilities, Sellers shall have the right to, and in the case of Retained Environmental Liabilities, Sellers shall, assume the control and performance of, and shall have the right to make all final decisions with respect to, any investigation, cleanup or other corrective or responsive action (“Responsive Action”), provided, however, that, with respect to any Responsive Action controlled or performed by Sellers pursuant to this Agreement, Sellers shall not conduct or agree to conduct any Responsive Action in a manner that unreasonably interferes with the operations of the Business.
(B)The party that controls or performs any Responsive Action relating to any Pre-Closing Environmental Liability or Retained Environmental Liabilities under this Agreement (the “Controlling Party”) shall (i) reasonably consult with the other party in good faith (the “Non-Controlling Party”) regarding any such Responsive Action, including the selection of any environmental consultants and the selection of, and development of any scope of work for, any Responsive Action; (ii) provide the Non-Controlling Party with an opportunity to review and comment on any submission to any Governmental Authority reasonably in advance of such submission and shall consider such comments in good faith and (iii) provide the Non-Controlling Party with an opportunity to (A) attend any meetings with any Governmental Authority; (B) review any documents or records relating to such Responsive Action in the Controlling Party’s control that the Non-Controlling Party may reasonably request and (C) monitor the performance of such Responsive Action and, in the case of any intrusive investigation or cleanup, and at Non-Controlling Party’s reasonable request and expense, take split samples; and (iv) to the extent relating to any Pre-Closing Environmental Liability or the Owned Real Property or the Leased Real Property, not, except as required by Law, agree to or enter into any settlement, decree or order without the prior written consent of the Non-Controlling Party, which shall not be unreasonably withheld or delayed; provided, however, that, if Buyer is the Controlling Party in the case of any Responsive Action relating to any Pre-Closing Environmental Liability, Buyer shall not, except as required by Law, (x) report or disclose a matter to a Governmental Authority or (y) otherwise conduct any material Responsive Action (including the selection of consultants and development and selection of a scope of work) without the prior written consent of the Sellers, which shall not be unreasonably withheld or delayed.
(C)Should the Sellers elect to assume a Responsive Action in connection with any Pre-Closing Environmental Liability or Retained Environmental Liability, Sellers shall not be liable for expenses subsequently separately incurred by Buyer or its Affiliates in connection with such Responsive Action.
(v)With respect to any matter to which Buyer has a claim for indemnification for Losses arising from Pre-Closing Environmental Liabilities or Retained Environmental Liabilities: (A) Sellers’ obligations with respect to any Responsive Action shall meet standards applicable to industrial properties, including the use of risk-based cleanup standards, natural attenuation, and deed restrictions so long as such use is not prohibited by the Governmental Authority overseeing such Responsive Action and complies with applicable Environmental Law, (B) Buyer shall provide Sellers, at reasonable times and after reasonable notice, access to the Business’s real property, records and employees in connection with any such control and/or performance by

International Paper - Business Use

Sellers and (C) all work shall be conducted in a workmanlike manner, using commercially reasonable and cost-effective practices, standards and methods from an engineering standpoint;
(vi)Buyer Indemnitees shall not be entitled to indemnification for any Loss set forth on Section 8.1(b)(vi) of the Disclosure Schedules.
Section 8.2Indemnification Claim Process.
(a)In the event that Buyer determines that it has a claim for indemnification pursuant to this Article 8 arising from a claim of a third party (a “Third-Party Claim”), Buyer shall notify the Sellers in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such Buyer Indemnitee of notice of the Third-Party Claim (and in any event within thirty (30) days after service of a citation or summons in the event such Third-Party Claim is a lawsuit or enforcement action filed by a third party against a Buyer Indemnitee); provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Sellers shall have been prejudiced as a result of such failure. The Sellers shall, in addition to their rights set forth in Section 8.1(b)(v) with respect to Responsive Actions, be entitled to participate in the defense of the Third-Party Claim and, if they elect, to assume the defense thereof with counsel selected by the Sellers. Should the Sellers elect to assume the defense of a Third-Party Claim, the Sellers shall not be liable for legal expenses subsequently incurred by Buyer in connection with the defense thereof, except as expressly set forth herein. If the Sellers assumes such defense, Buyer shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Sellers, it being understood, however, that the Sellers shall control such defense. Subject to the limitations set forth in this Section 8.2, the Sellers shall be liable for the reasonable fees and expenses of counsel employed by Buyer for any period during which the Sellers have elected not to assume the defense thereof. If the Sellers elects to defend a Third-Party Claim, each party shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Sellers’ request) the provision by Buyer to the Sellers of records and information which are reasonably relevant to such Third-Party Claim and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. No compromise or settlement of any Third-Party Claim may be effected by the Sellers without Buyer’s express prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required if (i) there is no finding or admission of any violation of Law by Buyer and no effect on any other claims that may be made against Buyer or its Affiliates, (ii) the sole relief provided is monetary damages that are paid by the Sellers and such settlement does not subject Buyer to any injunctive relief or other equitable relief and (iii) Buyer is fully and unconditionally released from liability with respect to such claim. Buyer shall not settle or compromise any Third-Party Claim without the express prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)In the event that any Buyer Indemnitee determines that it has a claim for indemnification pursuant to this Article 8 (other than as a result of a Third-Party Claim), Buyer shall promptly give written notice thereof to the Sellers, specifying the amount of such claim, the nature and basis of such claim and all relevant facts and circumstances relating thereto. Buyer shall provide the Sellers with full access to its books and records during normal business hours and upon reasonable prior written notice for the purpose of allowing the Sellers a reasonable opportunity to verify any such claim for Losses and shall make its personnel available on a mutually convenient basis, and at no additional expense to Sellers, to provide additional information and explanation of any material provided hereunder.
(c)In circumstances where the Sellers are controlling the defense of a Third-Party Claim in accordance with terms and conditions hereof, Buyer shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the relevant Buyer Indemnitee; provided that in such event the Sellers shall pay the reasonable and documented out-of-pocket fees and expenses of one (1) such separate counsel if representation of both the Sellers and the Buyer Indemnitee(s) by the same counsel would create a conflict of interest.

International Paper - Business Use

Section 8.3Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, Buyer hereby acknowledges and agrees that, from and after the Closing, other than in the case of Fraud, its sole and exclusive remedy with respect to Pre-Closing Environmental Liabilities and Retained Environmental Liabilities against the Sellers or any of their Affiliates or their respective directors, officers and employees shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, any and all rights, claims and causes of action Buyer or any of its Affiliates may have against the Sellers or any of their affiliates or their respective directors, officers and employees arising under or based upon any Law, including with respect to environmental matters generally and any matters under the Comprehensive Environmental Response, Compensation, and Liability Act or similar state or provincial law.
Section 8.4Mitigation; Insurance. Buyer shall use commercially reasonable efforts, determined without regard to any indemnification rights of Buyer hereunder, to mitigate any Loss for which it seeks indemnification from the Sellers, so long as such mitigation efforts do not unreasonably interfere with the operation of the Business. If any Losses sustained by Buyer in connection with Pre-Closing Environmental Liabilities may be covered by an insurance policy (excluding self-insured retentions or captive insurance policies and net of costs of collection, including increased premiums), Buyer shall use commercially reasonable efforts to collect such insurance proceeds. The amount of any Losses for Pre-Closing Environmental Liabilities subject to indemnification shall be reduced by the amounts actually recovered by Buyer under applicable insurance policies (excluding self-insured retentions or captive insurance policies) with respect to claims related to such Losses and if Buyer receives such insurance proceeds after the settlement of any indemnification claim, Buyer shall refund to the Sellers the amount of such insurance proceeds, up to the amount received in connection with such indemnification claim (net of recovery expenses). It is the intention of the parties that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this paragraph. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.
Section 8.5Witnesses, Documents and Cooperation in Proceedings. At all times from and after the Closing, upon reasonable written request, Buyer shall make its former and current employees and representatives reasonably available to the Sellers as witnesses, as well as any records within its control or which it otherwise has the ability to make available without undue burden, to the extent that such persons or records may reasonably be required in connection with the defense of any proceeding involving the Business in which Seller may from time to time be involved. In the event that Buyer or a Transferred Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys any of its leased or owned real properties to any Person, then, and in each such case, Buyer shall cause the successors and assigns of Buyer or such Transferred Company, as the case may be, to agree to be bound by the obligations of Buyer under this Section 8.5 as if a party hereto.
Article 9

MISCELLANEOUS
Section 9.1No Survival. None of the representations, warranties or covenants and agreements to be performed at or prior to Closing of the parties contained in this Agreement or in any certificate or schedule delivered pursuant to this Agreement shall survive the Closing, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of its respective Affiliates in respect thereof. All covenants and agreements of the Sellers and Buyer contained in this Agreement that by their terms contemplate actions or impose obligations following the Closing (including Article 8) shall survive the Closing in accordance with their respective terms only for such period as shall be required for the party required to perform under such covenant to complete the performance required thereby. Notwithstanding the foregoing, (a) except as set forth in Section 7.2, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement

International Paper - Business Use

in accordance with its terms and (b) nothing in this Section 9.1 shall limit or prohibit the right of Buyer to obtain or pursue recoveries under any R&W Policy.
Section 9.2Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given:
if to Buyer,

c/o American Industrial Partners
450 Lexington Ave, 40th Floor
New York, New York 10117
Attention: Richard Hoffman; General Counsel
E-mail: richard@americanindustrial.com; notices@americanindustrial.com with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: John D. Amorosi
E-mail:    john.amorosi@davispolk.com
if to the Sellers:

International Paper Company
6400 Poplar Ave.
Memphis, TN 38197
Attention: General Counsel
E-mail: joseph.saab@ipaper.com
with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, NY 10001
Attention: William D. Regner; Katherine E. Taylor; Erik J. Andren
Email: wdregner@debevoise.com; ketaylor@debevoise.com; ejandren@debevoise.com or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 9.3Amendment; Waivers, Etc. Subject to Section 9.14, no amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification, discharge or waiver is sought. Subject to Section 9.14 in all respects, any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any party of a breach of or a default under any of the provisions of this Agreement, nor the

International Paper - Business Use

failure by any party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
Section 9.4Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the fees and disbursements of counsel, financial advisors and accountants), whether or not consummated, shall be paid by the party incurring such cost or expense; provided that in the event that the transactions contemplated by this Agreement are consummated, Buyer shall pay, or shall cause to be paid, all Closing Transaction Expenses that are unpaid prior to the Closing in accordance with Section 1.2(d). Notwithstanding anything to the contrary in this Agreement, Buyer shall be solely responsible for all costs and expenses associated with or payable in connection with obtaining and pursuing coverage under any R&W Policy.
Section 9.5Successors and Assigns. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor the Ancillary Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assignable or otherwise transferable in whole or in part (whether by operation of Law or otherwise) by any party, except to (a) an Affiliate of any party, without the prior written consent of the other party, but no such assignment or transfer shall release the assignee’s or transferring party of any of its obligations hereunder or (b) to any of the Debt Financing Sources Related Parties for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and any refinancings, extensions, refundings or renewals thereof, but any such transfer or assignment will not relieve Buyer of any of its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.5 shall be void.
Section 9.6Entire Agreement. This Agreement (including the Disclosure Schedules), the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof and thereof, including, but not limited to, the Letter of Intent between International Paper and American Industrial Partners dated July 22, 2025 which is hereby terminated and shall have no further force or effect. In the event of any conflict between this Agreement, on the one hand, and any exhibit hereto, the Confidentiality Agreement or any Ancillary Agreement, on the other hand, the terms of this Agreement shall control.
Section 9.7Disclosure Schedules. Any item disclosed in the Disclosure Schedules referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent from the text of the disclosure made. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.
Section 9.8Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner

International Paper - Business Use

in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 9.9Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures delivered electronically shall be deemed to be original signatures. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except for Section 4.5(f), Section 4.10, Section 4.18, Section 7.3(c), Article 8, Section 9.11, Section 9.13 and Section 9.14 (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third-party beneficiary thereof and shall have the rights, benefits and remedies provided for therein), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Debt Financing Sources are third-party beneficiaries of Section 7.3(c), Section 9.3, this Section 9.9, 9.10(b), Section 9.12, Section 9.13(b) and Section 9.14.
Section 9.10Specific Performance. (x) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.12, and (y) the parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith; provided that, notwithstanding anything to the contrary contained in this Agreement, it is acknowledged and agreed by each party as follows:
(a)the Sellers shall be entitled to specific performance of Buyer’s obligation to cause the Equity Financing to be funded only if: (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions which by their nature cannot be satisfied until the Closing, but which conditions are, at the time that the Sellers seek specific performance pursuant to this Section 9.10, capable of being satisfied if the Closing were to occur at such time), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, and (iv) the Sellers have confirmed that, if specific performance is granted and the Equity Financing and the Debt Financing are both funded, then the Closing will occur; provided that, for the avoidance of doubt, in no event shall any Seller be entitled to enforce or seek to enforce specifically Buyer’s obligations to cause the Equity Financing to be funded or to complete the transactions contemplated hereby if the Debt Financing has not been funded or will not be funded at the Closing if the Equity Financing is funded at the Closing; and
(b)in no event shall the Sellers be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Source, and nor shall there be any right of the Sellers or any obligation of Buyer, the Sponsor or any of their respective Affiliates to enforce specifically any of its or their respective rights under any Debt Commitment Letters or any other agreements relating to the Debt Financing.
Section 9.11Attorney-Client Privilege and Conflict Waiver.
(a)Debevoise & Plimpton LLP, Sidley Austin LLP and McCarthy Tétrault LLP (“Sellers Counsels”) has represented the Sellers, the Transferred Companies and their respective Subsidiaries in connection with the transactions contemplated hereby. All of the parties recognize and agree to the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing and such parties recognize and agree that the communications between or among Sellers Counsels, the Sellers, the Transferred Companies and their respective Subsidiaries in connection with the transactions contemplated hereby are protected under certain privileges and doctrines, including the attorney-client privilege and the common

International Paper - Business Use

interest doctrine. Specifically, the parties agree that (i) Buyer shall not, and shall cause the Transferred Companies and their respective Subsidiaries not to, seek to have any Sellers Counsels disqualified from representing the Sellers and their Affiliates, and each of the foregoing’s respective officers, directors, managers, employees, shareholders, equityholders, agents and Representatives, in connection with any dispute that may arise out of or relate to this Agreement or the transactions contemplated hereby, and Buyer expressly waives any claim that any Sellers Counsels has a conflict of interest or is otherwise precluded from engaging in such a representation as a result of their prior representation of the Transferred Companies in connection with the transactions contemplated hereby, (ii) in the event that a dispute arises after the Closing between Buyer and the Sellers or any of their respective Subsidiaries (including, in the case of Buyer, the Transferred Companies or their respective Subsidiaries), Sellers Counsels may represent any member of the Seller Group or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or any Transferred Company or its Subsidiaries and even though Sellers Counsels may have represented any Transferred Company or its Subsidiaries in a matter substantially related to such dispute, (iii) in connection with any such dispute that may arise between the Sellers and their Affiliates and Buyer or the Transferred Companies and their respective Subsidiaries, the Sellers and their Affiliates of the Sellers (and not Buyer or the Transferred Companies and their respective Subsidiaries) will have the sole and exclusive right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Transferred Companies and their respective Subsidiaries and Sellers Counsels that occurred before the Closing. Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Sellers Counsels, and Buyer’s consent with respect to this waiver is fully informed.
(b)Buyer further agrees, on behalf of itself, and, after the Closing, on behalf of the Transferred Companies and their respective Subsidiaries, that all communications in any form or format whatsoever between or among any of Sellers Counsels, the Sellers or the Sellers’ Affiliates (including the Transferred Companies and their respective Subsidiaries) that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained, owned and controlled exclusively by the Sellers and shall not pass to (by operation of law or otherwise) or be claimed by Buyer or the Transferred Companies or their respective Subsidiaries. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely and exclusively to, and controlled by, the Sellers and shall not pass to or be claimed by Buyer or Transferred Companies and their respective Subsidiaries.
(c)Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Transferred Companies or their respective Subsidiaries, on the one hand, and a third party other than the Sellers or their Affiliates, on the other hand, Buyer or the Transferred Companies or their respective Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Buyer or the Transferred Companies or their respective Subsidiaries may waive such privilege without the prior written consent of the Sellers. In the event that Buyer or the Transferred Companies or their respective Subsidiaries is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall immediately (and, in any event, within five (5) Business Days) notify the Sellers in writing (including by making specific reference to this Section 9.11) so that the Sellers can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith. This Section 9.11 is for the benefit of Sellers Counsels (including its partners and employees), which is an intended third-party beneficiary of this Section 9.11.
Section 9.12Governing Law, Etc. Subject to Section 1.3(h) and Section 9.14 in all respects,
(a)This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any action, suit or other proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Court of Chancery (or, if the

International Paper - Business Use

Delaware Court of Chancery shall not accept jurisdiction, any federal court of the United States of America sitting in the State of Delaware, or if such courts shall not accept jurisdiction, any state court of the State of Delaware), and each party irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or other proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or other proceeding shall be heard and determined only in any such court, and agrees not to bring any action, suit or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence actions, suits or other proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or other proceeding, brought pursuant to this Section 9.12.
(b)EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, INCLUDING THE DEBT COMMITMENT LETTER, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 9.13Non-Recourse.
(a)Without limiting the remedies of any party hereto under this Agreement or the remedies under any other Ancillary Agreement of any of the actual parties signatory thereto, or remedies in the case of Fraud, except as expressly provided herein or in the other Ancillary Agreements, (i) this Agreement may be enforced only against, and any action, litigation, suit or other proceeding based upon, arising out of, or related to this Agreement, any of the other Ancillary Agreements or the transactions contemplated hereby or thereby may be brought only against, the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth in such agreement with respect to such party and (ii) with respect to each named party hereto (including the Debt Financing Sources) or to any other Ancillary Agreement, no Related Party of such named party hereto or to such other Ancillary Agreement shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party hereto (including the Debt Financing Sources) or to such other Ancillary Agreement or for any claim based on, arising out of, or related to this Agreement or any other Ancillary Agreement or the transactions contemplated hereby or thereby; provided that nothing in this Section 9.13(a) shall prevent the Sellers from (x) seeking and obtaining specific performance against the Sponsor under the Limited Guaranty or under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein or (y) seeking any remedy available to it for any breach of the Confidentiality Agreement.
(b)Notwithstanding anything to the contrary contained herein, each of the Sellers, on behalf of itself and their respective Related Parties, hereby irrevocably and unconditionally (i) acknowledges and agrees that this Agreement may not be enforced against any Debt Financing Source and none of the Debt Financing Sources shall have any Liability under this Agreement or for any claim or in any action, litigation, suit or other proceeding (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute related to, or arising from, the Debt Financing, the Debt Commitment Letter or the performance thereof and (ii) agrees not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source under or in connection with this Agreement, the Debt

International Paper - Business Use

Financing, the Debt Commitment Letter or the transactions contemplated hereby or thereby; provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Transferred Companies against the Debt Financing Sources Related Parties with respect to the Debt Financing following the Closing or Parent, Buyer and their respective Affiliates prior to the Closing.
Section 9.14Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each party hereto acknowledges and irrevocably agrees (i) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise against any Debt Financing Sources Related Party arising out of or relating to this Agreement or the performance hereunder shall be subject to the exclusive jurisdiction of any state, provincial or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or a federal Court), and any appellate court from thereof, (ii) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party shall be governed by, and construed in accordance with, the laws of the State of New York, except as expressly set forth in the Debt Commitment Letter or definitive document relating to the Debt Financing, (iii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal action in any other court, (iv) that the provisions of Section 9.12(b) shall apply to any such legal action, (v) that the Debt Financing Sources Related Parties are express third party beneficiaries of this Section 9.14, (vi) the Debt Financing Source Related Parties shall not have any liability or obligations (whether based in contract, tort, fraud, strict liability or otherwise) to the Sellers or any of their Related Parties arising out of or relating to this Agreement or any Debt Financing, and (vii) in no event will the Sellers or any of their respective Affiliates be entitled to specific performance of any Debt Commitment Letter or any other commitment letter or similar agreement entered into by Buyer for any Debt Financing against the Debt Financing Source Related Parties. Notwithstanding anything else to the contrary herein, none of the provisions of Section 7.3(c), Section 9.3, Section 9.9, Section 9.10(b), Section 9.12, Section 9.13(b) or this Section 9.14 and the definitions of “Debt Financing”, “Debt Financing Sources” and “Debt Financing Sources Related Parties” may be amended, modified or supplemented in any manner materially adverse to any Debt Financing Source Related Party without the prior written consent of each related Debt Financing Source. For the avoidance of doubt, nothing in this Section 9.14 shall limit the rights of Buyer (or, after the Closing, any Transferred Company) against the Debt Financing Source Related Parties under any debt commitment letter or the agreements, if any, pertaining to the Debt Financing.
Section 9.15No Right of Set-Off. Notwithstanding anything in this Agreement or any Ancillary Agreement that may be deemed to the contrary, in no event shall any party hereto or any party to any Ancillary Agreement have any right whatsoever to set off any amounts owed by or to any party hereto pursuant to this Agreement or pursuant to any Ancillary Agreement against any other amounts due or payable from the latter such party pursuant to this Agreement or any Ancillary Agreement, or vice versa.
Article 10

DEFINITIONS
Section 10.1Certain Terms. The following terms have the respective meanings given to them below:
“2025 Pre-Closing Stub Bonus” has the meaning set forth in Section 4.5(i).
“2026 Pre-Closing Stub Bonus” has the meaning set forth in Section 4.5(i).
“Accrued Vacation Days” has the meaning set forth in Section 4.5(l).
“Actuarial Assumptions” means the actuarial assumptions used in connection with the most recently completed actuarial report of the accounting liabilities under the IP Qualified Pension Plan, as calculated in accordance with GAAP and consistently applied (a copy of which has been provided to Buyer prior to the date hereof) and the discount rate applied in determining such liabilities shall be

International Paper - Business Use

determined as of the Closing Date, or such other actuarial assumptions solely to the extent mutually agreed in writing by Buyer and the Seller.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided further, that, none of American Industrial Partners Capital Fund VIII, LP, or any portfolio operating company in which American Industrial Partners Capital Fund VIII, LP or any of its Affiliates has made a debt or equity investment, shall be deemed to be an Affiliate of Buyer or any of its Affiliates (and vice versa). For the avoidance of doubt: (a) prior to the Closing, the Transferred Companies and their respective Subsidiaries shall be Affiliates of the Sellers and (b) from and after the Closing, the Transferred Companies and their respective Subsidiaries shall be Affiliates of Buyer.
“Affiliate Arrangements” means (a) all contracts, arrangements, commitments or transactions between the Seller Group, on the one hand, and a Transferred Company or one of its Subsidiaries, on the other hand, and (b) all contracts, arrangements, commitments or transactions (other than employment contracts) between any director, officer or equityholder (other than an equityholder of International Paper) of the Seller Group, on the one hand, and a Transferred Company or one of its Subsidiaries, on the other hand, in each case of clause (a) and (b) which is currently in effect.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Financing” has the meaning set forth in Section 4.12(d).
“Ancillary Agreements” means the Supply Agreements, Transition Services Agreement, the Contribution Agreement, the Intellectual Property License Agreements, the Transaction Documents (as defined in the Contribution Agreement), the Closing Deliverables (as defined in the Contribution Agreement), the Equity Commitment Letter, the Limited Guaranty, the Asia Transfer Agreements, Temporary Occupancy Agreement, the Preferred Documentation, the Employee Transfer Agreement, the Poland Holdco Share Transfer Agreement, the Temporary License Agreement, and all documents, certificates and other instruments contemplated hereby or thereby and applicable schedules, exhibits and addenda hereto and thereto.
“Applicable Accounting Principles” has the meaning set forth in Section 1.3(a).
“Applicable CBA” means a Labor Contract identified on Section 2.16(a) of the Disclosure Schedules as an “Applicable CBA.”
“Applicable Data Protection Laws” means all applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information.
“Applicable Data Protection Requirements” means all (a) Applicable Data Protection Laws and (b) internal and external policies and procedures, binding industry standards, and restrictions and requirements contained in any Contract to which a Transferred Company or any Subsidiary of a Transferred Company is bound, in each case, under this clause (b), relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information.

International Paper - Business Use

“ARC” means an advance ruling certificate issued by the Commissioner of Competition pursuant to subsection 102(1) of the Competition Act.
“Asia Transfer” has the meaning set forth in the Recitals.
“Asia Transfer Agreements” has the meaning set forth in the Recitals.
“Bargaining Unit” means a bargaining unit under an Applicable CBA immediately prior to the Closing Date.
“Base Purchase Price” means $1,500,000,000.
“Benefit Payments” has the meaning set forth in Section 4.6(a)(iii).
“Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based or phantom arrangement, any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract, and any other fringe benefit, vacation benefit, insurance (including any self-insured arrangement), medical, dental, or vision benefits, disability or sick leave benefits, employee assistance program, workers’ compensation, perquisites, supplemental employment benefits and welfare or post-employment or retirement benefits, in each case, whether or not written, that is sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by the Sellers or any of their respective Subsidiaries or with respect to which the Sellers or any of their respective Subsidiaries has any Liability (including the Transferred Companies and their Subsidiaries) for the current or future benefit of any Business Employee or any Former Business Employee, but shall exclude any such plan, program, policy, agreement or other arrangement sponsored by a Governmental Authority. Notwithstanding anything to the contrary contained herein, the term “Benefit Plan” shall not include any Multiemployer Plan.
“Brand Transition Period” has the meaning set forth in Section 4.9(b).
“Business” means the global cellulose fiber business of International Paper, consisting of (a) (i) the manufacturing, distribution, production, marketing and/or sale of softwood and hardwood fluff pulp (including crosslinked pulp), southern bleached softwood kraft pulp, northern bleached softwood kraft pulp or bleached chemical grade market pulp used in the following applications: extenders for dissolving pulps and viscosity modifiers for end uses including paint, coatings, inks, food and pharmaceuticals and (ii) any other kinds of pulp used in absorbent products and (b) the related sale of energy or energy credits generated in connection with the operations of any mill or plan owned or leased by any Transferred Company of any of their respective Subsidiaries, at Closing.
“Business Competitive Activity” has the meaning set forth in Section 4.15(a).
“Business Data” has the meaning set forth in Section 2.12(f).
“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by Law to be closed in the City of New York.
“Business Employee” means each employee of Sellers or any of their respective Subsidiaries (including the Transferred Companies or any of their respective Subsidiaries) (i) who is primarily or

International Paper - Business Use

exclusively dedicated to the Business or (ii) who is otherwise set forth on Schedule A to the Employee Transfer Agreement, including each US Business Employee that becomes an employee of US Holdco immediately prior to the Closing pursuant to the Employee Transfer Agreement.
“Business IT Systems” means, after giving effect to the Contribution and Asia Transfer, all IT Systems owned by, or leased or licensed to the Transferred Companies or any of their respective Subsidiaries, including relating to the transmission, storage, maintenance, organization presentation, generation, processing or analysis of data and information.
“Buyer” has the meaning set forth in the Preamble.
“Buyer FSA” has the meaning set forth in Section 4.5(k).
“Buyer Indemnitee” has the meaning set forth in Section 8.1(a).
“Buyer Material Adverse Effect” means any change or effect that materially impairs, or prevents or materially delays, the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
“Buyer Related Parties” has the meaning set forth in Section 7.3(c).
“Buyer Release Claims” has the meaning set forth in Section 4.18(b).
“Buyer Released Party” has the meaning set forth in Section 4.18.
“Canada Escrow Agreement” has the meaning set forth in Section 5.9(b).
“Canada Holdco” has the meaning set forth in the Recitals.
“Canada Holdco Interests” has the meaning set forth in the Recitals.
“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time, and, unless otherwise specified, any reference to the Canadian Tax Act or to a provision thereof shall be deemed to include a reference to any applicable corresponding Canadian provincial or territorial tax legislation or to the counterpart provisions thereof.
“Canadian Tax Audit” means the Part XIII tax audit of Canada Holdco specified in Section 2.18(b) of the Disclosure Schedules, including the assessments issued by the CRA on April 28, 2025, in respect thereof and any subsequent assessment, reassessment, objection, proceeding, examination or appeal related thereto.
“Canadian Tax Audit Refund” has the meaning set forth in Section 5.9(h).
“Casualty Cash” means the aggregate amount of any insurance proceeds received by any Transferred Company or any of their respective Subsidiaries from a third party insurer in respect of a casualty loss, including in connection with the damage or destruction of any asset or property.
“Casualty Receivables” means the aggregate amount of any accounts receivables of any Transferred Company or any of their respective Subsidiaries from any third party insurer in respect of a casualty loss, including in connection with the damage or destruction of any asset or property.

International Paper - Business Use

“Certificate of Designation” means a Certificate of Designation of Series A Preferred Stock of Parent reflecting terms and conditions that are substantially consistent with those set forth in the Seller Preferred Term Sheet and such other terms as mutually agreed to by the Sellers and Buyer.
“CEWS” means the Canada Emergency Wage Subsidy enacted in section 125.7 of the Canadian Tax Act, and any other COVID-19 related loan program or direct or indirect wage, rent or other subsidy offered by a Canadian Governmental Authority.
“CEWS Returns” means any and all Tax Returns filed or required to be filed, or required to be kept on file in respect of CEWS.
“Clean Team Agreement” means the Clean Team Agreement dated as of June 10, 2025 between International Paper and AIP, LLC.
“Clearance Certificate” has the meaning set forth in Section 5.9(a).
“Closing” has the meaning set forth in Section 1.2.
“Closing Cash” means, as of the Measurement Time, the aggregate amount of all cash and cash equivalents of the Transferred Companies and their respective Subsidiaries (including marketable securities, short term investments, liquid instruments, petty cash, facility leases, deposits in transit) (in each case to the extent constituting cash or cash equivalents in accordance with the Applicable Accounting Principles); provided that Closing Cash shall (a) be calculated net of issued but uncleared checks, pending electronic debits, outgoing wire transfers and drafts written or issued by or to any Transferred Company or any of its Subsidiaries (to the extent a corresponding amount has been released from current liabilities that forms Closing Working Capital); and (b) include uncleared checks and drafts received or deposited for the account of any Transferred Company or any of its Subsidiaries (to the extent a corresponding amount has been released from accounts receivable) and (c) exclude Restricted Cash and Casualty Cash; provided, further, that (i) notwithstanding anything to the contrary contained herein, if any Transferred Company or any of their respective Subsidiaries uses any such cash or cash equivalents to (x) pay (A) any Indebtedness, (B) any Closing Transaction Expenses or (C) any Taxes or Tax liabilities or (y) repurchase or redeem any shares of capital stock or other securities or make any dividend or distribution from a Transferred Company or any of their respective Subsidiaries to a third party other than a Transferred Company or any of their respective Subsidiaries, in each case, following the Measurement Time and at any the time prior to the Closing, Closing Cash shall be calculated as if such actions had been taken prior to the Measurement Time, and (ii) with respect to any Closing Cash (other than, for the avoidance of doubt, any Restricted Cash) that is held by any Person that is organized outside of the United States (“Non-US Cash”), (A) the aggregate amount of any applicable withholding and other Taxes imposed or that would be imposed on the distribution(s) of such Non-US Cash (other than Operating Cash) to Buyer or any of its Affiliates by any such Person (including applicable withholding and other taxes imposed or that would be imposed on a distribution by each Subsidiary in any chain of Subsidiaries) shall be deducted from any calculation of Closing Cash, provided, however, that (i) with respect to any Non-US Cash held by Poland Holdco that is not Operating Cash, any such deduction shall not exceed five percent (5%) of such Non-US Cash that is not Operating Cash and (ii) with respect to any Non-US Cash that is not Operating Cash held by Canada Holdco, any such deduction shall only apply to Non-US Cash that is not Operating Cash held by Canada Holdco in excess of Canada Holdco’s paid-up capital at the time of Closing, and (B) any Non-US Cash shall be converted into U.S. dollars using the currency exchange rate applicable to obligations payable in each such foreign currency published in the U.S. east coast edition of The Wall Street Journal on the Closing Date (or, in respect of the Estimated Closing

International Paper - Business Use

Statement, on the Business Day immediately prior to the day on which the Estimated Closing Statement is delivered).
“Closing Date” has the meaning set forth in Section 1.2.
“Closing Environmental Credit Excess” means the amount, if any, by which Closing Environmental Credits exceed the Target Closing Environmental Credits.
“Closing Environmental Credit Shortfall” means the amount, if any, by which Closing Environmental Credits are less than the Target Closing Environmental Credits.
“Closing Environmental Credits” means an amount equal to the sum of the products of (x) the aggregate number of Environmental Credits as of the Measurement Time of each “Subcategory” of Environmental Credit set forth on Section 10.4 of the Disclosure Schedules (with what constitutes one Environmental Credit of each “Subcategory” being set forth opposite such “Subcategory” in the column “Credit Unit” on Section 10.4 of the Disclosure Schedules) multiplied by (y) the price set forth opposite such “Subcategory” of Environmental Credit in the column “Credit Price” on Section 10.4 of the Disclosure Schedules.
“Closing Indebtedness” means, as of immediately prior to the Closing, Indebtedness of the Transferred Companies and their respective Subsidiaries; provided that (i) Closing Indebtedness shall be calculated assuming that the Closing had occurred at the time of calculation, notwithstanding the Measurement Time, but, for the sake of clarity, in no event will Closing Indebtedness include the Debt Financing and (ii) Pre-Closing Income Taxes still be calculated consistent with the definition thereof.
“Closing Purchase Price” means (i) the Base Purchase Price, (ii) plus the amount, if any, by which Closing Cash exceeds $10,000,000, (iii) minus the Closing Indebtedness, if any, (iv) minus the Closing Transaction Expenses, (v) plus the Closing Working Capital Excess, if any, (vi) minus the Closing Working Capital Shortfall, if any (vii) minus the amount, if any, by which Closing Cash is less than $10,000,000, (viii) plus the Closing Environmental Credit Excess, if any, (ix) minus the Closing Environmental Credit Shortfall, if any (x) minus the Standup Costs Cap. For the avoidance of doubt, the Closing Purchase Price shall be determined in a manner so as to not inappropriately “double count” any components thereof.
“Closing Retention Payments” means the amount of any sale, transaction, retention, success or change of control, severance, termination indemnities or gratuities, or other termination-related payments, bonuses and similar awards or benefits, in each case, granted or provided by the Sellers or their Affiliates (including, prior to Closing, the Transferred Companies and their respective Subsidiaries) (and, for the avoidance of doubt, excluding those granted by or at the direction of Buyer or its Affiliates) due to or that are or become payable to any Business Employee or Former Business Employee solely as a result of the execution and delivery of this Agreement, the Employee Transfer Agreement or the consummation of the transactions contemplated hereby or thereby (but, for the avoidance of doubt, excluding any “double-trigger” severance or other amounts that become payable to any Continuing Employee after the Closing as a result of an action taken by any of the Transferred Companies or their respective Subsidiaries after the Closing, including where a Person’s employment is terminated for “good reason” due to events arising after the Closing).
“Closing Statement” has the meaning set forth in Section 1.3(b).

International Paper - Business Use

“Closing Transaction Expenses” means, collectively, (i) the amount of the fees, commissions, costs or expenses that have been incurred at or prior to the Closing by or on behalf of the Sellers, the Transferred Companies and their respective Subsidiaries (whether payable prior to, at or after the Closing) in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the related process to sell the Business or any alternative transaction thereto, including any broker, investment banker or financial advisor, attorney, accountant and consultant, (ii) the Closing Retention Payments plus the Employer Payroll Taxes in respect thereof, and (iii) the Sellers’ share of any Transfer Taxes as described in Section 5.5, in each case of clauses (i), (ii) and (iii) that remain unpaid as of immediately prior to the Closing and are payable by the Transferred Companies or any of their respective Subsidiaries (it being understood that any amount included in the definition of Indebtedness shall not be included in Closing Transaction Expenses).
“Closing Working Capital” means (i) the aggregate value of the current assets of the Transferred Companies and their respective Subsidiaries minus (ii) the aggregate value of the current liabilities of the Transferred Companies and their respective Subsidiaries, in each case determined on a consolidated basis without duplication as of the Measurement Time and calculated in accordance with the Applicable Accounting Principles. Notwithstanding anything to the contrary contained herein, in no event shall “Closing Working Capital” include any asset or liability in respect of deferred Taxes or income Taxes or amounts included in Closing Cash, Restricted Cash, any Casualty Cash or Casualty Receivables, Closing Transaction Expenses or Indebtedness.
“Closing Working Capital Excess” means the amount, if any, by which Closing Working Capital exceeds Target Closing Working Capital.
“Closing Working Capital Shortfall” means the amount, if any, by which Closing Working Capital is less than Target Closing Working Capital.
“Code” means the Internal Revenue Code of 1986.
“Comfort Letter” has the meaning set forth in Section 5.9(c).
“Commissioner of Competition” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act or any person duly authorized to perform duties on behalf of the Commissioner of Competition.
“Commitment Letters” has the meaning set forth in Section 3.4(a).
“Company Indemnified Party” has the meaning set forth in Section 4.10(a).
“Company Plans” means each Benefit Plan that (i) a Transferred Company or any of its Subsidiaries sponsors, maintains or contributes to, or is required to sponsor, maintain or contribute to, for the benefit of the Business Employees or any Former Business Employee or (ii) for which the Transferred Companies or any of their Subsidiaries has or may have direct or indirect Liability.
“Competition Act” means the Competition Act (Canada).
“Competition Act Approval” means, in respect of the transactions contemplated by this Agreement, the occurrence of one or more of the following: (a) the issuance of an ARC that has not been rescinded, or (b) both of (i) unless waived by Buyer in its sole discretion, the receipt of a No Action Letter

International Paper - Business Use

and (ii) the expiry, waiver or termination of any applicable waiting periods under section 123 of the Competition Act.
“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of (i) monopolization or lessening of competition through merger or acquisition or restraint of trade, (ii) effectuating foreign investment and (iii) Regulation (EU) 2022/2560 on Foreign Subsidies Distorting the Internal Market.
“Compliant” means, with respect to the Required Information, that: (i) the historical financial statements referred to in the definition of Required Information are sufficient to permit a registration statement on Form S-1 for the offering on non-convertible debt securities by a non-accelerated filer using such financial statements to be declared effective by the Securities and Exchange Commission throughout the Marketing Period (it being understood that the Required Information need not include financial statements or information required by Rule 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, information regarding executive compensation rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information required by Item 402 of Regulation S-K, segment reporting and disclosure, projections, information that would customarily be provided by the initial purchasers in an offering of high yield debt securities under Rule 144A, a description of all or any portion of the Debt Financing, risk factors, financial statements or other financial data (including selected financial data) or other information customarily excluded from a Rule 144A offering memorandum related to the offering of high yield debt securities by a non-accelerated filer); (ii) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it was made; and (iii) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit the Transferred Companies’ applicable independent accountants to issue comfort letters to the Debt Financing Sources (including underwriters, placement agents or initial purchasers), including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day of the Marketing Period, and drafts of such comfort letters have been provided to such Debt Financing Sources prior to the commencement of such Marketing Period; provided that such draft comfort letters need only be a form of and need not include the circle-ups with agreed specified tick mark comfort.
“Confidentiality Agreement” has the meaning set forth in Section 4.2(c).
“Consolidated or Combined Return” means any consolidated, combined, unitary, affiliated or similar Tax Return that is filed or required to be filed and that includes or reflects the Tax items of one or more of the Transferred Companies and their respective Subsidiaries, on the one hand, and one or more members of the Seller Group (other than one or more of the Transferred Companies and their respective Subsidiaries), on the other hand.
“Continuation Period” has the meaning set forth in Section 4.5(c).
“Continuing Employee Dependents” means, with respect to any Continuing Employee, any individual who, by virtue of a relationship with the Continuing Employee, was eligible to receive benefits under the terms of the IP Qualified Pension Plan or IP Qualified Savings Plan immediately prior to the Closing Date. For the avoidance of doubt, a Continuing Employee Dependent includes only those persons who then actually met the relevant plan’s requirements for eligibility for benefits as a beneficiary or alternate payee under the terms of the IP Qualified Pension Plan or IP Qualified Savings Plan, as applicable.

International Paper - Business Use

“Continuing Employees” has the meaning set forth in Section 4.5(c).
“Contracts” means, with respect to any Person, all legally binding contracts, agreements, leases, subleases, licenses, sublicenses, commitments, mortgages, notes, deeds, sale or purchase orders, instruments, arrangements, undertakings, understandings or other legally binding obligations of any nature of such Person or to which such Person is a party, whether written or oral.
“Contribution” has the meaning set forth in the Recitals.
“Contribution Agreement” has the meaning set forth in the Recitals.
“Controlled Group Liability” has the meaning set forth in Section 2.17(c).
“Controlling Party” has the meaning set forth in Section 8.1(b)(iv)(B).
“Coordinators” has the meaning set forth in Section 4.23(b).
“CRA” has the meaning set forth in Section 5.9(c).
“CTO Cap” means $30,000,000.
“CTO Facility” means new operational crude tall oil acidulation facility(ies) that satisfy, in all material respects and taken in the aggregate, the CTO Facility Standards.
“CTO Facility Construction Costs” means all reasonable and documented out-of-pocket costs and expenses incurred by Buyer or any of its Affiliates (including, post-Closing, the Transferred Companies) in connection with the design, permitting, procurement, construction, equipping and commissioning of the CTO Facility, including: (a) architectural, engineering, consulting and project‐management fees; (b) land acquisition, site‐preparation, excavation, grading, foundations, structural work and building envelope; (c) machinery, equipment and materials; (d) utility hookups, access roads, landscaping and parking; (e) testing, start‐up, commissioning and validation; (f) insurance, bonds, permit, license, zoning, impact-fee and inspection fees; and (g) directly allocated personnel costs; provided that the CTO Facility Construction Costs shall not include any costs or expenses arising from, relating to or in connection with additions, improvements or modifications to systems not reasonably related to crude tall oil acidulation on a commercially efficient basis.
“CTO Facility Force Majeure Event” means any occurrence, change, event, circumstance or effect that is reasonably beyond the control of the Buyer or its Affiliates and that, individually or in the aggregate, (x) has caused, or would reasonably be expected to cause, a material delay in constructing or operating the CTO Facility prior to the CTO Facility End Date, or (y) has made it, or would reasonably be expected to make it, commercially impractical for Buyer, despite reasonable best efforts, to construct or operate the CTO Facility prior to the CTO Facility End Date, which occurrences, changes, events, circumstances or effects shall include (i) sabotage, terrorism, cyberterrorism or material cyberattacks that affect Buyer’s ability to continue construction or operation of the CTO Facility, or (ii) any hurricane, super storm, flood, tornado, earthquake, fire, or other site-specific casualty loss or other disaster (natural or otherwise) at or impacting the location of the CTO Facility. For the avoidance of doubt, general economic conditions, changes in market prices, labor or materials shortages or supply chain disruptions shall not constitute a CTO Facility Force Majeure Event.
“CTO Facility Invoice” has the meaning set forth in Section 4.25(b).

International Paper - Business Use

“CTO Facility Standards” means, with respect to the CTO Facility, the standards set forth on Section 4.25(a) of the Disclosure Schedules.
“Data Breach” has the meaning set forth in Section 2.12(f).
“Data Room” means the virtual data room titled “Project BlueBell” hosted on Intralinks VDRPro by Intralinks Inc.
“Deal Communications” has the meaning set forth in Section 9.11(b).
“Debt Commitment Letter” has the meaning set forth in Section 3.4(a).
“Debt Financing” has the meaning set forth in Section 3.4.
“Debt Financing Sources” means the entities that have committed to provide, arrange or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Commitment Letters (including any commitment letters regarding any Alternative Financing) and any joinder agreements, credit agreements or indentures (or similar definitive financing documents) relating thereto; provided, however, that in no event shall Buyer or any of its Affiliates be a Debt Financing Source for any purpose of this Agreement.
“Debt Financing Sources Related Parties” means the Debt Financing Sources, the respective Affiliates of each of the foregoing and their and their respective Affiliates’ former, current and future respective officers, directors, employees, shareholders, controlling Persons, agents, advisors and the other Representatives and permitted successors and assigns of each of the foregoing; provided, however, that in no event shall Buyer or any of its Affiliates be a Debt Financing Sources Related Party for any purpose of this Agreement.
“Disclosing Party” has the meaning set forth in the definition of “Transferred Information”.
“Disclosure Schedules” means the letter, dated as of the date hereof, delivered by the Sellers to Buyer prior to the execution of this Agreement and identified as the Disclosure Schedules.
“Dispute Notice” has the meaning set forth in Section 1.3(c).
“Disputed Item” has the meaning set forth in Section 1.3(c).
“Employee Transfer Agreement” has the meaning set forth in Section 4.5(a).
“Employer Payroll Taxes” means any social security, unemployment or other employment, withholding or payroll Tax or similar amount (including any compulsory health insurance contributions in Poland) owed by any Transferred Company or any of their respective Subsidiaries, but only to the extent that the Transferred Companies’ share of such Taxes or contributions required to be paid with respect to the recipient of such payment for the year that includes the Closing Date would have the effect of increasing the anticipated aggregate amount of such Taxes or contribution that would otherwise have been due with respect to such recipient during such year had the relevant amount payable not been paid.
“End Date” has the meaning set forth in Section 7.1(b).
“Enforceability Exceptions” has the meaning set forth in Section 2.2(a).

International Paper - Business Use

“English Oak” has the meaning set forth in the Preamble.
“Environmental Credits” means all environmental attribute credits and energy attribute credits, including any renewable energy credits, renewable energy certificates, renewable thermal credits, emission performance credits, nitrogen credits, biomass credits, and any similar credits, which are generated, whether serialized or non-serialized, earned from operation of the Business, whether realized or unrealized, or may come into existence from operation of the Business.
“Environmental Indemnity Cap” shall have the meaning set forth in Section 8.1(b)(i).
“Environmental Indemnity Deductible” shall have the meaning set forth in Section 8.1(b)(i).
“Environmental Law” means any Law in effect on the Closing Date (including common law and any binding order or written directive by a Governmental Authority) regulating or relating to pollution, the protection of the environment, natural resources, human health and safety as it relates to exposure to hazardous substances, or the use management, generation, transportation, treatment, storage, disposal, Release or threatened Release of any hazardous substance; provided that, with respect to Retained Environmental Liabilities only, Environmental Laws shall mean any of the foregoing Laws (whether in effect before, on or after Closing).
“Environmental Permit” means all Permits required under Environmental Law.
“Equity Commitment Letter” has the meaning set forth in the Recitals.
“Equity Financing” has the meaning set forth in the Recitals.
“Equity Interests” shall mean, with respect to any Person, (a) any of its capital stock, shares, partnership interests (general or limited), limited liability company interests, unlimited liability company interests, trust interests or other securities or other equity interests which entitle the holder thereof to (i) receive dividends or distributions on liquidation, winding up or dissolution of such Person, (ii) vote for the election of directors or other management of such Person, or (iii) exercise other rights generally afforded to stockholders or shareholders of a corporation (including the ability to exert control over such Person), (b) any subscriptions, options, calls, warrants or other rights to acquire, or any other securities or evidence of Indebtedness convertible into or exercisable or exchange for, any of the foregoing, whether or not currently exercisable, (c) any stock appreciation, stock or share option, restricted stock or share, restricted stock or share unit, unit appreciation, phantom unit or phantom stock or share, profit participation or other equity or equity-linked awards relating or tracking any of the items described in clauses (a) or (b), and (d) any similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any of the items described in clauses (a) through (c).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” has the meaning set forth in Section 5.9(a).

International Paper - Business Use

“Estimated Aggregate Closing Purchase Price” means (i) the Base Purchase Price, (ii) plus the amount, if any, by which Estimated Closing Cash exceeds $10,000,000, (iii) minus the Estimated Closing Indebtedness, (iv) minus the Estimated Closing Transaction Expenses, (v) plus the Estimated Closing Working Capital Excess, if any, (vi) minus the Estimated Closing Working Capital Shortfall, if any, (vii) minus, the amount, if any, by which Estimated Closing Cash is less than $10,000,000, (viii) plus the Estimated Closing Environmental Credit Excess, if any, (ix) minus the Estimated Closing Environmental Credit Shortfall, if any and (x) minus the Standup Costs Cap. For the avoidance of doubt, the Estimated Aggregate Closing Purchase Price shall be determined in a manner so as to not inappropriately “double count” any components thereof.
“Estimated Closing Cash” has the meaning set forth in Section 1.3(a)(iii).
“Estimated Closing Cash Purchase Price” means (i) the Estimated Aggregate Closing Purchase Price, minus (ii) $190,000,000. For the avoidance of doubt, the Estimated Closing Cash Purchase Price shall be determined in a manner so as to not inappropriately “double count” any components thereof.
“Estimated Closing Environmental Credit Excess” means the amount, if any, by which Estimated Closing Environmental Credits exceed the Target Closing Environmental Credits.
“Estimated Closing Environmental Credit Shortfall” means the amount, if any, by which Estimated Closing Environmental Credits are less than the Target Closing Environmental Credits.
“Estimated Closing Indebtedness” has the meaning set forth in Section 1.3(a)(ii).
“Estimated Closing Statement” has the meaning set forth in Section 1.3(a).
“Estimated Closing Transaction Expenses” has the meaning set forth in Section 1.3(a)(iv).
“Estimated Closing Working Capital” has the meaning set forth in Section 1.3(a)(i).
“Estimated Closing Working Capital Excess” means the amount, if any, by which Estimated Closing Working Capital exceeds the Target Closing Working Capital.
“Estimated Closing Working Capital Shortfall” means the amount, if any, by which Estimated Closing Working Capital is less than Target Closing Working Capital.
“Fee Letter” has the meaning set forth in Section 3.4.
“Final Allocation” has the meaning set forth in Section 5.7(a).
“Final Asset Transfer” has the meaning set forth in Section 4.6(a)(iii).
“Financial Statements” has the meaning set forth in Section 2.6(a).
“Financing” has the meaning set forth in Section 3.4.
“Former Business Employee” means any individual who had at any time provided services in respect of the Business, but as of the Closing, is no longer actively employed by International Paper or any of its Subsidiaries (including the Transferred Companies and their respective Subsidiaries).

International Paper - Business Use

“Fraud” means actual and intentional misrepresentation or omission of a material existing fact by a party with respect to the making of any representation or warranty by such party set forth in Article 2 or Article 3 of this Agreement, provided that at the time such representation or warranty was made (a) (i) in the case of any representation or warranty made by the Sellers, such representation or warranty was materially inaccurate with respect to any of the Sellers, the Transferred Companies, or the Business, as applicable, to the Knowledge of the Sellers or (ii) in the case of any representation or warranty made by Buyer, such representation or warranty was materially inaccurate with respect to Buyer, to the Knowledge of Buyer, and (b) such party had the intent to deceive another party as an inducement to enter into this Agreement. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.
“GAAP” has the meaning set forth in Section 2.6(b).
“Georgetown Mill” means the mill and facility located in Georgetown, South Carolina at 700 S Kaminski St, Georgetown, SC 29440 operated by the Sellers or one or more of their Subsidiaries and previously used in the Business.
“Governmental Authority” means any United States or foreign (i) federal, state, provincial, local, municipal, or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court, commission or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.
“Hazardous Substance” means (i) any hazardous or toxic material, substance, contaminant or waste, or words of similar meaning or effect, that is regulated, or for which liability could arise, under any Environmental Law, or (ii) any petroleum product or by-product, asbestos, per- and polyfluoroalkyl substances, asbestos-containing materials or polychlorinated biphenyls.
“HK Holdco” has the meaning set forth in the Recitals.
“HK Holdco Interests” has the meaning set forth in the Recitals.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“IFRS” means the International Financial Reporting Standards, as adopted by the European Union.
“Indebtedness” means, as of any date, without duplication, the aggregate amount of the following (including all accrued and unpaid interest and all prepayment penalties, breakage fees and exit fees that would be incurred in connection with the repayment thereof at such time after giving effect to the Closing): (i) the outstanding principal amount of, and accrued and unpaid interest on, any indebtedness for borrowed money of the Transferred Companies and their respective Subsidiaries (whether current, short-term or long-term, secured or unsecured), including any prepayment premiums, breakage and other costs payable as a result of the payments by Buyer of such indebtedness at the Closing, (ii) any indebtedness of the Transferred Companies and their respective Subsidiaries evidenced by any note, bond, debenture or other debt security or similar instrument, (iii) any obligations of any Transferred Company or its Subsidiaries in respect of letters of credit, surety bonds, performance bonds, bank guarantees or similar instruments, in each case to the extent drawn or called on, (iv) any outstanding obligations of the Transferred Companies and their respective Subsidiaries under leases classified as

International Paper - Business Use

finance leases in accordance with the Applicable Accounting Principles, (v) any outstanding obligations for the deferred purchase price of goods and services (other than accounts payable arising in the ordinary course of business) including “earn-outs”, “seller notes” or similar liabilities payable with respect to the acquisition of any business, assets or securities, (vi) all declared but unpaid dividends or distributions by any Transferred Company or any of its Subsidiaries to an equityholder (other than any dividends or distributions payable to another Transferred Company or its Subsidiary) to the extent earned, (vii) with respect to any Business Employee or Former Business Employee (or any dependent or alternate payee thereof), all liabilities and obligations of the Transferred Companies or any of their Subsidiaries (after giving effect to the transactions contemplated by this Agreement) in respect of (A) accrued but unpaid severance or other termination-related or similar payments and the Employer Payroll Taxes in respect thereof and (B) any post-termination or retiree health or welfare or life insurance benefits or health reimbursement arrangements for which Buyer or any of its Affiliates (including the Transferred Companies) will be liable pursuant to this Agreement, any Ancillary Agreement or by operation of applicable Law in the amount of $127,091, (viii) any amount of the 2025 Pre-Closing Stub Bonus or 2026 Pre-Closing Stub Bonus or 2025 Annual Bonus (if and as applicable), plus the associated Employer Payroll Taxes due on such amounts, that Seller requests Buyer or one of its Affiliates (including the Transferred Companies) make payment of (on Seller’s behalf) in accordance with the last sentence of Section 4.5(i) and which is not otherwise funded in cash as contemplated by Section 4.5(i), (ix) the Pre-Closing Income Taxes, (x) any liabilities under all interest rate swap or protection agreements, commodity swap agreements, forward rate agreements, currency exchange agreements, interest rate cap or collar agreements, hedging agreements or other similar financial agreements of any Transferred Company or its Subsidiaries as of such date (which amount will reduce Indebtedness if such interest rate swap or protection agreement, forward rate agreement, currency exchange agreement, interest rate cap or collar agreement, hedging agreement or other similar financial agreement is in an asset position), (xi) an amount of $49,751,879 in respect of asset retirement obligations of any Transferred Company or any of their respective Subsidiaries, (xii) an amount of $24,100,000 in respect of deferred revenue or customer deposits, (xiii) any liabilities in respect of the closure of the Georgetown Mill to the extent not retained in full by any Seller; in each case as of such time and owing to Persons other than the Transferred Companies or any of their respective Subsidiaries, and guarantees of any of the foregoing of any other Person and (xiv) an amount of $2,500,000 in respect of Weyco site separation liabilities and related charges (to the extent unpaid prior to Closing); provided that Indebtedness shall not include any (a) undrawn letters of credit issued for the account of the Transferred Companies or their respective Subsidiaries, (b) trade payables, accrued expenses and accruals incurred in the ordinary course of business or (c) intercompany indebtedness among or between the Transferred Companies and their respective Subsidiaries.
“Indemnified Tax” means any Liability for (i) any Taxes of any Person imposed on any Transferred Company or any of their respective Subsidiaries as a result of having been before the Closing a member of any affiliated, consolidated, combined, or unitary Tax group of which any member of the Seller Group (other than one or more of the Transferred Companies and their respective Subsidiaries) was also a member, including any such Taxes imposed by Treasury Regulation Section 1.1502-6 or any analogous or similar provision of state, local, or non-U.S. Law, (ii) any Taxes attributable to the Retained Business, (iii) the matters set forth on Section 5.6(b) of the Disclosure Schedules, (iv) any Taxes arising from or related to the Canadian Tax Audit, and (v) any Taxes arising from or related to the Contribution, the Asia Transfer, or the transfer of Intellectual Property in December 2024 by Canada Holdco to its U.S. Affiliates.
“Independent Accountant” has the meaning set forth in Section 1.3(f).

International Paper - Business Use

“Independent CTO Mediator” has the meaning set forth in Section 4.24(b).
“Initial Asset Transfer” has the meaning set forth in Section 4.6(a)(iii).
“Initial Extension” has the meaning set forth in Section 4.9(a).
“Initial SAP Payment” has the meaning set forth in Section 4.29(a).
“Intellectual Property” means, in any and all jurisdictions worldwide, any and all intellectual property rights, whether or not registered, including all (i) patents and patent applications (including all provisionals, non-provisionals, reissues, divisions, revisions, continuations, continuations-in-part, extensions and reexaminations thereof) and the right to claim priority with respect to any of the foregoing (including under the Paris Convention) (“Patents”), (ii) Marks, (iii) copyrights and other rights in works of authorship, including all derivative works, moral rights, renewals, extensions, reversions and restorations associated with such rights, (iv) domain names and Internet account names (including social networking and media accounts and user names) (v) trade secrets and confidential information, including confidential business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and confidential know-how (including manufacturing and production processes and techniques and research and development information); (vi) rights in software and related technology; (vii) industrial designs; (viii) databases and data collections; and (ix) issuances, registrations and applications for any of the foregoing.
“Intellectual Property License Agreements” has the meaning set forth in the Contribution Agreement.
“International Paper” has the meaning set forth in the Preamble.
“International Paper Retiree H&W Plans” means the International Paper Company Group Retiree Health and Welfare Plan, the International Paper Company Retiree Health Reimbursement Arrangement Plan, International Paper Company Non-Medicare Eligible Retiree Health Reimbursement Arrangement Plan and the International Paper Company Retiree Medical Savings Program.
“Investment Canada Act” means the Investment Canada Act (Canada).
“IP Lux Holdings” has the meaning set forth in the Preamble.
“IP Non-Qualified Plan” means the International Paper Company Pension Restoration Plan for Salaried Employees and the International Paper Company Deferred Compensation Savings Plan.
“IP Qualified Pension Plan” means the Retirement Plan of International Paper Company.
“IP Qualified Savings Plans” means the International Paper Company Hourly Savings Plan and the International Paper Company Salaried Savings Plan.
“IP Switzerland” means International Paper Cellulose Fibers Sales S.à.r.l., a Swiss sales office and direct subsidiary of Poland Holdco.
“IP Trust” has the meaning set forth in Section 4.6(a)(iii).
“IRS” means the Internal Revenue Service.

International Paper - Business Use

“IT Systems” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment (including laptops and mobile devices).
“Key Employees” shall mean (1) the individuals set forth in Section 10.1 of the Disclosure Schedules and (2) any other Business Employee whose annual base compensation equals or exceeds $300,000.
“Knowledge of Buyer” means the actual knowledge, without independent investigation (and in no event encompassing constructively imputed or similar concepts of knowledge), of any of Richard Hoffman, Daniel Evans, Angus Cusack, Jessica Wu and Jeff Birenbaum.
“Knowledge of the Sellers” means the actual knowledge, without independent investigation (and in no event encompassing constructively imputed or similar concepts of knowledge), of any of the Persons specified in Section 10.2 of the Disclosure Schedules.
“Labor Contract” has the meaning set forth in Section 2.16(a).
“Laws” has the meaning set forth in Section 2.14(a).
“Leased Real Property” has the meaning set forth in Section 2.11(b).
“Leave Employee” means each Business Employee who is on short-term or long-term disability leave, accommodation leave, workers’ compensation leave, military leave, pregnancy or maternity leave, paternity leave, parental leave, or any other statutory leave (including under the Family Medical Leave Act or such other applicable employment legislation) or other approved leave of absence for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or applicable Law.
“Liabilities” means all obligations, benefit entitlements, losses, claims, charges, debts, demands, actions, costs and expenses (including those arising under any contract, collective bargaining agreement, or plan, and administrative and related costs and expenses of any plan, program, or arrangement), of any nature whatsoever, whether absolute or contingent, vested or unvested, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.
“Licensed Intellectual Property” means, after giving effect to the Asia Transfer and the Contribution, any and all Intellectual Property owned by a third party (excluding, for the avoidance of doubt, Sellers or any of their Affiliates) and licensed or sublicensed to a Transferred Company or any Subsidiary of a Transferred Company, or for which a Transferred Company or any Subsidiary of a Transferred Company has obtained a covenant not to be sued.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, lease, sublease, license, claim, charge, option, right of first refusal, easement, servitude or other encumbrance or adverse claim of any kind.
“Limited Guaranty” has the meaning set forth in the Recitals.
“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal,

International Paper - Business Use

regulatory or otherwise, in law or in equity, including, without limitation, any dispute subject to the grievance and arbitration provision of an Applicable CBA but excluding the Canadian Tax Audit.
“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents).
“Marketing Period” means the first period of 15 consecutive Business Days commencing after the date hereof and ended prior to the End Date (inclusive of each day starting with the first day and through and ending with the last day of such period) in which (a) Buyer shall have the Required Information (and such Required Information is Compliant), (b) the conditions set forth in Sections 6.1 and 6.2 shall be satisfied (other than Section 6.2(d), Section 6.2(e) and any conditions that by their nature are to be satisfied by the taking of actions or delivery of documents at the Closing or determinations to be made immediately prior to the Closing and, on and from April 17, 2026, Section 6.1(a)) and (c) no event shall have occurred nor shall any condition exist that would cause any of the conditions set forth in Sections 6.1 and 6.2 to fail to be satisfied (other than Section 6.2(d), Section 6.2(e), any conditions that by their nature are to be satisfied by the taking of actions or delivery of documents at the Closing or determinations to be made immediately prior to the Closing and, on and from April 17, 2026, Section 6.1(a)) assuming that the Closing were to occur at any time during such 15 consecutive Business Day period; provided that (i) the Marketing Period shall end on any earlier date on which the Debt Financing or any offering of securities in lieu of all or any portion of the Debt Financing is consummated, (ii) if the Required Information is not or ceases to be Compliant at any time prior to the completion of the 15 consecutive Business Day period, then the Marketing Period shall be deemed not to commence until Buyer shall have received Required Information that is Compliant and the other requirements of this definition are satisfied and (iii) notwithstanding the foregoing, the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, (A) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any financial information or financial statements included in the Required Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the combined financial statements of the Business for the applicable periods by Deloitte & Touche LLP or another independent public accounting firm of recognized national standing or (B) the Sellers shall have publicly announced any intention to, or determined that it must, restate any financial information or financial statements included in the Required Information, in which case the Marketing Period may not commence unless and until such restatement has been completed or the Sellers have determined and announced that no such restatement is required in accordance with GAAP; (iv) that (I) (x) November 26 and November 28, 2025 shall, in each case, not constitute a Business Day for purposes of the Marketing Period (which dates, in each case, shall be excluded for purposes of, but shall not reset, the 15 consecutive Business Day period) and (y) for the avoidance of doubt, any day that is not a Business Day shall be excluded for purposes of, but not reset, the 15 consecutive Business Day period, (II) if the Marketing Period would not conclude prior to December 19, 2025, the Marketing Period shall not commence until January 5, 2026 and (III) the Marketing Period shall not in any event commence until September 2, 2025; provided, further, that if Sellers shall in good faith reasonably believe they have provided the Required Information (and such Required Information is Compliant) and that the Marketing Period has commenced, they may deliver to Buyer a written notice to that effect (stating when they believe the Marketing Period has commenced), in which case the Marketing Period will be deemed to have commenced on the date of such notice unless Buyer, in good faith, reasonably believes the Marketing Period has not commenced and, within two (2) Business Days after the delivery of such notice by Sellers, delivers a written notice to Sellers to that effect (setting forth with reasonably specificity why Buyer believes the Marketing Period has not commenced) (provided that such written notice from Buyer to Sellers will not prejudice Sellers’

International Paper - Business Use

right to assert that the Required Information was, in fact, delivered and that the Marketing Period has commenced).
“Marks” means trademarks, service marks, trade names and trade dress, and all other indicia of source or origin, together with all goodwill associated therewith.
“Material Adverse Effect” means any material adverse change in, or effect on, the assets, financial condition or results of operations of the Business, the Transferred Companies and their respective Subsidiaries, taken as a whole; provided that any such change or effect resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) any change in economic, regulatory or political conditions generally, including any governmental shutdown or slowdown, the introduction of, or change in, tariffs, sanctions or other export or import restrictions or regulations or similar trade war measures, or conditions in the capital and financial markets generally, including changes in interest or exchange rates, (ii) any change generally affecting the industry, industry sectors or geographic sectors in which the Business operates, (iii) any promulgation or enactment of, implementation of, enforcement of, change in interpretation of, change in implementation of, or change in enforcement of, any Laws (including changes in sales, use, excise, value add, customs duties or other similar Taxes) or accounting standards (including GAAP) or governmental policy, (iv) hostilities, acts of war (whether declared or undeclared), curfews, riots, demonstrations or public disorders, sabotage, terrorism, cyberterrorism, cyberattacks, military actions or other armed conflicts or any escalation or worsening of any of the foregoing, (v) any epidemic, pandemic or disease outbreak or other health crisis or public health event, or any worsening of any of the foregoing, including any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Laws, directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, (vi) any change relating to or arising from the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the Ancillary Agreements, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions taken by the Transferred Companies’ or any of their respective Subsidiaries’ customers, suppliers, distributors, partners, personnel, labor unions or regulators or self-regulating organizations, or any Litigations resulting or arising therefrom, (provided that this clause (vi) shall not exclude any impact resulting from a breach of or inaccuracy in any representation or warranty contained in Section 2.2(b) or Section 2.3 or any other non-contravention representation or warranty contained in Article 2 or any breach of or non-compliance with any covenant in Section 4.1), (vii) any action taken by Buyer and any of its Affiliates, agents or Representatives, (viii) any hurricane, super storm, flood, tornado, earthquake or other natural disaster or any other force majeure event, whether or not caused by any Person or any national or international calamity or crisis, (ix) any actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements or taken with Buyer’s written consent, (x) the failure of the Business to achieve any budgets, financial projections, predictions, estimates, plans or forecasts of profits, revenue, earnings, sales or other financial performance measures or operating statistics (it being understood that for purposes of this clause (x), the changes or effects giving rise to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (xi) any actions taken by the Sellers, the Transferred Companies, Buyer or their respective Affiliates that are required or expressly contemplated by this Agreement to obtain approval or consent from any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement, (xii) any pending, initiated, or threatened Litigation against the Sellers, the Transferred Companies or any of their respective Subsidiaries (or any officers or directors of any of the foregoing), in each case, arising out of or relating to the transactions contemplated by this Agreement or (xiii)  any

International Paper - Business Use

change in the credit rating of the Transferred Companies or any of their respective Subsidiaries or any of their respective securities, except that the changes or effects giving rise to such change in the credit rating that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect; provided, however, that any change or effect referred to in clauses (i), (ii), (iii), (iv), (v), (viii) and (ix) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change or effect has a materially disproportionate effect on the Transferred Companies or any of their respective Subsidiaries, taken as a whole, relative to other companies in the industry in which the Business operates.
“Material Contract” has the meaning set forth in Section 2.9(a).
“Material Permits” has the meaning set forth in Section 2.14(b).
“Material Real Property Lease” has the meaning set forth in Section 2.9(a)(xviii).
“Measurement Time” means 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Name Change Period” has the meaning set forth in Section 4.9(a).
“Necessary Funds” has the meaning set forth in Section 5.9(f).
“New Benefit Plans” has the meaning set forth in Section 4.5(d).
“New Financing Commitment” has the meaning set forth in Section 4.12(d).
“New Qualified Pension Plan” has the meaning set forth in Section 4.6(a)(i).
“New Qualified Savings Plan” has the meaning set forth in Section 4.6(b)(i).
“New Trust” has the meaning set forth in Section 4.6(a)(iii).
“No Action Letter” means written confirmation from the Commissioner of Competition that they do not, at that time, intend to make an application under Section 92 of the Competition Act.
“Non-Controlling Party” has the meaning set forth in Section 8.1(b)(iv)(B).
“Non-U.S. Company Plan” means each Company Plan that primarily covers Business Employees or Former Business Employees based outside of the United States and/or which is governed by the laws of any jurisdiction outside of the United States.
“Old Benefit Plans” has the meaning set forth in Section 4.5(d).
“Operating Cash” means with respect to (i) Poland Holdco, cash and cash equivalents held by or on behalf of Poland Holdco up to $1,000,000, (ii) IP Switzerland, cash and cash equivalents held by or on behalf of IP Switzerland equal to $2,000,000, (iii) Canada Holdco, cash and cash equivalents held by or

International Paper - Business Use

on behalf of Canada Holdco equal to $10,000,000, and (iv) HK Holdco, cash and cash equivalents held by or on behalf of HK Holdco or its Subsidiaries equal to $600,000.
“Order” means any writ, judgment, decree, restraining order, injunction, or similar order of a Governmental Authority (in each case whether preliminary or final).
“Order in Council” means an order in council granted by the Lieutenant Governor in Council under the Foreign Ownership of Land Regulations (Alberta) as may be required to permit the transactions contemplated by this Agreement.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Owned Intellectual Property” means, after giving effect to the Asia Transfer and the Contribution, any and all Intellectual Property owned or purported to be owned by the Transferred Companies or their respective Subsidiaries.
“Owned Real Property” has the meaning set forth in Section 2.11(a).
“Parent” has the meaning set forth in the Preamble.
“Paper Acquisition Canada” has the meaning set forth in the Preamble.
“Paper Acquisition US” has the meaning set forth in the Preamble.
“Payoff Letters” has the meaning set forth in Section 1.2(c).
“Pensacola Mill” means the mill and facility located in Pensacola, Florida at 375 Muscogee Rd, Cantonment, FL 32533 operated by the Sellers or one or more of their Subsidiaries and previously used in the Business.
“Pension Plan Asset Transfer Amount” has the meaning set forth in Section 4.6(a)(ii).
“Permits” means licenses, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities.
“Permitted Liens” means (i) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory liens for Taxes not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP, (ii) construction, mechanics’, carriers’, workers’, repairers’ and similar statutory or contractual liens arising or incurred in the ordinary course of business with respect to amounts that are not delinquent or are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) zoning, entitlement, building schemes, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over such parcel and which are not violated in any material respect by the current use or occupancy or existing structure of any Owned Real Property or Leased Real Property, (iv) all rights relating to the

International Paper - Business Use

construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property which are not violated in any material respect by the current use or occupancy or existing structure of any Owned Real Property or Leased Real Property and do not materially impair the current use or occupancy or existing structure of any Owned Real Property or Leased Real Property, (v) any state of facts which an accurate survey or inspection of real property would disclose and which, individually or in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person and do not materially impair the use and enjoyment of an abutting property by its registered owner, (vi) title exceptions disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company and delivered or otherwise made available to Buyer prior to the date hereof (vii) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases, (viii) other encumbrances, defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, (A) are matters of record and (B) do not materially impair the continued use of real property for the purposes for which it is used by such Person, (ix) Liens incurred in the ordinary course of business provided that such Liens are in respect of or (A) in connection with workers’ compensation, unemployment insurance and other social security legislation, (B) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Transferred Companies and their respective Subsidiaries or under self-insurance arrangements as well as Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto or (C) securing obligations in respect of letters of credit that have been posted by the Transferred Companies and their respective Subsidiaries to support the payment of the items in clauses (A) and (B), and further provided that such amounts are not delinquent or are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (x) Liens securing rental payments under leases classified as finance leases in accordance with GAAP and purchase money obligations, (xi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, including (A) Liens arising out of any non-exclusive license, non-exclusive sublicense or non-exclusive cross license of Intellectual Property, in each case, in the ordinary course and (B) Liens that are customary contractual rights of setoff relating to deposit accounts or relating to purchase orders and other agreements entered into with customers and clients in the ordinary course of business, (xii) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (xiii) any Liens imposed by applicable securities Laws, (xiv) any subsisting restrictions, exceptions, reservations, limitation, provisos and conditions including, without limitation, royalties, reservation of mines and mineral rights, access to navigable waters and similar rights expressed in any original grants from a Governmental Authority and any statutory limitations, exceptions, reservations and qualifications which, in each case, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value of the property or assets to which they relate or the present or intended use, occupancy and/or operation of such property or assets, (xv) any rights of expropriation, access or use, or any other right conferred or reserved by or in any applicable Law or Governmental Authority which, in each case, individually or in the aggregate, do not materially impair the value of the property or assets to which they relate or the present or intended use, occupancy and/or operation of such property or assets, (xvi) any subdivision agreements, site plan control agreements, development agreements or other similar agreements with Governmental Authorities or public or private utilities affecting the development or the use of any real property which, in each case, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value of the property or assets to which they relate or the present or intended use, occupancy and/or operation of such property or assets, (xvii) statutory exceptions, reservations, limitations, provisos, qualifications and conditions to title under

International Paper - Business Use

applicable Law, including as contained in Section 61 and 62 of the Land Titles Act (Alberta), and (xviii) any Liens which are registered on title to any real property between the date of this Agreement and the Closing Date which Buyer has agreed in writing to accept as a Permitted Lien.
“Person” means an individual, corporation, partnership, limited liability company, unlimited liability company, association, trust or other entity or organization (whether or not a legal entity and whether foreign or domestic), including a Governmental Authority.
“Personal Information” means any and all (a) information, in any form, that, alone or in combination with other publicly available information, identifies, or could reasonably be used to identify, contact, or locate an individual, device or household or (b) any other information considered “personally identifiable information,” “personal information,” “personal data” “protected health information,” or similar term by one or more Applicable Data Protection Laws.
“Phaseout Period” has the meaning set forth in Section 4.9.
“Pine Chemicals Supply Agreement” means the Pine Chemicals Supply Agreement, dated after the date hereof, between US Holdco and International Paper, substantially in the form attached hereto as Exhibit L.
“Poland Holdco” has the meaning set forth in the Recitals.
“Poland Holdco Interests” has the meaning set forth in the Recitals.
“Poland Holdco Share Transfer Agreement” has the meaning set forth in Section 1.2(a)(ii).
“Polish Real Estate Permit” means the administrative decision issued by the Minister of Internal Affairs and Administration of the Republic of Poland, pursuant to the Polish Act of 24 March 1920 on the Acquisition of Real Estate by the Foreigners (Journal of Laws 2017, item 2278, as amended), authorizing the Paper Acquisition US to acquire the Poland Holdco Interests or a decision (postanowienie) by the Minister of Internal Affairs and Administration of the Republic of Poland formally discontinuing or refusing to initiate the administrative proceedings to issue such permit on the grounds that such permit is not required for the contemplated acquisition of the Poland Holdco Interests.
“Pre-Closing Date Event” has the meaning set forth in Section 4.16(a).
“Pre-Closing Environmental Liabilities” means all liabilities arising under Environmental Laws (other than Retained Environmental Liabilities) resulting or arising from (i) violations of or non-compliance with Environmental Laws occurring prior to the Closing Date of the Transferred Companies or any of their respective Subsidiaries or in connection with operations of the Business or any predecessors of the Business, and (ii) Releases of Hazardous Substances occurring prior the Closing Date (x) by or related to the Transferred Companies or any of their respective Subsidiaries in connection with operations of the Business, or any predecessors of the Business or (y) on any real property owned or operated by any Transferred Company or any of their respective Subsidiaries, in each case, which Releases require remedial action under applicable Environmental Laws.
“Pre-Closing Income Taxes” means an amount equal to the aggregate of all accrued income Taxes of the Transferred Companies and their respective Subsidiaries attributable to any taxable periods (or portions thereof) ending on or before the Closing Date that, as of the Closing, remain unpaid, which amount shall be calculated (i) on an entity-by-entity and jurisdiction-by-jurisdiction basis and shall not be

International Paper - Business Use

less than zero for any entity or any jurisdiction, (ii) assuming that the relevant taxable year of each Transferred Company and each of its respective Subsidiaries ended as of the day immediately preceding the Closing Date (iii) based on the applicable Transferred Company’s (or Subsidiary’s) historical practices and procedures (including any elections, methods of accounting and other filing positions) and solely with respect to jurisdictions where the Transferred Company (or such Subsidiary) has historically filed income Tax Returns, in each case, to the extent permitted by applicable Law under at least a “more likely than not” level of comfort, (iv) by excluding all deferred Tax assets and deferred Tax liabilities, and all contingent liabilities, (v) by taking all Tax deductions arising as a result of the transactions contemplated by this Agreement into account in any taxable periods (or portions thereof) ending before the Closing Date to the extent permitted by applicable Law under at least a “more likely than not” level of comfort, (vi) by taking into account (1) any net operating losses, interest expense carryforwards or other tax attributes available to offset applicable income (each case, subject to applicable limitations pursuant to federal, state, local or foreign Tax Law) and (2) any Tax refunds, Tax credits and Tax payments, including estimated and prepaid Tax payments and overpayments, made by (or credits received in lieu thereof) the Transferred Companies and their respective Subsidiaries for any taxable periods (or portions thereof) ending on or before the Closing Date, in the case of each of clauses (1) and (2), to the extent such items are available to reduce the cash Tax liability of the applicable taxpayer in the applicable period and excluding any amount in respect of the Canadian Tax Audit Refunds, (vii) without regard to any Tax filing or Tax election made after the Closing Date in violation of Section 5.3, and (viii) by excluding any Taxes attributable to transactions occurring outside the ordinary course of business on the Closing Date and after the Closing and (ix) excluding any amounts attributable or relating to the Canadian Tax Audit, which shall be subject to the Section 5.9(h).
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Preferred Documentation” means the Certificate of Designation and the other agreements contemplated by the Seller Preferred Term Sheet.
“Preferred Stock” means Series A Preferred Stock of Parent with the rights, privileges, restrictions and limitations set forth in the Certificate of Designation.
“Privileged Deal Communications” has the meaning set forth in Section 9.11(b).
“Purchased Marks” has the meaning set forth in Section 4.9(c).
“R&W Policy” has the meaning set forth in Section 4.11.
“Real Property Leases” has the meaning set forth in Section 2.11(b).
“Recipient” has the meaning set forth in the definition of “Transferred Information”.
“Reference Date” has the meaning set forth in Section 2.6(a).
“Registered Intellectual Property” has the meaning set forth in Section 2.12(a).
“Related Party” of any Person means each of such Person’s past, present or future Affiliates and direct or indirect equityholders, parents, incorporators, members, partners, financing sources, advisors or other Representative and each of such Person’s and each of the foregoing’s directors, officers and employees and each successor of any of the foregoing.

International Paper - Business Use

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).
“Release Date” has the meaning set forth in Section 5.9(c).
“Representatives” means, with respect to any Person, any and all directors, managers, partners, officers, employees, experts, consultants, financial advisors, auditors, counsel, accountants and other agents and authorized representatives of such Person.
“Required Funding Amount” has the meaning set forth in Section 3.4(c).
“Required Information” means (i) the Financial Statements, (ii) (a) (A) the unaudited interim combined balance sheets of the Business as of June 30, 2025 and (B) the related unaudited statements of comprehensive income, cash flows and changes in equity for the six months ended June 30, 2025, (b) if Closing has not occurred within 45 days after the last day of the fiscal quarter ending September 30, 2025, (A) the unaudited interim combined balance sheets of the Business as of the end of such fiscal quarter and (B) the related unaudited statements of comprehensive income, cash flows and changes in equity for such fiscal quarter and the portion of the fiscal year then ended and (c) if Closing has not occurred within 90 days after the end of fiscal year 2025, (A) the audited interim combined balance sheets of the Business as of December 31, 2025 and (B) the related audited statements of comprehensive income, cash flows and changes in equity for the Business for such 12-month period, which; provided that, the interim financial statements of the Business to be delivered pursuant to each of clauses (ii)(a) and (ii)(b) of this definition shall have been reviewed by the independent auditors of the Sellers as provided in AU 722 (Interim Financial Information); provided, further, that the Required Information need not include financial statements or information required by Rule 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, information regarding executive compensation rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information required by Item 402 of Regulation S-K, segment reporting and disclosure, projections, information that would customarily be provided by the initial purchasers in an offering of high yield debt securities under Rule 144A, a description of all or any portion of the Debt Financing, risk factors, financial statements or other financial data (including selected financial data) or other information customarily excluded from a Rule 144A offering memorandum related to the offering of high yield debt securities by a non-accelerated filer, (iii) a customary Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods covered by the financial statements provided and (iv) historical financial information regarding the Business that is reasonably required by Buyer to produce customary pro forma financial statements customary in private placements of non-convertible debt securities pursuant to Rule 144A and other financial and other data and other information regarding the Transferred Companies and the Business of the type and form and for the periods, in each case, customarily included in offering documents for private placements of non-convertible high-yield bonds under Rule 144A, and that is already prepared by or reasonably available to the Sellers in the form requested and not already in the possession of Buyer, which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements pursuant to Rule 144A.
“Resolution Period” has the meaning set forth in Section 1.3(d).
“Responsive Action” has the meaning set forth in Section 8.1(b)(iv)(A).

International Paper - Business Use

“Restricted Cash” means the aggregate amount of all cash or cash equivalents that are not freely usable, distributable or transferrable (including because it is subject to restrictions, limitations, penalties on use, distribution, or transfer by Law, Contract or otherwise) by any Transferred Company or any of its Subsidiaries (including security or similar deposits, bond guarantees, amounts held as collateral in respect of outstanding letters of credit, and cash or cash equivalents held in escrow or held by any Transferred Company or any of its Subsidiaries on behalf of third parties) or that are subject to any restrictions on repatriation; provided that Restricted Cash shall exclude (x) any Closing Cash that is subject to the adjustments described in clause (ii) of the definition of Closing Cash and (y) any Operating Cash.
“Restricted Period” has the meaning set forth in Section 4.15(a).
“Retained Business” means any business at any time conducted by any member of the Seller Group other than the Business conducted by the Transferred Companies and their respective Subsidiaries immediately before the Closing.
“Retained Environmental Liabilities” has the meaning set forth in Section 8.1(a) of the Disclosure Schedules.
“Retained Names” has the meaning set forth in Section 4.9(a).
“SAP License” has the meaning set forth in Section 4.29.
“SBSK Agreement” means the SBSK Agreement, dated after the date hereof, between US Holdco and International Paper, substantially in the form attached hereto as Exhibit M.
“Securities Act” has the meaning set forth in the Section 3.6.
“Sell-Off Period” has the meaning set forth in Section 4.9(b).
“Seller Designated Account(s)” has the meaning set forth in Section 1.2(b).
“Seller FSA” has the meaning set forth in Section 4.5(k).
“Seller Group” means the Sellers and their respective Affiliates, excluding any of the Transferred Companies or any of their respective Subsidiaries.
“Seller Limited Guaranty” means any guaranty, letter of credit, indemnity or contribution agreement or other similar agreement entered into by a member of the Seller Group in favor of any third party guaranteeing or assuring such third party of the payment of any actual or potential Losses or obligation of the Transferred Companies or their respective Subsidiaries to such third party.
“Seller Marks” means any and all Marks owned by the Sellers or their respective Affiliates (other than the Transferred Companies or their Subsidiaries).
“Seller Plan” means each Benefit Plan that a Seller or any of its Subsidiaries (other than the Transferred Companies and their respective Subsidiaries) sponsors, maintains or contributes to, or is required to sponsor, maintain or contribute to, for the benefit of the Business Employees or Former Business Employee.
“Seller Preferred Term Sheet” means the Seller Preferred Term Sheet attached hereto as Exhibit I.

International Paper - Business Use

“Seller Releasing Parties” has the meaning set forth in Section 4.18.
“Sellers” has the meaning set forth in the Preamble.
“Sellers Counsels” has the meaning set forth in Section 9.11(a).
“Separation Activities” has the meaning set forth in Section 4.23(a).
“Solvent” has the meaning set forth in Section 3.5.
“Specified Mill” means the Georgetown Mill and Pensacola Mill.
“Sponsor” has the meaning set forth in the Recitals.
“Standby Letter” has the meaning set forth in Section 5.9(h).
“Standup Costs” has the meaning set forth in Section 4.24(a).
“Standup Costs Cap” means $50,000,000.
“Stock Consideration” means a certain number of shares of Preferred Stock with an aggregate initial liquidation preference of $190,000,000, subject to the terms and conditions set forth in the Certificate of Designation.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than fifty (50) percent of such securities or ownership interests are, in each case, at the time directly or indirectly owned by such Person.
“Subsidies” has the meaning set forth in Section 2.24.
“Successorship Provisions” means the successorship provisions of an Applicable CBA as set forth in Section 2.16(a) of the Disclosure Schedules.
“Supply Agreements” means the Pine Chemicals Supply Agreement and the SBSK Agreement.
“Target Closing Environmental Credits” means $22,000,000.
“Target Closing Working Capital” means $681,700,000.
“Tax” means any U.S. federal, state or local or non-U.S. income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, escheat, gift, stamp, premium, good and services, harmonized sales, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, local compulsory health insurance contributions, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

International Paper - Business Use

“Tax Return” means any federal, state, local or non-U.S. Tax return, declaration, statement, report, election, designation, schedule, form or information return, including any attachment thereto and any amendment to any of the foregoing relating to Taxes.
“Tax Sharing Agreement” means any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement entered into prior to the Closing, binding any of the Transferred Companies or their respective Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than any such agreement or arrangement (i) solely among the Transferred Companies and their respective Subsidiaries or (ii) the primary purpose of which does not relate to Tax or the apportionment or allocation of Tax.
“Temporary License Agreement” means the Temporary License Agreement, dated after the date hereof, between US Holdco and International Paper, substantially in the form provided attached hereto as Exhibit J.
“Temporary Occupancy Agreement” means the Temporary Occupancy Agreement, dated as of the Closing Date, between US Holdco and International Paper, in the form attached hereto as Exhibit K.
“Termination Payment” has the meaning set forth in Section 7.3(a).
“Third-Party Claim” has the meaning set forth in Section 8.2(a).
“Third-Party Lease” has the meaning set forth in Section 2.11(a).
“Top Customers” has the meaning set forth in Section 2.10(a).
“Top Supplier” has the meaning set forth in Section 2.10(b).
“Transfer Taxes” has the meaning set forth in Section 5.5.
“Transferred Companies” has the meaning set forth in the Recitals.
“Transferred Company Group Securities” has the meaning set forth in Section 2.4(c).
“Transferred Information” means the Personal Information to be disclosed or conveyed to one party or any of its representatives or agents (a “Recipient”) by or on behalf of another party (a “Disclosing Party”) as a result of or in conjunction with the transaction contemplated by this Agreement, and includes all Personal Information disclosed to a Recipient prior to the execution of this Agreement.
“Transferred Interests” has the meaning set forth in the Recitals.
“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit G.
“Treasury Regulations” means the regulations prescribed under the Code.
“U.S. Company Plan” means a Benefit Plan that is not a non-U.S. Company Plan.
“Unions” means the labor unions that are party to one or more Applicable CBAs.

International Paper - Business Use

“US Business Employee” has the meaning set forth in the Employee Transfer Agreement.
“US Holdco” has the meaning set forth in the Recitals.
“US Holdco Interests” has the meaning set forth in the Recitals.
“US Pension Plan Participants” has the meaning set forth in Section 4.6(a)(i).
“WARN” has the meaning set forth in Section 4.5(m).
“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.
“Withheld Amount” has the meaning set forth in Section 5.9(b).
Section 10.2Construction. Unless the express context otherwise requires:
(a)any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter;
(b)the words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(c)the words “party” or “parties” shall refer to parties to this Agreement;
(d)the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof;
(e)references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified;
(f)all Exhibits and the Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or the Disclosure Schedules but not otherwise defined therein shall have the meaning given to such term in this Agreement;
(g)any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular;
(h)the term “dollars” and the symbol “$” mean the lawful currency of the United States;
(i)references to “ordinary course of business” means “ordinary course of business consistent with past practice”;
(j)references in this Agreement to the “United States” or “U.S.” mean the United States of America and its territories and possessions;
(k)whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import;

International Paper - Business Use

(l)the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;
(m)“writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;
(n)references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;
(o)references to any Person include the successors and permitted assigns of that Person;
(p)references from or through any date mean, unless otherwise specified, from and including or through and including, respectively;
(q)except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith;
(r)prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aide of construction or otherwise constitute evidence of the intent of any of the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of any such prior drafts or any such addition, deletion or modification;
(s)the parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement; and
(t)references to “made available,” “provided,” “delivered” or “furnished” to Buyer or any of its Affiliates means that the applicable document has been posted in the Data Room no later than 8:00 p.m. Eastern Time on the date of this Agreement.

International Paper - Business Use

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
INTERNATIONAL PAPER COMPANY
By    /s/ Brian N. McDonald
Name: Brian N. McDonald
Title: Vice President of Strategic Planning
INTERNATIONAL PAPER HOLDINGS (LUXEMBOURG) S.À.R.L.
By    /s/ Sandra Jankowski
    /s/ Belall Peermamode
    Name: Manacor (Luxembourg) S.à r.l.
Title: Manager A
By    /s/ Jean-Marc Servais
Name: Jean-Marc Servais
Title: Manager B
ENGLISH OAK, LLC

By: International Paper Company, its sole member
By    /s/ Brian N. McDonald
Name: Brian N. McDonald
Title: Vice President of Strategic Planning

International Paper - Business Use
[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
ABSORBENT FIBER TOPCO, INC.
By    /s/ Richard Hoffman
Name: Richard Hoffman
Title: President
ABSORBENT FIBER BIDCO, INC.
By    /s/ Richard Hoffman
Name: Richard Hoffman
Title: President
ABSORBENT FIBER ACQUISITIONS CANADA LTD.
By    /s/ Richard Hoffman
Name: Richard Hoffman
Title: President

International Paper - Business Use
[Signature Page to Securities Purchase Agreement]